UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 4)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Sea Pines Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock (No Par)

2)	Aggregate number of securities to which transaction applies:

2,756,050 shares

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$8.50 per share cash merger consideration

4)	Proposed maximum aggregate value of transaction:

$23,426,425

5)	Total fee paid:

$2,968.13

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Proxy Statement

February 10, 2005

Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of Sea Pines Associates, Inc. to be held at the Harbour Town Conference Center, 11 Lighthouse Lane, Hilton Head Island, South Carolina, on March 16, 2005 at 3:00 p.m. local time.

     At the special meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of July 27, 2004, by and among The Riverstone Group, LLC, RG Subsidiary Corporation and Sea Pines, as amended by an Amendment No. 1 to Agreement and Plan of Merger dated as of December 13, 2004, providing for the merger of RG Subsidiary Corporation, which is a wholly owned subsidiary of Riverstone, with and into Sea Pines. Sea Pines will be the surviving corporation in the merger and will become a wholly owned subsidiary of Riverstone. Under the proposed merger, holders of our common stock other than Sea Pines, Riverstone or any of their subsidiaries or holders perfecting their dissenters’ rights under South Carolina law will be entitled to receive $8.50 per share in cash, without interest, for each of their shares of common stock. This proxy statement explains the proposed merger and provides specific information concerning the special meeting. Please read these materials carefully.

     Your board of directors has unanimously adopted the merger agreement and recommends that the shareholders approve the merger agreement, a copy of which is attached as Annex A to this proxy statement. The board of directors believes that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, substantively and procedurally fair to and in the best interests of our unaffiliated shareholders. Therefore, the board of directors recommends that you vote in favor of the approval of the merger agreement. In reaching its decision, the board of directors considered, among other things, the opinion of Greenhill & Co., LLC, Sea Pines’ financial advisor, that, as of July 27, 2004 and subsequently affirmed by Greenhill & Co. by letter dated February 1, 2005, and subject to the considerations set forth in the opinion, the $8.50 per share cash consideration is fair from a financial point of view to Sea Pines shareholders other than Sea Pines, Riverstone or any of their subsidiaries. You are urged to carefully read and consider the written opinion of Greenhill & Co. dated July 27, 2004 and the affirming letter that are attached as Annex B to this proxy statement.

     The proposed merger is an important decision for Sea Pines and its shareholders. The proposed merger cannot occur unless, among other things, the merger agreement is approved by the affirmative vote of the holders of at least 80% of all votes entitled to be cast by the holders of the outstanding shares of common stock of Sea Pines. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote your shares personally. See “The Special Meeting of Sea Pines Shareholders — Revocability of Proxies” on page 52. Failure to vote either by proxy or in person at the special meeting will have the effect of a vote against the approval of the merger agreement. Your prompt cooperation will be greatly appreciated.

Sincerely,

Norman P. Harberger
Chairman

     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of this transaction or passed upon its fairness or merits or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

     This proxy statement is first being mailed to Sea Pines’ shareholders on or about February 10, 2005.

SEA PINES ASSOCIATES, INC.
32 Greenwood Drive
Hilton Head Island, South Carolina 29928

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SEA PINES ASSOCIATES, INC.:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Sea Pines Associates, Inc., a South Carolina corporation, will be held at the Harbour Town Conference Center, 11 Lighthouse Lane, Hilton Head Island, South Carolina, on March 16, 2005 at 3:00 p.m. local time, for the following purpose:

To consider and vote upon the approval of the Agreement and Plan of Merger, dated as of July 27, 2004, by and among The Riverstone Group, LLC, a Virginia limited liability company, RG Subsidiary Corporation, a South Carolina corporation, and Sea Pines Associates, Inc., as amended by an Amendment No. 1 to Agreement and Plan of Merger dated as of December 13, 2004, pursuant to which RG Subsidiary Corporation will merge with and into Sea Pines Associates, Inc., with Sea Pines Associates, Inc. as the surviving corporation.

     The board of directors has fixed the close of business on February 3, 2005 as the record date for the determination of shareholders entitled to receive notice of and to vote at this special meeting and at any adjournment thereof. A list of the shareholders as of the record date will be available at the special meeting and at Sea Pines Associates, Inc.’s principal offices, 32 Greenwood Drive, Hilton Head Island, South Carolina 29928, not later than the fifth business day following the date of this notice and continuing through the date of the special meeting.

     Shareholders who do not vote in favor of the approval of the Agreement and Plan of Merger are entitled to assert dissenters’ rights under Chapter 13 of the South Carolina Business Corporation Act and obtain payment for their shares if the merger is completed and if they comply with the procedures set forth in Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Annex C to the accompanying proxy statement.

     The merger is described in the accompanying proxy statement, which shareholders are urged to read carefully. A copy of the Agreement and Plan of Merger, along with the Amendment No. 1 to Agreement and Plan of Merger, is attached as Annex A to the accompanying proxy statement.

By Order of the Board of Directors
/s/ Peter Parrott
Peter Parrott Secretary

Hilton Head Island, South Carolina

February 10, 2005

Page

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
ANNEX A AGREEMENT AND PLAN OF MERGER AND AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B FAIRNESS OPINION	B-1
ANNEX C CHAPTER 13 OF THE SOUTH CAROLINA BUSINESS CORPORATION ACT	C-1
ANNEX D INFORMATION RELATING TO SEA PINES ASSOCIATES, INC., RG SUBSIDIARY CORPORATION AND THEIR DIRECTORS AND OFFICERS AND THE RIVERSTONE GROUP, LLC AND ITS MEMBERS, DIRECTORS AND OFFICERS	D-1
ANNEX E PROJECTIONS PRESENTED AT MAY 24, 2004 SEA PINES BOARD OF DIRECTORS MEETING	E-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	Riverstone will acquire Sea Pines by merging a wholly owned subsidiary of Riverstone into Sea Pines, with Sea Pines as the surviving corporation.

Q:	What will I receive in the merger?

A:	As one of our shareholders you will be entitled to receive $8.50 in cash, without interest, for each share of our common stock that you hold, unless you are Sea Pines, Riverstone, or one of its subsidiaries or you perfect your dissenters’ rights under South Carolina law.

Q:	What will holders of Sea Pines’ deferred shares receive in the merger?

A:	All deferred shares awarded under the Sea Pines’ deferred issuance stock plan and director stock compensation plan and not forfeited before the effective time of the merger will be deemed paid and issued at the effective time of the merger and will be entitled to receive the per share merger consideration in the merger.

Q:	Does the board of directors recommend approval of the merger agreement?

A:	Yes. After careful consideration, the board of directors recommends that you vote “FOR” the merger proposal on the enclosed proxy card. For a more complete description of the recommendation of the board of directors and the reasons for its recommendation, see “Special Factors — Recommendation of the Board of Directors” and “Special Factors — Reasons for Recommendation of the Board of Directors” beginning on page 25.

Q:	What vote is required to approve the merger agreement?

A:	Holders representing at least 80% of all of our outstanding shares of common stock must vote to approve the merger agreement. As of the record date, Riverstone owned 26.61% of our outstanding common stock and has agreed to vote its shares in favor of approving the merger agreement, and our directors and executive officers who have indicated their intention to vote their shares in favor of approving the merger agreement collectively held 706,000 shares, or approximately 19.61%, of our outstanding common stock. If all those shares, which collectively represent approximately 46.22% of our outstanding common stock, are so voted, the affirmative vote of an additional 1,216,401 shares, or approximately 33.78%, of our outstanding common stock (representing approximately 63% of the shares not held by Riverstone or our directors and executive officers) is required to satisfy the voting requirement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger proposal will affect you. You also may want to review the documents referenced under “Where Shareholders Can Find More Information” on page 93 and consult with your accounting, legal and tax advisors. You should then mark your vote on, sign, date

v

and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

Q:	What rights do I have if I oppose the merger?

A:	If you oppose the merger you may vote against it or abstain from voting, which will have the effect of voting against the merger. You also may assert dissenters’ rights, but only if you comply with all of the South Carolina law procedures explained in the section entitled “Dissenters’ Rights” beginning on page 69 and in Annex C to this proxy statement.

Q:	Who can vote on the merger?

A:	All common shareholders of record as of the close of business on February 3, 2005 are entitled to receive notice of, and to vote at, the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, a paying agent will send you a transmittal form and written instructions for exchanging your stock certificates.

Q:	How do I vote my shares?

A:	You may indicate how you want to vote on your proxy card and then sign, date, and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person instead of submitting a proxy.

If you fail to vote in favor of the approval of the merger agreement using any of the permitted methods of voting, or if you mark your proxy “abstain,” the effect will be the same as a vote “against” the merger agreement. If you sign and send in your proxy without indicating how you want to vote, your proxy will be counted as a vote “for” approval of the merger agreement unless your shares are held in a brokerage account.

Q:	If my shares are held in a brokerage account, will my broker vote those shares for me?

A:	No. Your broker will NOT be able to vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Failure to provide your broker with instructions to vote “for” the merger will have the same effect as a vote “against” the merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the vote takes place at the special meeting. To do so, you may either complete and submit a new proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and hold your shares in an account with a broker, bank or other nominee, you must obtain from that broker, bank or nominee a proxy issued in your name. The last recorded vote in person or by proxy will be what is counted at the meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the special meeting.

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:	Generally, if you hold your shares as a capital asset, you will recognize capital gain or loss, which is measured by the difference between the cash you receive in the merger and your adjusted tax basis in your Sea Pines shares surrendered. This gain or loss will be long term capital gain or loss if you have held your shares more than one year at the effective time of the merger. To review the federal income tax consequences in greater detail, see “Special Factors — Material Federal Income Tax Consequences” beginning on page 48.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What other matters will be voted on at the special meeting?

A:	We are unaware of any other matters to be voted on at the special meeting.

Q:	What happens in the merger to our outstanding Series A preferred shares and junior subordinated debenture?

A:	Nothing happens to our outstanding Series A preferred shares or junior subordinated debenture in the merger; but as soon as practicable following the consummation of the merger, Riverstone will lend us money to:

•	pay all unpaid dividends on our outstanding Series A preferred shares,

•	redeem all of our outstanding Series A preferred shares, and

•	pay all amounts that we owe under our outstanding junior subordinated debenture held by Sea Pines Associates Trust I.

We will use the above described money to make the above described payments to holders of our Series A preferred shares and junior subordinated debenture. Under the terms of its trust agreement, Sea Pines Associates Trust I will use the proceeds of the payment of the debenture to redeem its trust preferred securities.

Q:	Whom may I contact with any additional questions?

A:	If you have more questions about the merger or would like additional copies of this proxy statement, you should contact our Executive Offices at (843) 842-1824.

SUMMARY TERM SHEET

     This summary term sheet highlights the material terms of the proposed merger of Sea Pines and merger sub and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the annexes and the documents to which we refer.

     In this proxy statement the term “Riverstone” refers to The Riverstone Group, LLC, the term “merger sub” refers to RG Subsidiary Corporation, the terms “Sea Pines”, “we”, “us” and “our” refer to Sea Pines Associates, Inc., the term “Greenhill & Co.” refers to Greenhill & Co., LLC, the term “Sea Pines Company” refers to Sea Pines Company, Inc., the term “Sea Pines Real Estate” refers to Sea Pines Real Estate Company, Inc. and the terms “you” and “your” refer to holders of common stock of Sea Pines. In addition, when we refer to “common stock,” we are referring to the voting common stock, no par value, of Sea Pines, and when we refer to “unaffiliated shareholders,” we are referring to shareholders who do not control, are not controlled by, and are not under common control with, Sea Pines.

The Merger (page 55)

     The merger will be effected by having Riverstone’s wholly owned subsidiary, RG Subsidiary Corporation, merge with and into Sea Pines. Sea Pines will continue as the surviving corporation and will become a wholly owned subsidiary of Riverstone.

     In the merger, all shares of our common stock will be converted into the right to receive $8.50 per share in cash, without interest, other than shares held by Sea Pines, Riverstone or any of their subsidiaries or by shareholders perfecting their dissenters’ rights under South Carolina law. The cash amount of $8.50 per share may be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other similar change affecting our common stock. In this proxy statement, we refer to the $8.50 per share cash payment, as it may be adjusted, without interest, as the “per share merger consideration.”

The Companies (page 54)

     Sea Pines

     Sea Pines was organized principally to acquire, own and operate certain resort assets located in Sea Pines, a 5,300-acre master planned resort community on Hilton Head Island, South Carolina. Our principal executive offices are located at 32 Greenwood Drive, Hilton Head Island, South Carolina 29928 and our telephone number is (843) 785-3333.

     Riverstone and RG Subsidiary Corporation

     Riverstone is a privately held owner-operator of premier resort and hospitality properties and RG Subsidiary Corporation is a wholly owned subsidiary of Riverstone. RG Subsidiary Corporation was formed for the purpose of effecting the merger and has not engaged, and does not expect to engage, in any business other than in connection with the merger. The principal executive offices of Riverstone and the merger sub are located at 901 East Cary Street, Suite 1500, Richmond, Virginia 23219 and their telephone number is (804) 643-4200.

Shareholder Vote (page 52)

     To approve the merger agreement, we must receive the affirmative vote of the holders of at least 80% of all votes entitled to be cast by the holders of our outstanding shares of common stock. As of the record date, 3,600,500 shares of our common stock were outstanding. As of the record date, Riverstone held 958,000 shares, or approximately 26.61%, of our outstanding common stock and has agreed to vote its shares in favor of the approval of the merger agreement. By virtue of the 80% approval requirement and the fact that Riverstone only owns 26.61% of our outstanding common stock, to approve the merger agreement we must receive the affirmative vote of the holders of more than a majority of our outstanding common stock other than the common stock owned by Riverstone.

     As of the record date, our directors and executive officers collectively held 706,000 shares, or approximately 19.61%, of our outstanding common stock. Each of our directors and executive officers has indicated that he or she intends to vote in favor of the approval of the merger agreement. After giving effect to the shares to be voted by Riverstone and our directors and executive officers, which collectively represent approximately 46.22% of our outstanding common stock, the affirmative vote of an additional 1,216,401 shares, or approximately 33.78%, of our common stock is required to satisfy the voting requirement.

The Special Meeting (page 51)

     A special meeting of our shareholders will be held at the Harbour Town Conference Center, 11 Lighthouse Lane, Hilton Head Island, South Carolina, on March 16, 2005 at 3:00 p.m. local time. At the special meeting, you will be asked to consider and vote on a proposal to approve the merger agreement described in this proxy statement. Only holders of shares of our common stock who are holders at the close of business on the record date, February 3, 2005, will be entitled to receive notice of, and to vote at, the special meeting.

Interests of Certain Persons in the Merger (page 44)

     It is expected that our management, in general, will continue as management following consummation of the merger. Our key managers are parties to change of control severance agreements that provide them with significant economic protection if they are fired without “cause” or quit with “good reason,” in each case as defined in the severance agreements, within 12 months after the effective date of a “change of control” as defined in the severance agreements. The merger is a “change of control” under the severance agreements. The total amount payable to our executive officers if their severance payments were triggered is $481,226.

     Additionally, all deferred shares awarded under our deferred issuance stock plan and our director stock compensation plan and not forfeited before the effective time of the merger will be deemed paid and issued at the effective time of the merger and will be entitled to receive the per share merger consideration in the merger. As of the date of this proxy statement, 113,550 deferred shares have been awarded, of which 43,900 are held by our directors and executive officers. The outstanding deferred shares will be converted into the right to receive $965,175 in cash at the effectiveness of the merger, $373,150 of which will be receivable by our directors and executive officers.

     Some of our directors or their spouses own our Series A preferred shares and/or trust preferred securities issued by Sea Pines Associates Trust I. If the merger occurs, the merger agreement requires Sea Pines to redeem all outstanding Series A preferred shares and to pay off its debenture to Sea Pines Associates Trust I, which would result in the redemption of all trust preferred securities issued by the trust. As of October 31, 2004, the total amount payable to our directors or their spouses on the redemption of the Series A preferred shares and trust preferred securities held by them was $68,193.

     We discontinued our practice of paying cash retainers and meeting fees to non-employee directors as of March 2001, replacing those payments with annual stock grants made pursuant to our director stock compensation plan. If the merger occurs, our directors would cease to be directors and would thus be ineligible for any further awards under the plan.

     Our directors also are entitled to discounts at various facilities owned by us for golf fees, restaurant purchases and retail purchases and are provided complimentary tickets to events sponsored by us. These benefits continue following a director’s service on the board, for a period of time equal to the number of years served as a director. If the merger occurs, the benefit continuation called for by existing policy would apply to each director.

Fairness of the Merger (page 25)

     Our board of directors has determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, substantively and procedurally fair to and in the best interests of our unaffiliated shareholders. In reaching this conclusion our board of directors considered the following favorable factors, among others:

•	the fact that the merger provides a return for our unaffiliated shareholders that our board of directors believes cannot be assured by continued operations under our existing structure as a thinly-traded, highly-leveraged public company;

•	the requirement in the merger agreement that our preferred shares and junior subordinated debenture be redeemed, and all dividends and interest due on them would be paid, which would also result in the redemption of all trust preferred securities;

•	the belief that Riverstone is in a better position to provide the capital needed for timely improvement of our assets;

•	the expectation that the most likely alternative to the Riverstone acquisition would be to raise cash by selling certain properties and development rights to one or more developers, which would fragment ownership of our properties, thereby increasing the likelihood of overdevelopment in Sea Pines Plantation, which we believe is a material consideration for our unaffiliated shareholders (approximately 50% of the common stock held by our unaffiliated shareholders is held by Sea Pines Plantation property owners), and decreasing the value of our retained properties;

•	the belief that Riverstone’s track record of operating other properties indicates that Riverstone will cause Sea Pines to be operated following the acquisition in a manner aimed at keeping Sea Pines Plantation in the top rank of resort/residential communities, which we believe is a material consideration for our unaffiliated shareholders (approximately 50% of the common stock held by our unaffiliated shareholders is held by Sea Pines Plantation property owners);

•	the uncertainty of any potential alternative transaction that would yield a superior value to our unaffiliated shareholders;

•	the relationship of the $8.50-per-share merger consideration to the prices at which offers to purchase our common stock have been made on our website bulletin board, none of which exceeded $5.00 per share in fiscal year 2003 or $3.50 per share in fiscal year 2004;

•	the liquidity and certainty of value presented to our unaffiliated shareholders by the all-cash merger consideration;

•	the fact that, given the current ownership of our common stock, the affirmative vote of approximately 63% of the shares of common stock held by our unaffiliated shareholders must be received in order for the merger agreement to be approved under our articles of incorporation; and

•	the opinion of Greenhill & Co. that the consideration to be received by the holders of our common stock, other than us and our subsidiaries and Riverstone and its subsidiaries, is fair from a financial point of view.

     Our board of directors also considered a number of unfavorable factors, including but not limited to the following:

•	the potential diversion of management resources from operational matters;

•	the prohibitions in the merger agreement from soliciting alternative transactions;

•	the fact that gains arising from an all-cash transaction would be taxable to holders of common stock for United States federal income tax purposes;

•	the possibility of having to pay Riverstone a $1.25 million termination fee pursuant to the merger agreement; and

•	the possibility of not receiving shareholder approval and having to bear at least one-half of our legal fees and Greenhill & Co.’s fairness opinion fee.

     Even though our board of directors did not solicit offers from potential acquirers other than Riverstone, our board of directors believes that the merger is fair to unaffiliated shareholders for the reasons stated above.

Position of Riverstone, Merger Sub and William H. Goodwin, Jr. as to the Fairness of the Merger (page 44)

     Riverstone, the merger sub and Mr. Goodwin each believes that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to our unaffiliated shareholders. For a description of the bases for their beliefs, see “Special Factors — Position of Riverstone, Merger Sub and William H. Goodwin, Jr. as to the Fairness of the Merger” beginning on page 44.

Opinion of Financial Advisor (page 28)

     In deciding to adopt the merger agreement and the merger, one factor our board of directors considered was the opinion of our financial advisor, Greenhill & Co. Greenhill & Co. rendered an opinion to the board of directors that, as of July 27, 2004, and subject to the considerations set forth in the opinion, the per share merger consideration to be received by Sea Pines’ shareholders other than Sea Pines, Riverstone and their subsidiaries is fair from a financial point of view. Greenhill & Co. subsequently affirmed the opinion by letter dated February 1, 2005. The full texts of Greenhill & Co.’s opinion, dated July 27, 2004, and the affirming letter are attached as Annex B to this proxy statement.

Merger Financing and Guarantee (page 47)

     The estimated total amount of funds necessary to pay the merger consideration is approximately $23.5 million. In addition, Riverstone has committed to provide to Sea Pines, following the merger, the approximately $5.1 million necessary to pay all accrued but unpaid dividends on, and for the redemption of, all of our Series A preferred shares and to pay all amounts owed in connection with the junior subordinated debenture issued to Sea Pines Associates Trust I. The payment of the debenture will provide funds for the redemption of the trust preferred securities in accordance with the trust agreement of Sea Pines Associates Trust I. Although Riverstone would be acquiring Sea Pines subject to its existing debt, Riverstone is not assuming, and has not committed to provide Sea Pines with funds to repay, any of Sea Pines’ other debt obligations in connection with the merger. Those other debt obligations will survive the merger as obligations of Sea Pines.

     Completion of the merger is not contingent on obtaining any additional financing. In addition, William H. Goodwin, Jr., the chairman of Riverstone, has personally guaranteed the full and timely performance by Riverstone and the merger sub of their obligations under the merger agreement.

Regulatory Approvals (page 47)

     We do not expect that we will be required to file a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and we are not aware of any other material regulatory requirements that must be complied with, or approval that must be obtained, in connection with the merger.

Redemption of Series A Preferred Shares and Payment of Junior Subordinated Debenture (page 48)

     As soon as practicable, but no later than 10 days after the merger, Riverstone will lend us money to:

•	pay all unpaid dividends on our outstanding Series A preferred shares,

•	redeem all of our outstanding Series A preferred shares, and

•	pay all amounts that we owe under our outstanding junior subordinated debenture held by Sea Pines Associates Trust I.

We will use the above described money to make the above described payments to holders of our Series A preferred shares and junior subordinated debenture. Under the terms of its trust agreement, Sea Pines Associates Trust I will use the proceeds of the payment of the debenture to redeem its trust preferred securities.

Conditions to the Merger (page 63)

     The merger is conditioned upon the approval of the merger agreement by holders of at least 80% of the issued and outstanding shares of our common stock. Other conditions include:

•	the absence of pending or threatened litigation seeking to prohibit the merger or to materially limit ownership or operation of Sea Pines by Riverstone;

•	the parties’ respective representations and warranties in the merger agreement being true and correct in all material respects, subject to specified exceptions;

•	the parties having not breached, in any material respect, any covenant, obligation or other agreement under the merger agreement;

•	the parties having delivered all required closing certificates;

•	no material adverse effect having occurred with respect to Sea Pines;

•	no company triggering event, as discussed under the heading “The Merger Agreement - Conditions to the Merger” beginning on page 63, having occurred; and

•	the fairness opinion of Greenhill & Co. having not been withdrawn prior to the effective time of the merger.

Acquisition Proposals; Agreement Not to Solicit (page 59)

     Under the terms of the merger agreement, we have agreed not to:

•	solicit any acquisition proposal, as discussed under the heading “The Merger Agreement — Non-Solicitation of Acquisition Proposals” on page 59,

•	grant any waiver or release under any standstill agreement with respect to any class of our equity securities or the capital stock of any of our subsidiaries, or

•	enter into an agreement with respect to any acquisition proposal or approve or recommend any acquisition proposal;

except to the extent that Sea Pines receives an unsolicited acquisition proposal that our board of directors in its good faith business judgment concludes is a superior offer or is reasonably likely to lead to a superior offer. In general, for an acquisition proposal to qualify as a “superior offer”, our board of directors must reasonably and in good faith conclude that such proposal is more favorable to our shareholders, from a financial point of view, than the proposed merger described in this proxy statement after taking into account, among other things, all legal, financial, regulatory and other aspects of that proposal.

     In addition, for a proposal to qualify as a superior offer the proposal must be for

•	all or substantially all of our assets, or

•	a majority of our total outstanding voting securities,

and as a result of the proposed transaction the shareholders of Sea Pines immediately preceding the transaction would hold less than 50% of the equity interests in the surviving or resulting entity of the transaction or any direct or indirect parent or subsidiary thereof.

Termination of the Merger Agreement (page 65)

     The parties may mutually agree to terminate the merger agreement at any time before the merger. In addition, the merger agreement may be terminated for a number of reasons, including:

•	by us or Riverstone if the closing of the merger has not occurred by March 31, 2005, except that the right to terminate the merger agreement in this situation is not available to any party whose failure to fulfill any of its obligations under the merger agreement caused, or resulted in, the failure of the closing to occur by March 31, 2005;

•	by us or Riverstone if the required shareholder approval is not obtained at the special meeting, except that a party may not terminate the merger agreement based on a failure to obtain shareholder approval if that party has breached or failed to comply with specific provisions of the merger agreement relating to the special meeting;

•	by Riverstone, within 15 days after the occurrence of a company triggering event, as discussed under the heading “The Merger Agreement — Conditions to the Merger” beginning on page 63; or

•	by us if we accept another acquisition proposal, provided that the acceptance is made in accordance with the provisions of the merger agreement relating to non-solicitation of acquisition proposals.

Termination Fee (page 67)

     We have agreed to pay to Riverstone a termination fee equal to $1.25 million if:

•	in connection with an acquisition proposal, we terminate the merger agreement or change our recommendation;

•	Riverstone terminates the merger agreement within 15 business days after a company triggering event, as discussed under the heading “The Merger Agreement — Conditions to the Merger” beginning on page 63;

•	Riverstone terminates the merger agreement because we breach our obligations under the provisions of the merger agreement relating to non-solicitation of acquisition proposals; or

•	Riverstone terminates the merger agreement because the required approval of our shareholders is not obtained following a breach by us of specified covenants in the merger agreement relating to the special meeting; and

we consummate any acquisition proposal, other than one made with Riverstone or its affiliates, that is announced before or within 12 months after termination of the merger agreement.

Federal Income Tax Consequences (page 48)

     Generally, the merger will be taxable for U.S. federal income tax purposes, resulting in taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares.

Dissenters’ Rights (page 69)

     South Carolina law permits you to dissent from the merger and to obtain payment for your shares. To do this, you must follow specified required procedures, including

•	the filing of certain notices and

•	refraining from voting your shares in favor of the approval of the merger agreement.

If you dissent from the merger and perfect your dissenters’ rights under Chapter 13 of the South Carolina Business Corporation Act, your shares of our common stock will not become the right to receive the merger consideration, and your only right will be to receive the fair value of your shares in cash as determined under South Carolina law.

SEA PINES SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for Sea Pines as of and for each of the last five fiscal years. No pro forma data giving effect to the merger have been provided because Sea Pines does not believe that such information is material to shareholders evaluating the proposed merger and merger agreement since (1) the proposed merger consideration is all cash and (2) if the merger is completed, all of Sea Pines’ common stock will be owned by either Riverstone or the merger sub.

     The selected historical data set forth below have been derived from and should be read in conjunction with Sea Pines’ consolidated financial statements, accompanying notes and other financial information appearing elsewhere in this proxy statement.

	Years Ended October 31,
	2004	2003	2002	2001	2000
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:

Revenues	$65,653	$56,935	$54,692	$53,851	$52,765
Costs and expenses	$62,510	$55,548	$51,790	$52,561	$51,677
Income from operations	$3,143	$1,387	$2,902	$1,290	$1,088
Interest expense	$(2,512)	$(2,271)	$(2,392)	$(2,771)	$(1,426)
Other (expense) income (1)	$(256)	$(5,526)	$(270)	$(1,623)	$(149)
Net income (loss) (1)	$375	$(6,464)	$197	$(2,674)	$(389)
Net income (loss) attributable to common stock	$215	$(6,624)	$37	$(2,834)	$(730)
Per share of common stock
Net (loss) income	$0.06	$(1.85)	$0.01	$(0.80)	$(0.23)
Income (loss) from continuing operations; basic and diluted	$0.06	$(1.85)	$0.01	$(0.80)	$(0.23)
Weighted average shares outstanding	3,595	3,580	3,568	3,554	3,174

	October 31,
	2004	2003	2002	2001	2000

Consolidated Balance Sheet Data:

Current assets	$6,566	$6,614	$5,894	$4,259	$5,017
Real estate assets, net	$43,671	$45,861	$47,416	$49,516	$50,310
Total assets	$50,628	$52,814	$54,511	$55,172	$56,994
Current liabilities	$9,938	$8,510	$7,223	$7,495	$8,802
Long-term obligations, less current portion	$37,650	$41,451	$37,948	$38,498	$36,236
Shareholders’ equity (1)	$3,040	$2,853	$9,340	$9,179	$11,956

Sea Pines’ net book value per share at October 31, 2004 was $0.84.

(1) Litigation expenses totaling $6,324 were recorded during fiscal year 2003, as discussed in Note 5 to Sea Pines’ consolidated financial statements for the year ended October 31, 2003 appearing elsewhere in this proxy statement.

SEA PINES RATIO OF EARNINGS TO FIXED CHARGES

     Sea Pines has computed its ratio of earnings to fixed charges for each of its two most recent fiscal years on a consolidated basis. The ratio was computed by dividing earnings (earnings from continuing operations before taxes, adjusted to exclude fixed charges from continuing operations) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense on borrowings and other, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.

	Fiscal Years Ended
	October 31,
(Dollars in thousands)	2004	2003

Earnings (loss) from continuing operations:
Earnings (loss) from continuing operations before taxes	$375	$(6,410)

Adjustments:
Fixed charges from continuing operations	2,593	2,337

Earnings (loss) as adjusted	$2,968	$(4,073)

Fixed charges from continuing operations:
Total interest expense, including interest expense on borrowings and other	$2,512	$2,271
Interest included in rent	17	24
Amortization of debt issue costs	64	42

Total fixed charges from continuing operations	$2,593	$2,337

Ratio of earnings to fixed charges (excess of fixed charges over earnings)	1.1x	$(6,410)

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Information provided herein that are not statements of historical fact may contain “forward-looking” information. Generally, these forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. The words “expects,” “anticipates,” “believes,” and similar words generally signify a “forward-looking” statement. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, you are urged not to place undue reliance on forward-looking statements. Sea Pines undertakes no obligation to update or revise this proxy statement for forward-looking statements to reflect future developments. In addition, Sea Pines undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements included in the disclosures contained in this proxy statement include the following:

•	Risks Related to Resort Operations. The risks associated with Sea Pines’ resort operations include,

o	the intense competition among local, regional and national resorts,

o	the dependence upon Sea Pines and Hilton Head Island continuing to be considered as prime destination resort areas,

o	the seasonality of the resort business,

o	economic or other conditions which may adversely affect tourism, vacation resorts or the vacation or retirement home industries, generally,

o	the impact of the 2001 terrorist attacks on the travel and resort industry and Sea Pines,

o	the possibility of additional terrorist attacks,

o	adverse weather conditions including the consequences of a hurricane,

o	the possibility of oil or hazardous waste spills offshore,

o	the impact of increased fuel or other transportation costs on travel,

o	adverse changes in applicable environmental regulation and

o	the possible loss of Sea Pines’ national golf tournament.

There can be no assurance that Sea Pines will be able to compete successfully in the future with existing and future competitors, or that Sea Pines and Hilton Head Island will be able to continue to attract the level of resort business Sea Pines has experienced in the past.

•	Risks Related to Real Estate Brokerage Operations. Risks associated with Sea Pines’ real estate brokerage operations include,

o	general reductions in resort visitors,

o	rising interest rates,

o	other economic conditions which may adversely affect real estate sales in general or vacation or second-home sales in particular,

o	competition from other real estate brokerage firms and

o	the loss of key brokers or sales executives.

•	Risks Related to Litigation and Other Factors. Other factors which could affect Sea Pines’ operations include,

o	the risk of adverse outcomes on litigation,

o	the availability of adequate capital to finance possible future capital improvements and repairs, and

o	the loss of key members of management.

•	Risks Related to the Proposed Merger. Risks associated with the proposed merger include,

o	the proposed transaction is subject to various closing conditions and these conditions may not be satisfied, and

o	the proposed transaction may not close for other reasons.

SPECIAL FACTORS

Background of the Merger

     Sea Pines has been a highly-leveraged business since its founding in 1987. A large fraction of Sea Pines’ operating cash flow has historically been devoted to interest payments on bank debt, repayments of debt principal, dividends on preferred stock and — in more recent years — interest on trust preferred securities. As a result, only a limited portion of operating cash flow has been available for reinvestment in asset improvements, which are essential in Sea Pines’ competitive industry.

     In 2003, Sea Pines’ already-high debt burden was increased by $5.9 million, from $31.9 million to $37.8 million, as a result of a lawsuit brought by Grey Point Associates against Sea Pines Company. A Settlement Agreement and Release in that case required a $5.9 million payment to Grey Point Associates. That entire amount was obtained from Wachovia Bank as a judgment loan, which bears interest at the London Interbank Offered Rate plus 2.35%. Interest on the judgment loan is payable monthly, and the principal balance is due on November 15, 2005 (originally July 30, 2005, but extended on July 22, 2004 to the current maturity date). Approximately $2 million of Sea Pines’ pre-existing bank debt must also be repaid during this period.

     The board of directors concluded that Sea Pines’ operating cash flow would not be sufficient to make these repayments and to make necessary asset improvements on its properties and that some assets must be sold to meet Sea Pines’ debt repayment obligations and to fund the most urgently needed asset improvements, the cost of which was estimated to be approximately $19.4 million. This figure does not include the cost of other potential projects considered by the board of directors to be needed to keep Sea Pines competitive with other resort operators, examples of which are the redevelopment of the Plantation Club property to include a new golf clubhouse to serve the Ocean and Sea Marsh golf courses and possibly to include a small inn or hotel of up to 100 rooms, and the redevelopment of the Sea Pines Beach Club property to include expanded and improved parking areas, a restaurant, restrooms, a retail store and possibly a swimming pool.

     With these facts in mind, the board of directors began a systematic exploration of asset sale alternatives. In August 2003, the board of directors appointed a special committee to identify, engage and work with an independent qualified advisor in this connection — an advisor with extensive experience in the resort, hospitality and real estate development industries. A request for proposal was sent to seven candidate firms. After reviewing the responses, and interviewing the leading candidates, the board of directors engaged PKF Consulting based upon that firm’s industry experience and knowledge of Sea Pines and its competitors. The board of directors did not engage PKF Consulting to assist in the sale of any assets or stock, in part because it did not want its advisor to have a financial interest in the results of its report.

     PKF Consulting, a wholly owned subsidiary of Hospitality Asset Advisors International, is an international firm of management consultants, industry specialists, and appraisers who provide a full range of services to the hospitality, real estate, and tourism industries. PKF

Consulting’s assignment was to provide an analysis, conclusions and recommendations covering the following matters:

•	to identify the fair market value of Sea Pines as an ongoing business;

•	to identify and assess the potential impact of economic and geopolitical events on Sea Pines’ fair market value;

•	to determine the fair market value of the undeveloped parcels of land owned by Sea Pines;

•	to evaluate the net effect the sale of the undeveloped parcels would have on the market value of other Sea Pines assets;

•	to determine the break-up value of Sea Pines if assets were to be sold individually or in logically-related groups; and

•	to identify potential purchasers of selective clusters of Sea Pines-owned assets or, alternatively, Sea Pines in its entirety.

     PKF Consulting was paid a fee of $100,000 plus reimbursable expenses totaling $6,720 for the completion of its report. The payment terms included an advance retainer of $60,000 upon execution of the consulting contract and payment of the balance of the professional fee and expenses upon acceptance of the final report by the board of directors. There were no instructions to or limitations placed upon PKF Consulting in the completion of its consulting assignment.

     In connection with its report, PKF Consulting met with representatives of Sea Pines and interviewed other business leaders in the community. PKF Consulting also analyzed the leisure group visitation patterns on Hilton Head Island and the past five years of historical operating performance of each business unit within Sea Pines. PKF Consulting reviewed all pertinent leases affiliated with Sea Pines and also reviewed recent appraisals of several properties owned by Sea Pines and five developable tracts of land within Sea Pines Plantation. In addition, PKF Consulting developed estimates of the enterprise value of Sea Pines through a sensitivity analysis. For the sensitivity analysis, PKF Consulting analyzed five different scenarios allocating different multi-family density units, mixed use and commercial/retail developments to various Sea Pines properties which produced estimated enterprise values ranging from $99.7 million to $103.1 million. PKF Consulting conducted its evaluation during the month of October 2003, using financial operating information as of August 31, 2003 and an interim balance sheet as at September 20, 2003.

     PKF Consulting delivered its findings on the above issues at a meeting of the special committee on November 19, 2003. PKF Consulting reported that the potential fair market value of Sea Pines was approximately $103,070,000, if the assets of Sea Pines were sold individually at an imputed highest and best use, and based on stabilized income. PKF Consulting advised that this figure could be as much as 20% lower if Sea Pines were sold to a single buyer as an ongoing business. PKF Consulting advised that a single buyer would typically apply some level of discount when purchasing all of Sea Pines’ assets and assuming all of its liabilities. Therefore, it is possible that a single buyer would pay a price in the range of $82,500,000 to $103,070,000 for Sea Pines as an ongoing business.

     Although PKF Consulting’s report acknowledged that the industry sectors in which Sea Pines operates could experience improved financial results over the next several years and indicated that the fair market value of Sea Pines could increase 12 to 15% if normal business conditions returned by 2005 or 2006, it also noted that Sea Pines required significant capital investment to remain competitive. The report also noted that the break-up value of all the assets if sold individually or in logically-related groups would likely result in a slight discount from the value of those assets sold as a whole. The report further estimated the “as-is” value of Sea Pines’ undeveloped assets to be approximately $10.3 million and stated that these assets could be sold separately to third-party developers without affecting the fair market value of Sea Pines’ core assets in the hospitality and golf businesses. PKF Consulting, however, could not assess the likelihood that the undeveloped assets could in fact be developed in a manner consistent with their highest and best uses.

     The written materials presented by PKF Consulting in connection with its report have been filed as Exhibit (c)(3) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with this merger, and the foregoing summary of PKF Consulting’s report is qualified by reference to that Exhibit. The written materials will be available for inspection and copying at Sea Pines’ principal executive offices during regular business hours by any interested shareholder or any representative of the shareholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

     At a meeting of the board of directors held on December 15, 2003, the board engaged in discussions about the strategic options available to it, including the sale of Sea Pines in its entirety, the sale of a significant portion of Sea Pines assets, the sale of a select few assets of Sea Pines and joint venture arrangements. The board of directors determined that it needed better guidance on possible courses of action to maximize shareholder value and appointed a special committee to recommend a financial advisor that would assist in the development of a course of action that would maximize the value of Sea Pines. Directors Marc Puntereri and Kathleen Speer were appointed to the special committee. Members of the special committee were instructed not to make individual decisions on behalf of Sea Pines but to provide recommendations and report their findings to the board of directors. Members of the special committee were not compensated for their efforts.

     The special committee sent out requests for proposals to a variety of regional and national investment banking firms, seeking first an assessment of the potential value and salability of Sea Pines or selected assets, and, second, at Sea Pines’ choice, to assist Sea Pines in securing qualified purchasers of some, or all, of Sea Pines’ assets or stock, or, alternatively, to assist Sea Pines in a recapitalization. At a meeting of the board of directors held on January 26, 2004, Mrs. Speer reported that the special committee had preliminary discussions with various potential advisors about their engagement and their proposed fee arrangements. The board of directors narrowed the list of potential advisors and directed the special committee to obtain refined proposals from the remaining advisors. At this meeting, the board of directors had a lengthy discussion about the possibility of contacting William H. Goodwin, Jr., the chairman of Riverstone, which owns approximately 26.61% of the issued and outstanding common stock of Sea Pines, about Riverstone’s potential interest in a purchase of Sea Pines, as Mr. Goodwin had from time to time in the past made informal statements to some of the members of the board of directors indicating to them that he might be open to pursuing such a transaction. The board of directors instructed the special committee to contact Riverstone to inquire about Riverstone’s interest in acquiring Sea Pines. The board of directors also discussed the possibility of exploring potential sales of individual assets at the same time that it explored other alternatives and authorized Michael E. Lawrence, the chief executive officer of Sea Pines, to proceed with discussions with potential buyers of individual assets.

     Immediately following the board of directors meeting on January 26, 2004, Mr. Puntereri and Mrs. Speer telephoned Mr. Goodwin. Mr. Puntereri briefed Mr. Goodwin on the board of directors’ determination to engage a financial advisor to help the board of directors evaluate the strategic options available to Sea Pines. Mr. Goodwin responded that although Riverstone might be interested in investigating whether an acceptable transaction to purchase Sea Pines could be negotiated, he could not commit to move forward with a transaction at that time.

     Since the suggestion of acquiring Sea Pines had not been expected by Riverstone, its immediate reaction was that it could not commit to move forward with a transaction. However, after the suggestion was made on behalf of Sea Pines, Riverstone decided that in view of the long relationship of Riverstone’s principals with the Sea Pines community (Mr. Goodwin has owned property in Sea Pines Plantation for more than 25 years, and Goodwin family trusts have owned Sea Pines stock since 1991) and Riverstone’s experience in developing resort properties, it should investigate whether or not a transaction could be structured which it would be interested in pursuing. In early February, Mr. Puntereri and Mrs. Speer had a conversation with Mr. Goodwin in which he indicated that Riverstone wanted to move forward with a transaction to acquire all of the stock of Sea Pines.

     At the request of the special committee, the board of directors held a meeting on February 9, 2004. Mr. Puntereri and Mrs. Speer reported the conversations with Mr. Goodwin. The board of directors discussed the prospect of meeting with Mr. Goodwin and also discussed other entities that might have an interest in acquiring Sea Pines, the interests of certain purchasers of individual assets, potential investment banking advisors and engaging special counsel for the board of directors. At the meeting, the board of directors resolved,

•	to continue negotiating with respect to the engagement of Greenhill & Co. as its investment banking advisor,

•	to engage Baker & McKenzie LLP as its special counsel,

•	to inform certain interested purchasers of individual assets that the board of directors would not be making any final decisions on asset sale transactions for at least 60 days and

•	to contact Mr. Goodwin promptly about his availability for a meeting with the special committee.

The board of directors selected Greenhill &Co. based on its expertise, the quality of the individuals involved in the engagement, its exposure to the appropriate potential buyers and/or lenders and investors, its proposed timetable for completing the project and its proposed fee arrangements.

     On February 10, 2004, Mr. Goodwin met with the following board members and officers of Sea Pines: Norman Harberger, Tom Morton, Paul Barringer, Jack McGarty, Todd Clist, Arthur Sundry, Peter Parrott, Ralph Dupps and Messrs. Puntereri and Lawrence. Mrs. Speer attended the meeting by telephone. Mr. Puntereri invited Mr. Goodwin to share his thoughts and concerns about Sea Pines. Mr. Goodwin expressed his views regarding the hospitality industry and the business and prospects of Sea Pines specifically, and stated that Riverstone would be interested in making a tender offer to acquire all of the shares of common stock of Sea Pines. Mrs. Speer indicated the board of directors would take his comments under consideration as it worked with its financial advisor.

     At a meeting of the board of directors held on February 23, 2004, the special committee reported on the various negotiations related to the engagement of Greenhill & Co., including the scope and timing of services to be provided by Greenhill & Co. and the fees for these services. The board of directors authorized the engagement of Greenhill & Co.

     On April 7, 2004, the special committee met with representatives of Greenhill & Co. to review a presentation to be made by Greenhill & Co. to the board of directors. The special committee provided its comments on the presentation and requested that Greenhill & Co. determine the feasibility of Sea Pines continuing on in its existing form and retiring its debt by selling assets.

     On April 19, 2004, the board of directors met with Baker & McKenzie (the board of directors’ outside legal advisor), McNair Law Firm, P.A. (Sea Pines’ outside legal advisor) and Greenhill & Co. Baker & McKenzie advised the board of directors of its fiduciary duties and the legal standards applicable to a change of control transaction. The McNair Law Firm advised the board of directors of related corporate dissolution issues that could arise if the board of directors elected to pursue a sale of substantially all of Sea Pines’ assets. Greenhill & Co. discussed with the board of directors its assessment of Sea Pines’ financial condition and the available alternatives, including refinancing the existing debt, the sale of specific assets to satisfy the judgment loan and the sale of all or substantially all of Sea Pines in a stock or asset sale. Greenhill & Co. noted the heightened competitive risks that Sea Pines faced from other properties in the region where significant investment had been made, such as the Kiawah Island Resort, Sea Island, Ponte Vedra, Wild Dunes and Amelia Island, and provided a detailed review of Greenhill & Co.’s valuation of Sea Pines using varying alternatives of asset sales and a stock sale. Greenhill & Co. concluded that the pursuit of a sale process for the assets of Sea Pines would generate significant interest from potential financial and strategic buyers but stated that the tax costs (ranging from a high of $4.27 per share to a low of $2.02 per share) associated with an asset sale would require that a buyer pay significantly higher prices in order to achieve a result for shareholders similar to that of a stock sale.

     In preparing its assessment report, Greenhill & Co. reviewed the Strategic Valuation of Sea Pines Associates, Inc. prepared by PKF Consulting and dated October 31, 2003, certain publicly available financial statements of Sea Pines, and certain information, including financial forecasts and other financial and operating data concerning Sea Pines, prepared by the management of Sea Pines (information regarding the forecasts and other financial and operating data is on page 41 of this proxy statement). Greenhill & Co. also discussed the past and present operations and financial condition and the prospects of Sea Pines with senior executives of Sea Pines.

     In the assessment report, Greenhill & Co. presented an overview of Sea Pines’ financial and competitive position, its strategic alternatives, potential ranges of value of a sale of all or part of the stock or assets of Sea Pines, a list of parties that would potentially be interested in a transaction involving part or all of Sea Pines, potential steps for a marketing and sale process should the board of directors decide to pursue such a process, and a potential timeline for such a marketing and sale process. The report contained the following conclusions:

•	because Sea Pines was not projected to have sufficient cash to pay down the judgment loan at its July 30, 2005 maturity, Sea Pines would need to pursue a standalone refinancing, a sale of specific assets, or a sale of all or substantially all of Sea Pines;

•	it was unclear whether new financing would be available to facilitate a refinancing;

•	large recent developments at competing regional properties had accelerated the need for investment in order for Sea Pines to retain its position among higher-end East Coast resorts, and a standalone refinancing or sale of specific assets would not generate the funds required for such investment;

•	a sale process could generate significant interest from potential buyers;

•	based on a discounted cash flow analysis similar to that described in the section of this proxy statement entitled “Special Factors — Opinion of Financial Advisor to Sea Pines,” which begins on page 28, a sale of Sea Pines could lead to a value of $7 to $12 per share for Sea Pines’ shareholders in a stock sale or $5.70 to $9.50 per share in an asset sale;

•	a sale process could provide for contemporaneous solicitation for only the undeveloped land assets of Sea Pines;

•	a sale process could be terminated by the board of directors at any time prior to the signing of definitive agreements; and

•	at any time, the board of directors could choose to sell specific assets of Sea Pines if an acceptable valuation for the entire company was not achievable.

For the above reasons, Greenhill & Co. recommended exploring a sale of the stock or substantially all of the assets of Sea Pines. The written materials presented by Greenhill & Co. in connection with its report, which include summaries of the analyses used by Greenhill & Co. in arriving at the ranges of indicated values for Sea Pines in a stock or asset sale mentioned above, have been filed as Exhibit (c)(4) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with this merger, and the foregoing summary of Greenhill

& Co.’s report is qualified by reference to that Exhibit. The written materials will be available for inspection and copying at Sea Pines’ principal executive offices during regular business hours by any interested shareholder or any representative of the shareholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

     The board of directors questioned Greenhill & Co. concerning details of the process and timing of such a sale. Mr. Lawrence and Steven P. Birdwell, the chief financial officer of Sea Pines, then discussed with the board of directors the alternative of selling individual assets to reduce debt and beginning a schedule of capital improvements over the next five years. Following the discussion of this alternative, the board of directors agreed to consider the options presented and reconvene on April 26, 2004 to make a decision on the appropriate next steps.

     The board of directors met again on April 26, 2004. At the meeting, Mrs. Speer and Mr. Puntereri gave a brief recap of Greenhill & Co.’s findings. The board of directors unanimously passed a motion authorizing Greenhill & Co., in consultation with the special committee, to proceed with the pursuit of a potential sale of Sea Pines. Recognizing that Riverstone effectively had the ability to block the sale of Sea Pines by virtue of its ownership of approximately 26.61% of the Sea Pines common stock, the board of directors instructed Greenhill & Co. to meet with Mr. Goodwin before contacting other potential acquirers. The special committee was also expanded to consist of Mr. Harberger, Mr. Morton, Mr. Parrott, Mr. Vercellotti, Mr. Puntereri and Mrs. Speer.

     On May 4, 2004, Greenhill & Co. met with Mr. Goodwin in New York, New York to explore Riverstone’s interest in purchasing Sea Pines. On May 6, 2004, Greenhill & Co. reported to the special committee that Riverstone viewed a range of $6.00 to $8.00 per share as fair value for Sea Pines common stock, given Sea Pines’ current operating performance and liquidity constraints. Riverstone based this range of value for Sea Pines common stock on Riverstone’s familiarity with resort operations and its review of information about Sea Pines available in Sea Pines’ public filings. In a discussion regarding Riverstone’s view of the fair value of Sea Pines, Greenhill & Co. questioned Mr. Goodwin regarding Riverstone’s intentions in voting its shares should an auction process produce a transaction for a higher price that did not involve Riverstone. Mr. Goodwin advised Greenhill & Co. that Riverstone would not be inclined to approve an acquisition of Sea Pines by another purchaser, stating that any purchaser offering more than Riverstone would, in order to obtain a return on its investment, likely be required to develop Sea Pines properties in a manner that would not be in the best interests of the Sea Pines community. Riverstone’s view was based on its belief that it was in the best interests of the Sea Pines community for Sea Pines to be developed as a first class resort and that another purchaser offering more than Riverstone would not be able to both obtain a reasonable rate of return on its investment and make required improvements to develop Sea Pines as a first class resort. Greenhill & Co. advised the board of directors that the pursuit of an alternative transaction would not be productive given that potential interested investors would be aware of Riverstone’s ability to block such an alternative transaction.

     Members of the special committee, advised by counsel from both Baker & McKenzie and the McNair Law Firm, reviewed the available options and the board of directors’ understanding that opportunities for a sale of Sea Pines were limited given Riverstone’s effective ability to block a sale of Sea Pines due to its beneficial ownership of approximately 26.61% of the outstanding common stock. The special committee discussed the possibility of testing the market and expressed great concern at the risk of expending significant funds to pursue other potential buyers if the end result would be a blocking vote by Riverstone. The special committee asked Greenhill & Co. if it would be able to deliver a fairness opinion if Riverstone turned out to be the sole candidate to purchase Sea Pines, and Greenhill & Co. responded affirmatively, assuming that the price was fair to shareholders. The special committee advised Greenhill & Co. to negotiate with Riverstone seeking a price of $10.00 per common share or more.

     Between May 11, 2004 and May 19, 2004 negotiations took place between Greenhill & Co. and Mr. Goodwin resulting in Mr. Goodwin orally indicating Riverstone’s intention to pay $9.00 per common share based upon information about Sea Pines in its filings with the SEC.

     On May 21, 2004, Riverstone delivered to Greenhill & Co. a non-binding letter indicating Riverstone’s interest in commencing a tender offer for all of the issued and outstanding common stock of Sea Pines not owned by Riverstone or its affiliates at $9.00 per share, to be followed by a cash-out merger at the same price for the remaining shares.

     Riverstone’s letter was shared with the entire board of directors at a board of directors meeting held on May 24, 2004. Riverstone’s letter stated that the purchase would not be subject to any financing contingencies and that Riverstone would require no further due diligence to submit a definitive offer and complete the transaction, provided that the business was operated in the normal course through closing and provided that no extraordinary write down or sale of any assets was contemplated. The board of directors discussed in detail the Riverstone letter as well as several other alternatives, including selling individual assets to reduce debt and beginning a schedule of capital improvements over the next five years, selling a significant portion of assets and engaging in more comprehensive capital improvements, raising equity capital and entering into joint venture agreements. Mr. Lawrence and Mr. Birdwell presented five-year projections for Sea Pines, which elaborated on the plan discussed at the board of directors meeting held on April 19, 2004 by assuming the sale of certain of Sea Pines’ non-core assets in 2005. The projections included a projected range of values for a sale of Sea Pines in a stock transaction in 2006 using the valuation methodology described by Greenhill & Co. at the April 19 board meeting and taking into account Sea Pines’ projected results of operations. A copy of the projections is attached as Annex E to this proxy statement. The directors noted that although management’s projections of Sea Pines’ results of operations were achievable, Sea Pines’ actual operating results could be materially and adversely affected by events outside of Sea Pines’ control such as another terrorist attack in the United States or a general economic downturn. Legal counsel discussed with the board of directors the legal standards applicable to its decisions and the responsibilities of the board of directors with respect to its role in considering Sea Pines’ strategic alternatives and the current proposal by Riverstone. The board of directors, after weighing the risks of continuing to operate Sea Pines’ business given Sea Pines’ financial constraints, determined that an immediate sale of the company would be preferable if it could be effected on terms fair to Sea Pines’ shareholders. After considering the terms of the Riverstone letter, including the fact that there would be no financing contingency and no due diligence typical of transactions of this nature, the board of directors unanimously approved pursuing a transaction for $9.00 per share and authorized the special committee to negotiate an agreement between Sea Pines and Riverstone to be presented to the board of directors for final approval.

The board of directors also instructed the special committee to obtain additional information about Riverstone to confirm its ability to consummate the transaction.

     On May 28, 2004, the McNair Law Firm transmitted to McGuireWoods LLP, Riverstone’s outside legal advisor, an initial draft of the merger agreement. Between May 28, 2004 and June 24, 2004, Sea Pines and Riverstone, together with their respective advisors, negotiated the terms of Riverstone’s acquisition of Sea Pines. These negotiations focused on several issues including the redemption of Sea Pines’ preferred shares and payment of Sea Pines’ outstanding debenture, obtaining assurances relating to the performance of Riverstone’s obligations under the merger agreement, nonsolicitation provisions, termination payments, director and officer indemnification and insurance and identifying necessary approvals and other business issues for the disclosure schedules.

     On June 24, 2004, the special committee met with Baker & McKenzie, the McNair Law Firm and Greenhill & Co. to discuss the status of the negotiations. The McNair Law Firm relayed its communications with Riverstone’s counsel identifying several objections by Riverstone to the then-current draft of the merger agreement. The objections focused on several items that Riverstone believed introduced $5 to $7 million of costs, equivalent to approximately $1.35 to $1.88 per share, that Riverstone had not previously identified. These items included transaction-related advisory fees, liabilities associated with an interest rate swap, accrued dividends and interest, and employee change of control/termination agreements. Mr. Goodwin communicated to Greenhill & Co. that a short break in the negotiation process was advisable at that time.

     At a meeting of the board of directors held on June 25, 2004, the special committee, Greenhill & Co. and the McNair Law Firm updated the board of directors on the negotiation process with Riverstone. The board of directors unanimously passed a motion that the special committee should continue to negotiate with Riverstone. The board of directors also requested that management update and refine the alternative strategy of selling individual assets to reduce debt and beginning a schedule of capital improvements over the next five years, given Sea Pines’ positive third quarter financial results.

     The special committee worked with Greenhill & Co., Baker & McKenzie and the McNair Law Firm to identify and understand Riverstone’s financial concerns. Sea Pines and Riverstone, together with their respective advisors, held various discussions to clarify these concerns and various costs, including the legal and financial advisor fees associated with the proposed transaction, the accrued dividends on the Series A preferred stock and accrued interest on the outstanding junior subordinated debenture.

     On July 1, 2004, Mr. Goodwin met with Greenhill & Co. in Richmond, Virginia and indicated that Riverstone would not be able to pursue the transaction at $9.00 per share given the newly identified costs. Mr. Goodwin asked that Greenhill & Co. report Riverstone’s position to the board of directors as to why it believed the costs to be extraordinary.

     The special committee met on July 6, 2004 to discuss the possibility of disengaging from the pending transaction with Riverstone and identified other possible alternatives. The special committee also agreed it was appropriate for Mr. Puntereri to contact Mr. Goodwin directly to further discuss Riverstone’s and Sea Pines’ positions.

     On July 9, 2004, Mr. Puntereri spoke with Mr. Goodwin, and Greenhill & Co. had a follow-up conversation with Mr. Goodwin later that day. They both reported Riverstone’s desire to proceed with the transaction and to also share its concerns and position directly with the members of the board of directors.

     On July 12, 2004, Mr. Goodwin and his son Matthew Goodwin met with Greenhill & Co., Mrs. Speer, Mr. Puntereri, Mr. Dupps and director John Norlander at Mrs. Speer’s home in Hilton Head, South Carolina. Mr. Goodwin reiterated Riverstone’s position that a $9.00 per share price was too high given the costs it had recently identified and stated that Riverstone believed that $7.00 to $7.50 per share was a fair price for Sea Pines. The directors discussed with Mr. Goodwin that they believed a price in this range was insufficient and further pointed out their view that such a price would not be acceptable to shareholders. The board members and Mr. Goodwin discussed the costs that would be incurred in obtaining shareholder approval of a proposed transaction, as well as the risks to Sea Pines of incurring costs in pursuing a transaction that was not approved by the Sea Pines shareholders. Mr. Goodwin acknowledged these risks, indicated that Riverstone continued to have a strong interest in acquiring Sea Pines, and asked that the board of directors reconsider what it believed to be a fair price for Sea Pines.

     Greenhill & Co. had several more conversations with Mr. Goodwin following that meeting and reported to the special committee on July 14, 2004 that Riverstone had changed its proposal to $8.25 per share and agreed to share in one-half of the costs of Greenhill & Co.’s fairness opinion fee and legal fees related to the transaction (subject to maximum reimbursements of $250,000 in the case of the fairness opinion fee and $175,000 in the case of legal fees) in the event that shareholder approval was not obtained. After considering this offer, the special committee instructed Greenhill & Co. to negotiate further with Riverstone.

     On July 15, 2004, Greenhill & Co. contacted Mr. Goodwin, who proposed a price of $8.375 per share with the inclusion of paying for one-half of the costs of Greenhill & Co.’s fairness opinion fee and legal fees related to the transaction (subject to the above-described limits) in the event that shareholder approval was not obtained.

     On July 16, 2004, the board of directors met with Greenhill & Co., Baker & McKenzie and the McNair Law Firm. Greenhill & Co. presented the proposed $8.375 per share price as well as the background related to Riverstone’s decrease of the proposed price from $9.00 per share. The board of directors discussed and considered the reasons offered by Riverstone for reducing the per share price from $9.00 to $8.375. Greenhill & Co. presented a report summarizing the options available to the board of directors and confirmed that it could provide an opinion that the offer was fair from a financial point of view to the shareholders of Sea Pines. The board of directors instructed the special committee to negotiate further with Riverstone to try and obtain either

•	a price of $8.50 per share with Riverstone paying all of the costs of Greenhill & Co.’s fairness opinion fee and legal fees related to the transaction in the event that shareholder approval was not obtained, or

•	a price of $8.75 with Riverstone paying one-half of the costs of Greenhill & Co.’s fairness opinion fee and legal fees related to the transaction in the event that shareholder approval was not obtained.

At the meeting, management presented the updated version of the alternative of selling individual assets to reduce debt and beginning a schedule of capital improvements over the next five years. The directors discussed the assumptions used in the presentation and considered the risks associated with pursuing a strategy of selling individual assets. The McNair Law Firm and Baker & McKenzie LLP provided the board of directors with a summary of the significant terms of the draft merger agreement that had been provided to the board of directors and answered questions from board members about the merger agreement and the structure and timing of the proposed transaction with Riverstone.

     Mr. Puntereri and Mrs. Speer contacted Mr. Goodwin immediately following the board of directors meeting to report the results and present the board of directors’ counteroffer. Mr. Goodwin agreed to consider the counteroffer and agreed to contact Mr. Puntereri and Mrs. Speer the following week with his response.

     On July 23, 2004, Mr. Goodwin informed Greenhill & Co., Mr. Puntereri and Mrs. Speer that Riverstone would increase its offer to $8.50 per share and would agree to pay one-half of the costs of Greenhill & Co.’s fairness opinion fee and legal fees related to the transaction (subject to the above-described limits) in the event that shareholder approval was not obtained.

     At the meeting of the board of directors held on July 27, 2004, the directors received a description of the final terms of the proposed merger agreement and the financial, business and legal issues related to the proposed merger. Also at this meeting, Greenhill & Co. reviewed its financial analysis of the consideration to be paid by Riverstone and delivered a written opinion dated July 27, 2004 to the effect that the $8.50 per share price was fair from a financial point of view to the shareholders of Sea Pines. The directors considered, among other things,

•	the sufficiency of the merger consideration,

•	the fact that Riverstone’s obligations under the merger agreement were personally guaranteed by Mr. Goodwin,

•	the fact that Riverstone’s obligation to complete the merger was not conditioned on obtaining financing and

•	the fact that Riverstone agreed, within limits, to pay one-half of the costs of Greenhill & Co.’s fairness opinion fee and legal fees related to the transaction in the event that shareholder approval was not obtained.

After deliberation, the board of directors, by a unanimous vote, concluded that the merger was in the best interests of Sea Pines and its shareholders and adopted and approved the merger agreement and resolved to recommend the merger agreement to its shareholders.

Recommendation of the Board of Directors

     At a meeting of Sea Pines’ board of directors held on July 27, 2004, at which all directors were present, and in light of the factors described in the section of this proxy statement entitled “Special Factors — Reasons for Recommendation of the Board of Directors,” the board of directors unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, substantively and procedurally fair to, and in the best interests of our unaffiliated shareholders, adopted the merger agreement and recommended the merger agreement to Sea Pines’ shareholders.

     The Sea Pines board of directors recommends that Sea Pines’ shareholders vote “for” the approval of the merger agreement.

Reasons for Recommendation of the Board of Directors

     In reaching its conclusion that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, substantively and procedurally fair to and in the best interests of Sea Pines’ unaffiliated shareholders, the board of directors considered certain favorable factors, including but not limited to the following:

•	the fact that the merger provides a return for unaffiliated shareholders that the board of directors believes cannot be assured by continued operations under Sea Pines’ existing structure as a thinly-traded, highly-leveraged public company;

•	the requirement in the merger agreement that Sea Pines’ preferred shares and junior subordinated debenture be redeemed, and all dividends and interest due on them would be paid, which would also result in the redemption of all trust preferred securities;

•	the belief that Riverstone is in a better position to provide the capital needed for timely improvement of Sea Pines’ assets;

•	the expectation that the most likely alternative to the Riverstone acquisition would be to raise cash by selling certain properties and development rights to one or more developers, which would fragment ownership of Sea Pines’ properties, thereby increasing the likelihood of overdevelopment in Sea Pines Plantation, which the board of directors believes is a material consideration for Sea Pines’ unaffiliated shareholders (approximately 50% of the common stock held by Sea Pines’ unaffiliated shareholders is held by Sea Pines Plantation property owners), and decreasing the value of Sea Pines’ retained properties;

•	the belief that Riverstone’s track record of operating other properties indicates that Riverstone will cause Sea Pines to be operated following the acquisition in a manner aimed at keeping Sea Pines Plantation in the top rank of resort/residential communities, which the board of directors believes is a material consideration for Sea Pines’ unaffiliated shareholders (approximately 50% of the common stock held by Sea Pines’ unaffiliated shareholders is held by Sea Pines Plantation property owners);

•	the uncertainty of any potential alternative transaction that would yield a superior value to Sea Pines’ unaffiliated shareholders;

•	the relationship of the $8.50-per-share merger consideration to the prices at which offers to purchase Sea Pines’ common stock have been made on Sea Pines’ website bulletin board, none of which exceeded $5.00 per share in fiscal year 2003 or $3.50 per share in fiscal year 2004;

•	the liquidity and certainty of value presented to Sea Pines’ unaffiliated shareholders by the all-cash merger consideration;

•	the fact that, given the current ownership of Sea Pines’ common stock, the affirmative vote of approximately 63% of the shares of common stock held by Sea Pines’ unaffiliated shareholders must be received in order for the merger agreement to be approved under Sea Pines’ articles of incorporation; and

•	the opinion of Greenhill & Co. that the consideration to be received by the holders of common stock of Sea Pines other than Sea Pines, Riverstone and their subsidiaries is fair from a financial point of view.

     Although the $8.50 per share merger consideration multiplied by the 3,600,500 outstanding shares of Sea Pines’ common stock plus the 113,550 deferred shares would result in a total consideration to Sea Pines’ common shareholders of approximately $31.6 million if the merger consideration were paid on shares held by Riverstone, an asset sale price of approximately $87.9 million would be required in order for the same amounts to be distributable to Sea Pines’ shareholders after deduction of the amounts required to pay Sea Pines’ debt and redeem its preferred stock (approximately $42 million), the corporate-level taxes that would be payable in connection with sales of Sea Pines’ assets (estimated at approximately $14 million) and the added real estate documentary stamp costs associated with a sale of Sea Pines’ assets as opposed to a stock transaction (estimated at $250,000). An $87.9 million asset sale price is within the range of values indicated in PKF Consulting’s appraisal report.

     The board of directors also considered a number of unfavorable factors, including but not limited to the following:

•	the potential diversion of management resources from operational matters;

•	the prohibitions in the merger agreement from soliciting alternative transactions;

•	the fact that gains arising from an all-cash transaction would be taxable to holders of common stock for United States federal income tax purposes;

•	the possibility of having to pay Riverstone a $1.25 million termination fee pursuant to the merger agreement; and

•	the possibility of not receiving shareholder approval and having to bear at least one-half of Sea Pines’ legal fees and Greenhill & Co.’s fairness opinion fee.

     Even though the board of directors did not solicit offers from potential acquirers other than Riverstone, the board of directors believes that the merger is fair to unaffiliated shareholders for the reasons stated above.

     In determining the fairness of the merger consideration to unaffiliated shareholders in relation to various valuation indicators, the board of directors did not independently perform a net book value analysis, a going concern value analysis or a liquidation value analysis. In addition, the board did not compare the merger consideration to purchase prices paid by Riverstone, RG Subsidiary or William H. Goodwin, Jr. for common shares of Sea Pines during the last two years, because none of them, to the knowledge of the board of directors, purchased any common shares of Sea Pines during the last two years. Instead, the board of directors adopted the conclusions and analyses of Greenhill & Co., as described in this proxy statement in the section entitled “Special Factors — Opinion of Financial Advisor to Sea Pines” beginning on page 28.

     During the past two years, there have been no firm offers to merge or consolidate with, acquire a controlling interest in, or acquire all or any substantial part of the assets of Sea Pines by third parties, other than the merger, that could be used as a reference. Moreover, Sea Pines has no information regarding the prices at which shares of its common stock trade to use as a reference. See “Market for Common Stock and Related Shareholder Matters” beginning on page 89.

     The above discussion is not intended to be exhaustive, but the board of directors believes that it addresses the material information and factors considered by the board of directors in its consideration of the merger, including factors that support the merger as well as factors that may weigh against it. In view of the number and variety of factors and the amount of information considered, the board of directors did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the board of directors may have given different weights to different factors.

     Because (1) only one of Sea Pines’ thirteen directors is an employee of Sea Pines, (2) none of Sea Pines’ directors is an affiliate of Riverstone and (3) the terms of the merger agreement were negotiated, the board of directors did not (a) retain an unaffiliated representative to act solely on behalf of holders of common stock other than Riverstone for the purposes of negotiating the merger or preparing a report concerning the fairness of the merger or (b) make any provision in connection with the merger to grant security holders other than Riverstone access to the corporate files of Sea Pines or to obtain counsel or appraisal services at the expense of Sea Pines. Nevertheless, the board of directors believes that the merger is procedurally fair to its unaffiliated shareholders for the following reasons:

•	Sea Pines’ articles of incorporation require the affirmative vote of the holders of at least 80% percent of the outstanding shares of Sea Pines’ common stock in order for Sea Pines to merge with any other corporation. As of the record date, the 3,600,500 shares of Sea Pines common stock outstanding were held as follows:

o	Riverstone held 958,000 shares, or approximately 26.61%, of Sea Pines’ outstanding common stock;

o	Sea Pines’ directors and executive officers collectively held 706,000 shares, or approximately 19.61%, of Sea Pines’ outstanding common stock; and

o	all other holders collectively held 1,936,500 shares, or approximately 53.78%, of Sea Pines’ outstanding common stock.

After giving effect to the shares to be voted by Riverstone and Sea Pines’ directors and executive officers, which collectively represent approximately 46.22% of Sea Pines’ outstanding common stock, the affirmative vote of an additional 1,216,401 shares, or approximately 33.78%, of Sea Pines’ common stock is required to satisfy the voting requirement. Therefore, although the merger agreement does not require that the merger be approved by a majority of Sea Pines’ unaffiliated shareholders, the affirmative vote of approximately 63% of the shares of common stock held by Sea Pines’ unaffiliated shareholders must be received in order for the merger agreement to be approved under Sea Pines’ articles of incorporation.

•	The terms of the merger agreement provide that, under certain circumstances and subject to certain conditions more fully described under “The Merger Agreement - Termination” and “The Merger Agreement — Fees and Expenses,” Sea Pines retains the right to terminate the merger agreement if it accepts an unsolicited acquisition proposal that the board of directors believes in good faith is more favorable than the merger, from a financial point of view, to Sea Pines’ shareholders.

•	Sea Pines’ common shareholders are entitled to dissenters’ rights under Chapter 13 of the South Carolina Business Corporation Act, which provides that shareholders who follow certain procedures are entitled to receive payment of the “fair value” of their shares (see “Dissenters’ Rights” beginning on page 69).

     The foregoing procedural factors do not in and of themselves assure the fairness of the merger to Sea Pines’ unaffiliated shareholders.

Opinion of Financial Advisor to Sea Pines

     Greenhill & Co., a New York-based investment banking and financial advisory firm with offices in New York, London and Frankfurt, served as financial advisor to our board of directors. Founded in 1996, Greenhill & Co. has expertise and experience in fairness opinions, business valuations and buy-side and sell-side merger and acquisition advisory services. Sea Pines did not have any relationship or business dealings with Greenhill & Co. prior to Sea Pines’ engagement of Greenhill & Co. as described in the section entitled “Special Factors — Background of the Merger” beginning on page 14.

     Greenhill & Co., as part of its engagement as financial advisor to Sea Pines, rendered an opinion to the special committee of the board of directors and the board of directors that, as of July 27, 2004, subject to factors and assumptions set forth therein, the per share merger consideration to be received in the merger by Sea Pines’ shareholders (other than Sea Pines or

Riverstone or any of their respective direct or indirect wholly-owned subsidiaries) was fair from a financial point of view to those shareholders. Greenhill & Co. subsequently affirmed the opinion by letter dated February 1, 2005. There were no instructions to or limitations placed upon Greenhill & Co. with respect to the rendering of its fairness opinion or its subsequent affirmation, and Greenhill & Co. did not recommend the amount of consideration to be paid.

     The full texts of the written opinion of Greenhill & Co., setting forth the assumptions made, procedures followed, matters considered and the limits on the review undertaken, and the letter from Greenhill & Co. dated February 1, 2005 affirming the opinion, are attached as Annex B to this proxy statement and are incorporated into this document by reference. Sea Pines’ shareholders are urged to read the opinion and affirming letter in their entirety. Greenhill & Co.’s opinion was obtained for the information and assistance of the board of directors in connection with its consideration of the merger and relates only to the proposed cash consideration of $8.50 per share that is payable in the merger and does not constitute a recommendation to any Sea Pines shareholder as to how the shareholder should vote at Sea Pines’ special meeting, nor does it constitute a recommendation to the board of directors as to whether they should adopt the merger agreement. The summary of the opinion of Greenhill & Co. that is set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Greenhill & Co. performed numerous tasks and analyses, including the following:

•	Greenhill & Co. reviewed the draft merger agreement in the form reviewed by the board of directors of Sea Pines at a meeting held July 27, 2004 and certain related documents;

•	it reviewed certain publicly available financial statements of Sea Pines;

•	it reviewed certain other publicly available business and financial information relating to Sea Pines that it deemed relevant;

•	it reviewed certain information, including financial forecasts and other financial and operating data concerning Sea Pines, prepared by the management of Sea Pines;

•	it discussed the past and present operations and financial condition and the prospects of Sea Pines with senior executives of Sea Pines;

•	it compared the per share merger consideration with the value received in certain publicly available transactions that it deemed relevant;

•	it compared certain financial and other terms, to the extent publicly available, of certain other transactions that it deemed relevant;

•	it compared the per share merger consideration with the trading valuations of certain publicly traded companies that it deemed relevant;

•	it compared the per share merger consideration to the valuation derived by discounting future cash flows and a terminal value of Sea Pines at discount rates that it deemed appropriate; and

•	it participated in discussions and negotiations among representatives of Sea Pines and its legal advisors and Riverstone and its legal advisors.

     In preparing its opinion, Greenhill & Co. assumed and relied upon without independent verification the accuracy and completeness of the information publicly available or supplied or otherwise made available to it by representatives of Sea Pines for the purposes of this opinion and further relied upon the assurances of the representatives of Sea Pines that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Sea Pines that have been furnished to it, Greenhill & Co. assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Sea Pines as to the future financial performance of Sea Pines. Greenhill & Co. expressed no opinion with respect to such projections or the assumptions upon which they are based. Greenhill & Co. did not make any independent valuation or appraisal of the assets or liabilities of Sea Pines; however, it was furnished with and reviewed the Strategic Valuation of Sea Pines Associates, Inc. prepared by PKF Consulting and dated October 31, 2003, as well as certain unaudited analyses related to the tax situation of Sea Pines prepared by Ernst & Young based on assumptions provided by Sea Pines management during April 2004, upon which, with the permission of the special committee and the board of directors, Greenhill & Co. relied without independent verification for purposes of its opinion. In addition, Greenhill & Co. has assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which it has further assumed will be identical in all material respects to the latest draft of the merger agreement it has reviewed. Greenhill & Co.’s opinion is necessarily based on financial, economic, market and other conditions and the information made available to it as of the date of its opinion. Subsequent developments may affect the conclusions contained in the opinion. In its engagement letter with Sea Pines, Greenhill & Co. agreed to render additional fairness opinions to the board of directors, in such form and with such assumptions and qualifications as are determined appropriate by Greenhill & Co., at such times as the board of directors requests, including at or prior to the time that this proxy statement is printed for delivery to Sea Pines’ shareholders and at the closing of the merger.

     The following is a summary of Greenhill & Co.’s opinion to the special committee and the board of directors rendered orally on July 27, 2004 and confirmed by a written opinion on that date and subsequently affirmed by Greenhill & Co. by letter dated February 1, 2005.

     The following is a summary of the material financial analyses used by Greenhill in connection with its opinion but does not purport to be a complete description of the financial analyses performed by Greenhill & Co. In accordance with customary investment banking practice, Greenhill & Co., acting in good faith, employed generally accepted valuation methods in reaching its opinion. Some of the summaries below include information in tabular format. The tables alone do not constitute a complete description of the financial analyses and should be read together with the text of each summary.

     Analysis of Selected Precedent Transactions–July 27, 2004 Opinion

     Greenhill & Co. compared financial information of Sea Pines that it deemed salient with corresponding publicly available information in connection with 26 precedent transactions involving other hotel or resort owners and operators.

     Greenhill & Co. reviewed, among other information, the following aspects of the precedent transactions:

•	the multiple of the implied enterprise value to earnings before interest expense and tax expenses plus depreciation and amortization (also known as EBITDA); and

•	the multiple of the implied value of the equity capital to net income.

     Greenhill & Co.’s analysis of the precedent transactions resulted in the range of multiples shown in the table below. Greenhill & Co. then calculated the implied enterprise value and implied price per share of Sea Pines’ common stock by applying the relevant multiple ranges to Sea Pines’ forecasted estimated fiscal 2004 EBITDA and net income. Greenhill & Co. used multiple ranges of 8.0x to 13.0x estimated fiscal 2004 EBITDA and 16.0x to 22.0x estimated fiscal 2004 net income. This analysis implied the ranges of enterprise values and prices per share of Sea Pines common stock as set forth below:

		Implied Enterprise Value	Implied Price
Valuation Metric	Range	(in millions)	Per Share
FY2004E EBITDA	8.0x – 13.0x	$45 – $74	$0.72 – $8.35
FY2004E Net Income	16.0x – 22.0x	$55 – $60	$3.33 – $4.57

The following table identifies the comparable transactions considered in this analysis (dollars are in millions):

			Price/	Enterprise Value/
Date	Target/	Enterprise	Current Year	Current Year
Announced	Acquirer	Value	Earnings	EBITDA
4/5/2004	Savoy Group/
	Quinlan Private Investor Group	$1,370.0	—	—

3/5/2004	Extended Stay America/
	The Blackstone Group	$3,040.3	47.4x	13.1x

2/14/2004	KSL Recreation Corp./
	CNL Hospitality	$2,160.0	—	—

12/30/2003	Meridien Hotels/
	Lehman Brothers and Starwood Hotels	$1,300.0	—	—

12/30/2003	HBE Corp/
Pyramid Advisors and Morgan Stanley Real
	Estate	$ 236.0	—	—

10/29/2003	Jarvis Hotels Plc/
	Kayterm Ltd (Management)	$ 378.2	22.4 x	6.7x

			Price/	Enterprise Value/
Date	Target/	Enterprise	Current Year	Current Year
Announced	Acquirer	Value	Earnings	EBITDA
10/28/2003	Candlewood Hotel Company/
	Hospitality Properties Trust,InterContinental
	Hotels	$105.0	—	—

5/30/2003	Orb Estates’ Euro & UK Property Limited/
	Atlantic Hotels	$1,145.3	—	—

5/8/2003	RFS Hotels Investors/
	CNL Hospitality	$688.0	—	10.8x

3/4/2003	Thistle Hotels Plc/
	BIL International	$1,107.0	—	9.4x

12/18/2002	Travelodge & Little Chef (Compass Group PLC)/
	Permira	$1,139.2	—	5.9x

3/12/2002	37 Thistle Hotels/
	Euro & UK Property LTD	$852.6	—	10.8x

11/20/2001	Homestead Village Inc. (Security Capital Group)/
	Blackstone Real Estate Advisors	$740.0	—	7.7x

5/25/2001	Le Meridien Hotels (Compass Group PLC)/
	Nomura Holdings Inc.	$2,698.0	—	—

5/10/2001	Meristar Hospitality/
	Felcor Lodging Trust Inc. (Terminated)	$2,740.2	—	7.8x

4/23/2001	Scandic Hotels AB/
	Hilton Group PLC	$1,031.2	22.1x	10.9x

4/4/2001	Posthouse (Compass Group PLC)/
	Bass PLC	$1,158.3	—	7.9x

4/25/2000	Grand Hotel Krasnapolsky/
	NH Hoteles SA	$778.3	17.9x	11.1x

11/22/1999	Swallow Group PLC/
	Whitbread PLC	$936.4	16.5x	10.7x

11/18/1999	Regal Hotels North American Assets/
	Millennium & Copthorne	$688.5	—	11.0x

9/7/1999	Promus Hotel Corp./
	Hilton Hotels Corp.	$4,018.5	17.9x	9.6x

7/12/1999	Red Roof Inns Inc/
	Accor SA	$1,128.0	15.7x	7.4x

4/22/1999	CDL Hotels’ Asian & Australian Hotel Assets/
	Millennium & Copthorne	$895.2	—	13.9x

			Price/	Enterprise Value/
Date	Target/	Enterprise	Current Year	Current Year
Announced	Acquirer	Value	Earnings	EBITDA
4/6/1999	Sunstone Hotel Investors/
	SHP Acquisition LLC	$ 871.5	—	9.5x

2/8/1999	Stakis PLC/
	Ladbroke Group PLC (Hilton)	$1,814.5	15.9x	12.2x

2/21/1998	InterContinental Hotels (Saison)/
	Bass PLC (Six Continents PLC)	$2,889.0	—	12.5x

     No company utilized in the precedent transaction analysis is identical to Sea Pines nor is any transaction identical to the contemplated transaction between Sea Pines and Riverstone. An analysis of the results therefore requires complex judgments regarding the financial and operating characteristics of Sea Pines and the companies involved in the precedent transactions. In evaluating the precedent transactions, Greenhill & Co. made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill & Co. also made judgments as to the relative comparability of those companies to Sea Pines and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the precedent transactions. Greenhill & Co. did not consider whether any of the above constituted a going private transaction for purposes of this analysis, but used this universe of transactions to determine the range of multiples paid in all transactions involving lodging and leisure companies and hotel properties deemed most analogous to Sea Pines.

     Analysis of Selected Precedent Transactions–February 1, 2005 Opinion

     Greenhill & Co. compared financial information of Sea Pines that it deemed salient with corresponding publicly available information in connection with 27 precedent transactions involving other hotel or resort owners and operators.

     Greenhill & Co. reviewed, among other information, the following aspects of the precedent transactions:

  •  the multiple of the implied enterprise value to earnings before interest expense and tax expenses plus depreciation and amortization (also known as EBITDA); and

  •  the multiple of the implied value of the equity capital to net income.

     Greenhill & Co.’s analysis of the precedent transactions resulted in the range of multiples shown in the table below. Greenhill & Co. then calculated the implied enterprise value and implied price per share of Sea Pines’ common stock by applying the relevant multiple ranges to Sea Pines’ fiscal 2004 EBITDA and net income. Greenhill & Co. used multiple ranges of 8.0x to 13.0x fiscal 2004 EBITDA and 16.0x to 22.0x fiscal 2004 net income. This analysis implied the ranges of enterprise values and prices per share of Sea Pines common stock as set forth below:

		Implied Enterprise Value	Implied Price
Valuation Metric	Range	(in millions)	Per Share
FY2004E EBITDA	8.0x – 13.0x	$40 – $64	($0.24) – $6.44
FY2004E Net Income	16.0x – 22.0x	$50 – $54	$ 2.61 – $3.58

     The following table identifies the comparable transactions considered in this analysis (dollars are in millions):

			Price/	Enterprise Value/
Date	Target/	Enterprise	Current Year	Current Year
Announced	Acquirer	Value	Earnings	EBITDA
8/18/2004	Prime Hospitality/ The Blackstone Group	$790.0	NM	11.6x

4/5/2004	Savoy Group/ Quinlan Private Investor Group	$1,370.0	—	—

3/5/2004	Extended Stay America/ The Blackstone Group	$3,040.3	47.4x	13.1x

2/14/2004	KSL Recreation Corp./ CNL Hospitality	$2,160.0	—	—

12/30/2003	Meridien Hotels/ Lehman Brothers and Starwood Hotels	$1,300.0	—	—

12/30/2003	HBE Corp/ Pyramid Advisors and Morgan Stanley Real Estate	$236.0	—	—

10/29/2003	Jarvis Hotels Plc/ Kayterm Ltd (Management)	$378.2	22.4x	6.7x

10/28/2003	Candlewood Hotel Company/ Hospitality Properties Trust, InterContinental Hotels	$105.0	—	—

5/30/2003	Orb Estates’ Euro & UK Property Limited/ Atlantic Hotels	$1,145.3	—	—

5/8/2003	RFS Hotels Investors/ CNL Hospitality	$688.0	—	10.8x

3/4/2003	Thistle Hotels Plc/ BIL International	$1,107.0	—	9.4x

12/18/2002	Travelodge & Little Chef (Compass Group PLC)/ Permira	$1,139.2	—	5.9x

3/12/2002	37 Thistle Hotels/ Euro & UK Property LTD	$852.6	—	10.8x

11/20/2001	Homestead Village Inc. (Security Capital Group)/ Blackstone Real Estate Advisors	$740.0	—	7.7x

			Price/	Enterprise Value/
Date	Target/	Enterprise	Current Year	Current Year
Announced	Acquirer	Value	Earnings	EBITDA
5/25/2001	Le Meridien Hotels (Compass Group PLC)/ Nomura Holdings Inc.	$2,698.0	—	—

5/10/2001	Meristar Hospitality/ Felcor Lodging Trust Inc. (Terminated)	$2,740.2	—	7.8x

4/23/2001	Scandic Hotels AB/ Hilton Group PLC	$1,031.2	22.1x	10.9x

4/4/2001	Posthouse (Compass Group PLC)/ Bass PLC	$1,158.3	—	7.9x

4/25/2000	Grand Hotel Krasnapolsky/ NH Hoteles SA	$778.3	17.9x	11.1x

11/22/1999	Swallow Group PLC/ Whitbread PLC	$936.4	16.5x	10.7x

11/18/1999	Regal Hotels North American Assets/ Millennium & Copthorne	$688.5	—	11.0x

9/7/1999	Promus Hotel Corp./ Hilton Hotels Corp.	$4,018.5	17.9x	9.6x

7/12/1999	Red Roof Inns Inc/ Accor SA	$1,128.0	15.7x	7.4x

4/22/1999	CDL Hotels’ Asian & Australian Hotel Assets/ Millennium & Copthorne	$895.2	—	13.9x

4/6/1999	Sunstone Hotel Investors/ SHP Acquisition LLC	$871.5	—	9.5x

2/8/1999	Stakis PLC/ Ladbroke Group PLC (Hilton)	$1,814.5	15.9x	12.2x

2/21/1998	InterContinental Hotels (Saison)/ Bass PLC (Six Continents PLC)	$2,889.0	—	12.5x

     No company utilized in the precedent transaction analysis is identical to Sea Pines nor is any transaction identical to the contemplated transaction between Sea Pines and Riverstone. An analysis of the results therefore requires complex judgments regarding the financial and operating characteristics of Sea Pines and the companies involved in the precedent transactions. In evaluating the precedent transactions, Greenhill & Co. made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill & Co. also made judgments as to the relative comparability of those companies to Sea Pines and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the precedent transactions.

Greenhill & Co. did not consider whether any of the above constituted a going private transaction for purposes of this analysis, but used this universe of transactions to determine the range of multiples paid in all transactions involving lodging and leisure companies and hotel properties deemed most analogous to Sea Pines.

     Discounted Cash Flow Analysis–July 27, 2004 Opinion

     Greenhill & Co. also performed an analysis of Sea Pines that combined the discounted cash flows of Sea Pines’ core cash flow-generating assets with multiple-based valuations of its real estate services businesses and the highest-and-best-use appraised values of its undeveloped land and repositioned assets. The analysis was based upon management’s latest financial projections, which incorporate the following assumptions:

•	rental management average number of units increases 1% per year and average daily rate increases 2.5% per year over forecast period;

•	Inn at Harbour Town average daily rate increases 3.5% per year during forecast period and occupancy grows from 55% in FY2003 to 70% in FY2008;

•	food and beverage revenue grows between 3% and 4% per year over forecast period;

•	average resort rates at Harbour Town Golf Links, the Ocean Course, and the Sea Marsh course grow 3% annually over forecast period;

•	Harbour Town Golf Links resort rounds played grow between 2.6% and 3.8% annually over forecast period;

•	Ocean/Sea Marsh courses resort rounds played grow between 4.0% and 4.2% annually over forecast period;

•	real estate sales volume grows 5% annually through 2007 and 4% in 2008;

•	real estate services revenue is 3.9% of sales volume; and

•	73.4% real estate services commission expense.

     In its discounted cash flow analysis, Greenhill & Co. determined the present value of after-tax unlevered free cash flows of Sea Pines’ core cash-flow generating assets over the forecast period plus a terminal value, using terminal capitalization rates ranging from 8.0% to 10.0% and discount rates ranging from 8.0% to 10.0%. Greenhill & Co. selected terminal capitalization rates based upon its comparable company and precedent transaction analyses, and it determined the discount rates based upon an analysis of Sea Pines’ implied weighted average cost of capital in each case, based upon the experience and professional judgment of Greenhill & Co.

     For the multiple-based valuation of Sea Pines’ real estate services businesses, Greenhill & Co. applied a range of EBITDA multiples based upon comparable company analyses, using multiples of 5.0x to 7.0x estimated fiscal 2005 EBITDA.

     For the valuation of Sea Pines’ undeveloped land and repositioned assets, Greenhill & Co. relied upon the highest-and-best-use appraisals prepared by PKF Consulting and dated October 31, 2003. Greenhill & Co. discounted the appraised values 10% to 20% to identify a range of values Greenhill & Co. believed could reasonably be realized by Sea Pines if it were to sell these assets to an acquirer willing to assume development risk. PKF Consulting’s highest-and-best-use appraised value of the undeveloped land and repositioned assets was $16.6 million.

     Greenhill & Co. analyzed the results of its discounted cash flow analysis assuming a sale of stock, a sale of assets, and a hybrid sale consisting of the sale of stock of Sea Pines with a separate asset sale of the real estate services businesses by incorporating the tax impacts under such scenarios based on certain analyses related to the tax situation of Sea Pines prepared by Ernst & Young during April 2004.

     Based on the above analysis, Greenhill & Co. calculated per share values for Sea Pines ranging from $7.01 to $12.08 in a sale of stock, $5.61 to $9.38 in a sale of assets, and $6.08 to $10.68 in a hybrid stock sale and separate asset sale of the real estate services businesses.

     Discounted Cash Flow Analysis–February 1, 2005 Opinion

     Greenhill & Co. also performed an analysis of Sea Pines that combined the discounted cash flows of Sea Pines’ core cash flow-generating assets with multiple-based valuations of its real estate services businesses and the highest-and-best-use appraised values of its undeveloped land and repositioned assets. Sea Pines management communicated to Greenhill that its updated projections would reflect more conservative assumptions than those underlying the forecast originally provided to Greenhill for use in its July 31, 2004 opinion. For the purposes of issuing its February 1, 2005 opinion, Greenhill updated its discounted cash flow valuation based on management’s original financial projections to determine a high-end valuation. Management’s original projections incorporate the following assumptions:

•	rental management average number of units increases 1% per year and average daily rate increases 2.5% per year over forecast period;

•	Inn at Harbour Town average daily rate increases 3.5% per year during forecast period and occupancy grows from 55% in FY2003 to 70% in FY2008;

•	food and beverage revenue grows between 3% and 4% per year over forecast period;

•	average resort rates at Harbour Town Golf Links, the Ocean Course, and the Sea Marsh course grow 3% annually over forecast period;

•	Harbour Town Golf Links resort rounds played grow between 2.6% and 3.8% annually over forecast period;

•	Ocean/Sea Marsh courses resort rounds played grow between 4.0% and 4.2% annually over forecast period;

•	real estate sales volume grows 5% annually through 2007 and 4% in 2008;

•	real estate services revenue is 3.9% of sales volume; and

•	73.4% real estate services commission expense.

     In its discounted cash flow analysis, Greenhill & Co. determined the present value of after-tax unlevered free cash flows of Sea Pines’ core cash-flow generating assets over the forecast period plus a terminal value, using terminal capitalization rates ranging from 8.0% to 10.0% and discount rates ranging from 8.0% to 10.0%. Greenhill & Co. selected terminal capitalization rates based upon its comparable company and precedent transaction analyses, and it determined the discount rates based upon an analysis of Sea Pines’ implied weighted average cost of capital in each case, based upon the experience and professional judgment of Greenhill & Co.

     For the multiple-based valuation of Sea Pines’ real estate services businesses, Greenhill & Co. applied a range of EBITDA multiples based upon comparable company analyses, using multiples of 5.0x to 7.0x estimated fiscal 2005 EBITDA.

     For the valuation of Sea Pines’ undeveloped land and repositioned assets, Greenhill & Co. relied upon the highest-and-best-use appraisals prepared by PKF Consulting and dated October 31, 2003. Greenhill & Co. discounted the appraised values 10% to 20% to identify a range of values Greenhill & Co. believed could reasonably be realized by Sea Pines if it were to sell these assets to an acquirer willing to assume development risk. PKF Consulting’s highest-and-best-use appraised value of the undeveloped land and repositioned assets was $16.6 million.

     Greenhill & Co. analyzed the results of its discounted cash flow analysis assuming a sale of stock, a sale of assets, and a hybrid sale consisting of the sale of stock of Sea Pines with a separate asset sale of the real estate services businesses by incorporating the tax impacts under such scenarios based on certain analyses related to the tax situation of Sea Pines prepared by Ernst & Young during April 2004.

     Based on the above analysis, Greenhill & Co. calculated per share values for Sea Pines ranging from $7.27 to $12.33 in a sale of stock, $6.09 to $9.87 in a sale of assets, and $6.53 to $11.12 in a hybrid stock sale and separate asset sale of the real estate services businesses.

     Analysis of Selected Comparable Publicly Traded Companies–July 27, 2004 Opinion

     Greenhill & Co. compared financial information of Sea Pines that it deemed salient with corresponding publicly available information of other companies that Greenhill & Co. deemed to be reasonably comparable to Sea Pines, including hotel and resort owners and operators. The methodology assumes that companies in the same industry share similar markets, that the potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and that companies that operate within the same industry or line of business experience similar operating characteristics and business opportunities and risks. The following comparable companies were used in the analysis: Starwood Hotels & Resorts Worldwide, Inc., Marriott International, Inc., Hilton Hotels Corporation, Fairmont Hotels & Resorts Inc., Four Seasons Hotels Inc., Vail Resorts, Inc., Choice Hotels International, Inc., Orient-Express Hotel Ltd., Prime Hospitality Corp., Bluegreen Corporation and Sunterra Corporation.

     Greenhill & Co. reviewed, among other information, the following multiples of the comparable companies:

•	enterprise value to EBITDA;

•	enterprise value to earnings before interest expense and tax expenses (also known as EBIT); and

•	equity value to net income.

     Greenhill & Co.’s analyses of this financial information for the selected comparable publicly traded companies resulted in the range of multiples shown in the table below. Greenhill & Co. then calculated the implied enterprise value and implied price per share of Sea Pines’ common stock by applying relevant multiple ranges to Sea Pines’ forecasted estimated fiscal 2004 and 2005 EBITDA, EBIT and net income. Greenhill & Co. used multiple ranges of 8.0x to 12.0x estimated fiscal 2004 EBITDA, 7.0x to 11.0x estimated fiscal 2005 EBITDA, 15.0x to 20.0x estimated fiscal 2004 EBIT, 12.0x to 17.0x estimated fiscal 2005 EBIT, 18.0x to 28.0x estimated fiscal 2004 net income and 15.0x to 25.0x estimated fiscal 2005 net income. This analysis implied the ranges of enterprise values and prices per share of Sea Pines’ common stock set forth below:

		Implied Enterprise	Implied Price
Valuation Metric	Range	Value (in millions)	Per Share
FY2004E EBITDA	8.0x – 12.0x	$45 – $68	$0.72 – $6.82
FY2005E EBITDA	7.0x – 11.0x	$46 – $72	$0.79 – $7.80
FY2004E EBIT	15.0x – 20.0x	$47 – $62	$1.05 – $5.23
FY2005E EBIT	12.0x – 17.0x	$46 – $66	$1.03 – $6.24
FY2004E Net Income	18.0x – 28.0x	$57 – $64	$3.74 – $5.82
FY2005E Net Income	15.0x – 25.0x	$64 – $78	$5.68 – $9.47

     No company utilized in Greenhill & Co.’s comparable publicly traded company analysis is identical to Sea Pines. An analysis of the results therefore requires complex judgments regarding the financial and operating characteristics of Sea Pines and the comparable companies. In evaluating the comparable companies, Greenhill & Co. made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill & Co. also made judgments as to the relative comparability of such companies to Sea Pines and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the comparable companies.

     Analysis of Selected Comparable Publicly Traded Companies – February 1, 2005 Opinion

     Greenhill & Co. compared financial information of Sea Pines that it deemed salient with corresponding publicly available information of other companies that Greenhill & Co. deemed to be reasonably comparable to Sea Pines, including hotel and resort owners and operators. The methodology assumes that companies in the same industry share similar markets, that the potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and that companies that operate within the same industry or line of business experience similar operating characteristics and business opportunities and risks. The following comparable companies were used in the analysis: Starwood Hotels & Resorts Worldwide, Inc., Marriott International, Inc., Hilton Hotels Corporation, Fairmont Hotels & Resorts Inc., Four Seasons Hotels Inc., Vail Resorts, Inc., Choice Hotels International, Inc., Orient-Express Hotel Ltd., Bluegreen Corporation, and Sunterra Corporation.

     Greenhill & Co. reviewed, among other information, the following multiples of the comparable companies:

•	enterprise value to EBITDA;

•	enterprise value to earnings before interest expense and tax expenses (also known as EBIT); and

•	equity value to net income.

     Greenhill & Co.’s analyses of this financial information for the selected comparable publicly traded companies resulted in the range of multiples shown in the table below. Greenhill & Co. then calculated the implied enterprise value and implied price per share of Sea Pines’ common stock by applying relevant multiple ranges to Sea Pines’ fiscal 2004 and forecasted estimated fiscal 2005 EBITDA, EBIT and net income. Greenhill & Co. used multiple ranges of 8.0x to 12.0x fiscal 2004 EBITDA, 7.0x to 11.0x estimated fiscal 2005 EBITDA, 15.0x to 20.0x fiscal 2004 EBIT, 12.0x to 17.0x estimated fiscal 2005 EBIT, 18.0x to 28.0x fiscal 2004 net income and 15.0x to 25.0x estimated fiscal 2005 net income. This analysis implied the ranges of enterprise values and prices per share of Sea Pines’ common stock set forth below:

		Implied Enterprise	Implied Price
Valuation Metric	Range	Value (in millions)	Per Share
FY2004E EBITDA	8.0x – 12.0x	$40 – $60	($0.24) – $5.10
FY2005E EBITDA	7.0x – 11.0x	$46 – $72	$1.34 – $8.36
FY2004E EBIT	15.0x – 20.0x	$33 – $43	($2.18) – $0.74
FY2005E EBIT	12.0x – 17.0x	$46 – $66	$1.58 – $6.80
FY2004E Net Income	18.0x – 28.0x	$51 – $58	$2.93 – $4.56
FY2005E Net Income	15.0x – 25.0x	$62 – $76	$5.68 – $9.47

     No company utilized in Greenhill & Co.’s comparable publicly traded company analysis is identical to Sea Pines. An analysis of the results therefore requires complex judgments regarding the financial and operating characteristics of Sea Pines and the comparable companies. In evaluating the comparable companies, Greenhill & Co. made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill & Co. also made judgments as to the relative comparability of such companies to Sea Pines and judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the contemplated transaction as compared to the comparable companies

     Miscellaneous

     The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill & Co. Greenhill & Co. believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill & Co. considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Rather, Greenhill & Co. made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

     In performing its analyses, Greenhill & Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sea Pines. The analyses do not purport to be appraisals or to reflect the prices at which Sea Pines might actually be sold. Any estimates contained in these analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Sea Pines and its advisors, Greenhill & Co. assumes no responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The forecasts prepared by Sea Pines’ management and referred to in this section and on page 19 of this proxy statement in the description of Greenhill & Co.’s assessment report to the board of directors on April 19, 2004 are set forth in a table entitled “Revenue and EBITDA Projections by Segment–Management Forecast” in written materials presented to Sea Pines’ board of directors at its meeting on July 27, 2004, which have been filed as Exhibit (c)(2) to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with this merger. The foregoing description of the forecasts and the assumptions underlying them are qualified by reference to this Exhibit. The written materials will be available for inspection and copying at Sea Pines’ principal executive offices during regular business hours by any interested shareholder or any representative of the shareholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

     The forecasts provided to Greenhill & Co. were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Sea Pines’ certified public accountants did not examine or compile any of these forecasts or express any conclusion or provide for any form of assurance with respect to the forecasts and, accordingly, assume no responsibility for them. The forecasts are not fact and should not be relied upon as being indicative of future results, and you are cautioned not to place undue reliance on the forecasts. The forecasts constitute forward-looking statements and involve numerous risks and uncertainties. While presented with numerical specificity, the forecasts reflect numerous assumptions made by our management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the forecasts or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially greater or less than those contained in the forecasts. Neither Sea Pines nor any of its affiliates, advisors or representatives has made or makes any representation to any person regarding Sea Pines’ ultimate performance compared to the information contained in the forecasts. Except to the extent required under applicable securities laws, Sea Pines does not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event any or all of the assumptions underlying the forecasts are shown to be in error.

     The engagement letter between Sea Pines and Greenhill & Co. provides for, among other things, Sea Pines to pay Greenhill & Co. an advisory fee of $100,000 ($50,000 paid upon the execution of the engagement letter and $50,000 paid upon the April 19, 2004 delivery of an advisory report to the board of directors), a monthly marketing fee of $25,000 commencing April 19, 2004, a fee of $500,000 in respect of the first fairness opinion delivered to Sea Pines by Greenhill & Co., a fee of $1.375 million (based on the terms of this transaction) less any amounts already paid associated with the aforementioned fees upon the consummation of certain change of control and other extraordinary transactions and reimbursement of Greenhill & Co.’s reasonable costs and expenses. The engagement letter also provides that Sea Pines will indemnify Greenhill & Co. and its affiliates against certain liabilities and expenses in connection with its engagement. During the past eleven months, Sea Pines has paid Greenhill & Co. $800,000 (not including reimbursements for out of pocket expenses in the amount of $34,785).

Benefits and Detriments of the Merger to Sea Pines

      Sea Pines believes that the merger will result in the following benefits to Sea Pines:

•	increasing access to capital for timely improvement of Sea Pines’ assets;

•	avoiding the necessity of selling valuable properties and development rights to raise cash to meet debt obligations; and

•	lowering its cost of capital by redeeming its preferred stock (currently accruing cumulative dividends at an effective rate of 9.5% per year) and paying off its debenture held by Sea Pines Associates Trust I (which normally accrues interest at 9.5% per year, but is currently accruing interest at 11.51% per year because interest payments have been suspended in connection with the Grey Point Associates judgment loan).

     Sea Pines does not believe that there are any significant detriments to Sea Pines associated with the merger.

Benefits and Detriments of the Merger to Sea Pines’ Common Shareholders

       Sea Pines believes that the merger will result in the following benefits to its common shareholders:

•	it will allow common shareholders to immediately realize the value of their investment in Sea Pines in cash at a price that represents a premium to the prices at which the most recent offers to purchase common stock were posted on Sea Pines’ website bulletin board (see “Market for Common Stock and Related Shareholder Matters” beginning on page 89); and

•	it will eliminate the risk of a future decline in the value of common shareholders’ investment in Sea Pines.

        Sea Pines believes that the merger will result in the following detriments to its common shareholders:

•	they will cease to have any ownership interest in Sea Pines and will cease to participate in Sea Pines’ future earnings or growth, if any, or benefit from increases, if any, in Sea Pines’ value;

•	they will cease to have any voice, however indirect, in Sea Pines’ management; and

•	they may recognize a taxable gain as a result of the merger.

Riverstone’s, Merger Sub’s and William H. Goodwin, Jr.’s Reasons for the Merger

     The purpose of the merger is to enable Riverstone to acquire the entire equity interest in Sea Pines. Riverstone’s, the merger sub’s and Mr. Goodwin’s desire to proceed with the merger is also motivated by their belief that the Sea Pines properties should remain in the hands of a single owner, rather than having selected properties sold to various developers who would likely develop, as fully as possible, the property they purchased.

        Riverstone believes that the merger will result in the following benefits to Riverstone, the merger sub and Mr. Goodwin:

•	Riverstone will hold the entire equity interest in Sea Pines, and will, therefore, be the beneficiary of any of Sea Pines’ future earnings or growth and any increases in Sea Pines’ value;

•	Riverstone’s interest in the net book value of Sea Pines will increase from 26.6% (or $809,000 based on Sea Pines’ net book value as of October 31, 2004) to 100% (or $3,040,000, based on Sea Pines’ net book value as of October 31, 2004); and

•	Riverstone’s interest in the net earnings of Sea Pines will increase from 26.6% (or $100,000, based on Sea Pines’ net earnings for the year ended October 31, 2004) to 100% (or $375,000, based on Sea Pines’ net earnings for the year ended October 31, 2004).

Riverstone believes that the merger will result in the following detriments to Riverstone, the merger sub and Mr. Goodwin:

•	Riverstone will bear the risk of any decreases in Sea Pines’ value; and

•	Riverstone will bear the risks associated with the lack of liquidity in investment in the surviving corporation.

Position of Riverstone, Merger Sub and William H. Goodwin, Jr. as to the Fairness of the Merger

     The rules of the Securities and Exchange Commission require Riverstone, the merger sub and Mr. Goodwin to express their beliefs as to the fairness of the merger to Sea Pines’ unaffiliated shareholders. Riverstone, the merger sub and Mr. Goodwin did not undertake any formal evaluation of the fairness of the merger to Sea Pines’ unaffiliated shareholders. Based exclusively on the evaluation of the merger by Sea Pines’ board of directors, including a review of the description in this proxy statement of the information and factors considered by it in determining that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to Sea Pines’ unaffiliated shareholders, Riverstone, the merger sub and Mr. Goodwin have adopted the analysis of the Sea Pines board of directors and believe that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to Sea Pines’ unaffiliated shareholders. See “Special Factors–Reasons for Recommendation of the Board of Directors” beginning on page 25 and “Special Factors–Opinion of Financial Advisor to Sea Pines” beginning on page 28.

Interests of Certain Persons in the Merger

     It is expected that Sea Pines’ management, in general, will continue as management of Sea Pines following consummation of the merger; however, these individuals are not parties to existing employment agreements with Sea Pines, and have not entered into any revised employment agreements with Sea Pines, Riverstone or the merger sub in connection with the merger. Sea Pines’ key managers are parties to change of control severance agreements that provide them with significant economic protection if they are fired without “cause” or quit with “good reason,” in each case as defined in the severance agreements, within 12 months after the effective date of a “change of control” as defined in the severance agreements. The merger is a “change of control” under the severance agreements. The total amount payable to Sea Pines’ executive officers if their severance payments were triggered is $481,226 ($309,923 to Mr. Lawrence and $171,303 to Mr. Birdwell).

     Additionally, all deferred shares awarded under the Sea Pines’ deferred issuance stock plan and the director stock compensation plan and not forfeited before the effective time of the merger will be deemed paid and issued at the effective time of the merger and will be entitled to receive the $8.50 per share merger consideration in the merger. As of the date of this proxy statement, 113,550 deferred shares have been awarded, of which 43,900 are held by Sea Pines’ directors and executive officers (2,000 by director John F. Bard, 30,300 by Mr. Lawrence and 11,600 by Mr. Birdwell). The outstanding deferred shares will be converted into the right to receive $965,175 in cash at the effectiveness of the merger, $373,150 of which will be receivable by Sea Pines’ directors and executive officers ($17,000 by Mr. Bard, $257,500 by Mr. Lawrence, and $98,600 by Mr. Birdwell).

     Some of Sea Pines’ directors’ spouses own Sea Pines’ Series A preferred shares (500 shares are owned by Mr. Bard’s spouse and 5,500 shares are owned by Ms. Speer’s spouse) and/or trust preferred securities issued by Sea Pines Associates Trust I (10,500 are owned by Ms. Speer’s spouse). If the merger occurs, the merger agreement requires Sea Pines to redeem all outstanding Series A preferred shares and to pay off its debenture to Sea Pines Associates Trust I, which would result in the redemption of all trust preferred securities issued by the trust. As of October 31, 2004, the total amount payable to Sea Pines’ directors’ spouses on the redemption of the Series A preferred shares and trust preferred securities owned by them was $68,193 ($4,612 to Mr. Bard’s spouse and $63,581 to Ms. Speer’s spouse).

     Sea Pines discontinued its practice of paying cash retainers and meeting fees to non-employee directors as of March 2001, replacing those payments with annual stock grants made pursuant to Sea Pines’ director stock compensation plan. If the merger occurs, Sea Pines’ directors would cease to be directors and would thus be ineligible for any further awards under the plan.

     Sea Pines’ directors also are entitled to discounts at various facilities owned by Sea Pines for golf fees, restaurant purchases and retail purchases and are provided complimentary tickets to events sponsored by Sea Pines. These benefits continue following a director’s service on the board, for a period of time equal to the number of years served as a director. If the merger occurs, the benefit continuation called for by existing policy would apply to each director.

Indemnification of Directors and Officers

     The merger agreement also provides that for six years after the merger, Riverstone and Sea Pines as the surviving corporation will jointly and severally indemnify present and former directors or officers of Sea Pines against liabilities and costs incurred in connection with claims, suits or investigations relating to the fact that such person was a director or officer of Sea Pines and such matters existed or occurred at or before the merger. Riverstone has also agreed to fulfill existing indemnification agreements and to maintain specified directors’ and officers’ liability insurance. See “The Merger Agreement–Insurance and Indemnification” beginning on page 62.

Provisions for Unaffiliated Shareholders

     No provisions have been made in connection with the merger to grant unaffiliated shareholders of Sea Pines access to Sea Pines’ corporate files or the corporate files of Riverstone or the merger sub, or to obtain counsel or appraisal services for unaffiliated shareholders at Sea Pines’ expense or the expense of Riverstone or the merger sub.

Certain Effects of the Merger; Plans or Proposals After the Merger

     If Sea Pines consummates the merger and the Sea Pines Series A preferred shares and trust preferred securities are redeemed as contemplated by the merger agreement, Sea Pines’

shareholders will no longer have any ownership interest in, and will not be shareholders of, Sea Pines. They will no longer benefit from any of Sea Pines’ future earnings or growth or from any increases in Sea Pines’ value and will no longer bear the risk of any decreases in Sea Pines’ value. Instead, upon the consummation of the merger, each shareholder (other than Sea Pines, Riverstone or their subsidiaries and dissenting shareholders) will have the right to receive the per share merger consideration for each share of common stock that they hold. If Sea Pines consummates the merger and the Series A preferred stock is redeemed, Riverstone will hold the entire equity interest in Sea Pines and will, therefore, be the beneficiary of any of Sea Pines’ future earnings or growth and any increases in Sea Pines’ value. However, Riverstone will bear the risk of any decreases in Sea Pines’ value and the risks associated with the lack of liquidity in Riverstone’s investment in the surviving corporation.

     As a result of the merger, Sea Pines will be a privately held corporation, and there will be no public market for its common stock. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended, will be terminated. This termination will make most provisions of the Securities Exchange Act of 1934, as amended, no longer applicable to Sea Pines. After the effective time of the merger, Sea Pines will no longer be required to file periodic reports with the Securities and Exchange Commission.

     At the effective time of the merger, William H. Goodwin, Jr. and Beverley W. Armstrong, the directors of the merger sub, will become the directors of Sea Pines as the surviving corporation. In addition, the current management of Sea Pines is expected, in general, to continue as management of Sea Pines as the surviving corporation after the merger. At the effective time of the merger, the articles of incorporation of Sea Pines in effect prior to the merger will remain the articles of incorporation of Sea Pines as the surviving corporation and the bylaws of merger sub will become the bylaws of Sea Pines as the surviving corporation.

     It is expected that, following completion of the merger, the operations of Sea Pines will be conducted substantially as they are currently being conducted. Sea Pines, Riverstone, the merger sub and Mr. Goodwin do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Sea Pines’ corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or the acquisition, sale or transfer of a material amount of assets. In addition, except for the redemption of the Series A preferred shares and payment of Sea Pines’ junior subordinated debenture as contemplated by the merger agreement, Sea Pines and Riverstone do not have any present plans relating to the capitalization, dividend policy or indebtedness of Sea Pines after the merger. However, Sea Pines and Riverstone will continue to evaluate Sea Pines’ business and operations after the merger and may develop new plans and proposals that Sea Pines and Riverstone consider to be in the best interests of Sea Pines and its then current shareholders.

Conduct of the Business of Sea Pines if the Merger is not Consummated

     If Sea Pines does not consummate the merger, the board of directors expects to seek to raise cash by selling certain of Sea Pines’ properties and development rights to one or more developers.

Merger Financing and Guarantee

     The estimated total amount of funds necessary to pay the merger consideration is approximately $23.5 million. In addition, Riverstone will provide approximately $5.1 million to Sea Pines following the merger, and those funds will be used to pay all accrued but unpaid dividends on, and for the redemption of, all of Sea Pines’ Series A preferred shares and payment in full of all amounts owed by Sea Pines in connection with the junior subordinated debenture issued to Sea Pines Associates Trust I. The payment of the debenture will provide funds for the redemption of the trust preferred securities in accordance with the trust agreement of Sea Pines Associates Trust I. Although Riverstone would be acquiring Sea Pines subject to its existing debt, Riverstone is not assuming, and has not committed to provide Sea Pines with funds to repay, any of Sea Pines’ other debt obligations in connection with the merger. Those other debt obligations will survive the merger as obligations of Sea Pines.

     Completion of the merger and the related transactions is not contingent on obtaining any additional financing. The funds necessary to consummate the merger and related transactions will come from Riverstone’s working capital. In addition, William H. Goodwin, Jr., has personally guaranteed the full and timely performance by Riverstone and the merger sub of their obligations under the merger agreement.

Estimated Fees and Expenses of the Merger

     The estimated fees and expenses in connection with the merger are set forth in the table below:

Sea Pines Financial Advisory Fees and Expenses	$1,516,000
Sea Pines Legal, Accounting and Other Professional Fees	447,000
Riverstone Legal, Accounting and Other Professional Fees	300,000
Printing and Mailing Expenses	11,000
SEC Filing Fees	3,000
Paying Agent Fees	5,000
Miscellaneous Fees	4,000

Total	$2,286,000

These fees and expenses will be paid in accordance with the terms of the merger agreement as described under “The Merger Agreement–Fees and Expenses” beginning on page 67.

Accounting Treatment

     The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Sea Pines’ consolidated assets and liabilities based on the fair value of the assets acquired and the liabilities assumed.

Regulatory Approvals

     Sea Pines does not expect that it will be required to file a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and is not aware of any other material U.S. federal, state or foreign governmental regulatory requirement that must be complied with, or approval that must be obtained, in connection with the merger.

Redemption of Series A Preferred Shares and Payment of Junior Subordinated Debenture

      If the merger is consummated, as soon as practicable (but in no event more than 10 days after such consummation) Riverstone will provide to Sea Pines an amount of cash sufficient to provide for:

•	the payment of all accrued but unpaid dividends on all Sea Pines Series A preferred shares then outstanding;

•	the redemption of all Sea Pines Series A preferred shares then outstanding; and

•	the payment in full of all amounts owed by Sea Pines under the outstanding junior subordinated debenture issued by Sea Pines to Sea Pines Associates Trust I.

Following receipt of the cash, Sea Pines will:

•	redeem all outstanding Sea Pines Series A preferred shares, which will include payment of all accrued but unpaid dividends on the Series A preferred shares; and

•	pay in full all amounts owed by Sea Pines under the outstanding debenture.

     In each case, Sea Pines will make these payments at the earliest practicable date under the terms of the Series A preferred shares and the debenture. The payment of the debenture will provide the funds needed for the redemption of the trust preferred securities issued by Sea Pines Associates Trust I in accordance with the Trust’s trust agreement.

     The obligation of Riverstone and Sea Pines to make these payments is intended for the benefit of the holders of the Series A preferred shares and the trust preferred securities issued by Sea Pines Associates Trust I. As a result, the above described obligations will be enforceable by the holders of the Series A preferred shares and the trust preferred securities issued by Sea Pines Associates Trust I against Riverstone and Sea Pines, as the surviving corporation in the merger.

Material Federal Income Tax Consequences

     The following summary is a general discussion of the material United States federal income tax consequences to Sea Pines shareholders who receive cash in exchange for their common stock in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to Sea Pines shareholders as described in this proxy statement. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described in this proxy statement. This summary does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws. In addition, it does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances, including:

•	shareholders that are insurance companies;

•	shareholders that are tax-exempt organizations;

•	shareholders that are financial institutions or brokers or dealers;

•	shareholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	shareholders who hold common stock that constitutes qualified small business stock for purposes of Section 1202 of the Code;

•	shareholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation;

•	shareholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States;

•	persons liable for alternate minimum tax;

•	persons whose “functional currency” is not the U.S. dollar; and

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings.

The following summary assumes that shareholders hold their common stock as a “capital asset” (generally, property held for investment).

     Treatment of Holders of Common Stock

     The conversion of common stock into cash in the merger will be a taxable transaction. Generally, this means that shareholders will recognize a capital gain or loss equal to the difference between

•	the amount of cash shareholders receive in the merger and

•	their tax basis in the common stock (which is usually a shareholder’s original cost for the stock if the shareholder acquired it by purchase).

For individuals and some other types of non-corporate shareholders, capital gain will be taxable at a maximum federal capital gains rate of 15% if such shareholders have held the common stock for more than one year at the effective time of the merger. For shareholders that are corporations, the maximum federal income tax rate applicable to such shareholders’ capital gains is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

     Backup Withholding

     A shareholder may be subject to backup withholding at the rate of 28% with respect to the gross proceeds it receives in the merger unless

•	it is a corporation or other exempt recipient and, when required, it establishes this exemption on Internal Revenue Service Form W-9, a substitute Form W-9 acceptable to the surviving corporation or in another manner acceptable to the surviving corporation or

•	the shareholder provides its correct taxpayer identification number to the surviving corporation on Internal Revenue Service Form W-9 or on a substitute Form W-9 acceptable to the surviving corporation, certifying that it is not currently subject to backup withholding and otherwise complying with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against a shareholder’s federal income tax liability.

     The surviving corporation will report to shareholders and to the IRS the amount of any reportable payments (including payments made to shareholders pursuant to the merger) and any amount withheld pursuant to the merger.

     Shareholders should consult their own tax advisors with respect to the particular federal income tax consequences to them of the merger as well as any tax consequences that may arise under the laws of any relevant state, local or foreign taxing jurisdiction.

     Treatment of Riverstone, Merger Sub, William H. Goodwin, Jr. and Sea Pines

     For U.S. federal income tax purposes, the transitory existence of the merger sub will be disregarded, and Riverstone will be treated as having purchased the stock of Sea Pines for cash from holders of Sea Pines stock, other than Sea Pines, Riverstone, or their subsidiaries. Accordingly, no gain or loss will be recognized by any of Riverstone, the merger sub, Mr. Goodwin or Sea Pines as a result of the merger. Sea Pines will retain its historic tax basis in its assets and its other tax attributes, except that the availability of Sea Pines’ tax loss and credit carryforwards will be limited by applicable tax law provisions.

THE SPECIAL MEETING OF SEA PINES SHAREHOLDERS

Time, Place and Date

     This proxy statement is furnished in connection with the solicitation by Sea Pines’ board of directors of proxies from the holders of shares of common stock of Sea Pines for use at a special meeting of shareholders to be held at the Harbour Town Conference Center, 11 Lighthouse Lane, Hilton Head Island, South Carolina, on March 16, 2005 at 3:00 p.m. local time, or at any adjournment(s) thereof, pursuant to the enclosed notice of special meeting of shareholders.

Purpose of the Special Meeting

     At the special meeting, the shareholders of Sea Pines will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of July 27, 2004, by and among Sea Pines, Riverstone and RG Subsidiary Corporation, as amended by an Amendment No. 1 to Agreement and Plan of Merger, dated as of December 13, 2004. A copy of the Agreement and Plan of Merger, along with the Amendment No. 1 to Agreement and Plan of Merger, is attached to this proxy statement as Annex A. The merger agreement provides for the merger of RG Subsidiary Corporation with Sea Pines, with Sea Pines as the surviving corporation. Pursuant to the merger agreement, each outstanding share of common stock (other than common stock held by Sea Pines, Riverstone or their subsidiaries or by shareholders who perfect their dissenters’ rights under South Carolina law) will be converted into the right to receive the per share merger consideration.

     Sea Pines’ board of directors recommends that shareholders vote for approval of the merger agreement.

Record Date; Voting at the Meeting; Quorum

     The board of directors has fixed the close of business on February 3, 2005 as the record date for the special meeting. Only shareholders of record as of the close of business on February 3, 2005 will be entitled to receive notice of, and to vote at, the special meeting.

     As of the close of business on the record date, Sea Pines had outstanding 3,600,500 shares of common stock, held by approximately 553 record holders as reflected on Sea Pines’ shareholder register. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting constitutes a quorum. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.” Broker non-votes and shares as to which a shareholder abstains will be included in determining whether there is a quorum at the special meeting.

Required Vote

     Under Sea Pines’ charter, the merger agreement must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock. The affirmative vote of 2,880,400 shares of common stock will be necessary to satisfy this voting requirement. Abstentions and broker non-votes will have the effect of votes “AGAINST” the approval of the merger agreement.

     As of the record date, Riverstone held 958,000 shares of common stock, representing approximately 26.61% of the total number of shares of common stock outstanding as of the record date, and has agreed to vote its shares in favor of the approval of the merger agreement. By virtue of the requirement that the merger agreement must be approved by the affirmative vote of the holders of at least 80% of Sea Pines’ outstanding common stock and the fact that Riverstone only owns 26.61% of Sea Pines’ outstanding common stock, to approve the merger agreement the holders of more than a majority of Sea Pines’ outstanding common stock, other than the common stock owned by Riverstone, must vote to approve the merger agreement.

     As of the record date, Sea Pines’ directors and executive officers collectively held 706,000 shares, or approximately 19.61%, of Sea Pines’ outstanding common stock. Each of Sea Pines’ directors and executive officers has indicated that he or she intends to vote in favor of the approval of the merger agreement. After giving effect to the shares to be voted by Riverstone and Sea Pines’ directors and executive officers, which collectively represent approximately 46.22% of Sea Pines’ outstanding common stock, the affirmative vote of an additional 1,216,401 shares, or approximately 63% of Sea Pines’ outstanding common stock not held by Riverstone or Sea Pines’ directors and executive officers, is required to satisfy the voting requirement.

     The structuring of the vote does not by itself ensure the fairness of the proposed merger to Sea Pines’ unaffiliated shareholders.

Revocability of Proxies

     The enclosed proxy is solicited on behalf of the board of directors. Execution of the proxy card will not affect a shareholder’s right to attend the special meeting and vote in person. A shareholder may revoke a proxy at any time before it is exercised by written notification to Sea Pines sent to the attention of Sea Pines’ Secretary at Post Office Box 7000, Hilton Head Island, South Carolina 29938, and received prior to the special meeting date, or by attending the special meeting and indicating that the proxy is revoked or by appointment of a substitute proxy.

Action to be Taken at the Special Meeting

     All shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted “FOR” the approval of the merger agreement. As explained below in the section entitled “Dissenters’ Rights,” a vote in favor of the approval of the merger agreement means that the shareholder owning those shares will not have dissenters’ rights for that shareholder’s shares.

     Sea Pines does not know of any matters, other than as described in the notice of special meeting of shareholders, which are to come before the special meeting. The enclosed proxy card provides that shareholders may grant to or withhold from their proxies the authority to vote their shares, in the proxies’ discretion, in favor of or against a motion to postpone or adjourn the special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger). If any other matters are properly presented at the special meeting for action, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment.

Solicitation of Proxies

     The costs associated with preparing, assembling and mailing this proxy statement, the notice of special meeting of shareholders and the enclosed proxy card will be paid by the party incurring such costs; except that Sea Pines and Riverstone will share equally the Securities and Exchange Commission filing fee associated with filing this proxy statement. Sea Pines is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. Sea Pines may reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of Sea Pines and its subsidiaries may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person.

     No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

     Sea Pines shareholders should not send any certificates representing shares of common stock with their proxy card. If the merger is consummated, the procedure for the exchange of certificates representing shares of common stock will be as set forth in this proxy statement. See “The Merger Agreement–Terms of the Merger” on page 55 and “The Merger Agreement–Merger Consideration” beginning on page 55.

THE COMPANIES

Sea Pines

     Sea Pines is a South Carolina corporation with its principal offices located at 32 Greenwood Drive, Hilton Head Island, South Carolina 29928 and its telephone number is (843) 785-3333. Sea Pines was principally organized to acquire, own and operate certain resort assets located in Sea Pines Plantation, a 5,300-acre master planned resort community on Hilton Head Island, South Carolina.

     Subsidiaries of Sea Pines include Sea Pines Company, Inc., Sea Pines Real Estate Company, Inc., Sea Pines Associates Trust I and The Fifth Golf Course Club, Inc., each of which is wholly-owned.

     Sea Pines Company, Inc. is a full-service resort, which owns and operates The Inn at Harbour Town, three golf courses, tennis and various other recreational facilities, home and villa rental management operations, conference facilities, and food and beverage services. Sea Pines Real Estate Company, Inc. provides real estate brokerage services for buyers and sellers of real estate on Hilton Head Island and in its neighboring communities. The Fifth Golf Course Club, Inc. owns certain acreage which could be used for outdoor recreational purposes. Sea Pines Associates Trust I holds a Sea Pines debenture, the interest on which is used by Sea Pines Associates Trust I to pay interest on the trust preferred securities issued by the trust.

Riverstone

     Riverstone is a Virginia limited liability company organized in 1998 with its principal offices located at 901 East Cary Street, Suite 1500, Richmond, Virginia 23219 and its telephone number is (804) 643-4200. Riverstone is a privately held owner-operator of premier resort and hospitality properties. Riverstone owns and operates the Jefferson Hotel , a 264 room luxury hotel in Richmond, Virginia, the Hermitage Hotel, a 123 room luxury hotel in Nashville, Tennessee, and Kiawah Island Resort, a resort community outside of Charleston, South Carolina.

     William H. Goodwin, Jr. is chairman of Riverstone and the merger sub. His business address and telephone number are the same as Riverstone’s. For additional information on Mr. Goodwin, see “Annex D–Information Relating to Sea Pines Associates, Inc., RG Subsidiary Corporation and Their Directors and Officers and The Riverstone Group, LLC and Its Members, Directors and Officers.”

RG Subsidiary Corporation

     RG Subsidiary Corporation is a South Carolina corporation with its principal offices located at 901 East Cary Street, Suite 1500, Richmond, Virginia 23219 and its telephone number is (804) 643-4200. RG Subsidiary Corporation is a wholly owned subsidiary of Riverstone. RG Subsidiary Corporation was formed for the purpose of effecting the merger and has not engaged, and does not expect to engage, in any business other than in connection with the merger.

THE MERGER AGREEMENT

     The following sections of this document describe the material provisions of the merger agreement. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A and incorporated by reference into this document. You are urged to read the merger agreement carefully and in its entirety.

Terms of the Merger

     The merger agreement provides that, following the approval of the merger agreement by our shareholders and the satisfaction or waiver of the other conditions to the merger, the merger sub will be merged with and into Sea Pines, and Sea Pines will be the surviving corporation. The merger will become effective and be completed upon the filing of articles of merger with the Secretary of State of the State of South Carolina or at a later time agreed to by the parties and specified in the articles of merger.

     While we anticipate that the merger will be completed during the first calendar quarter of 2005, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. We intend to complete the merger as promptly as practicable subject to receipt of shareholder approval.

Merger Consideration

     Under the merger agreement, each issued and outstanding share of common stock (other than shares owned by Sea Pines, Riverstone, or their subsidiaries or by shareholders, if any, who perfect their dissenter’s rights under South Carolina law) will be converted upon the effectiveness of the merger into the right to receive the per share merger consideration. At that time, each holder of a certificate representing any of such shares will cease to have any voting or other rights with respect to those shares, and such certificate will only represent the right to receive the merger consideration upon the surrender of the certificate. Shareholders who perfect their dissenters’ rights under South Carolina law will be entitled to the amounts determined under the dissenters’ rights provisions of Chapter 13 of the South Carolina Business Corporation Act.

     All deferred shares awarded under the Sea Pines deferred issuance stock plan and director stock compensation plan and not forfeited before the effective time of the merger will be deemed paid and issued at the effective time of the merger and will be entitled to receive the per share merger consideration in the merger.

     Prior to the completion of the merger, Riverstone will designate a bank or trust company reasonably acceptable to us to act as paying agent for the payment of the merger consideration. Upon the completion of the merger, Riverstone will deliver to the paying agent the funds necessary for the payment of the merger consideration. As soon as practicable after the completion of the merger, the paying agent will mail a letter of transmittal to each holder of record of shares of our common stock. The letter of transmittal will tell holders of record of shares of common stock how to surrender their stock certificates in exchange for the $8.50 per share merger consideration. Please do not send your stock certificates now. You should send them only in compliance with the instructions that will be provided in the letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

     Holders of common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by the surviving corporation, to post a bond as directed by the surviving corporation to indemnify it against any claim that may be made against it with respect to the certificates.

     The surviving corporation, and the paying agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to holders of shares of our common stock such amounts as are required to be withheld under any tax laws.

     Articles of Incorporation and Bylaws

     When the merger becomes effective, our articles of incorporation will continue to be the articles of incorporation of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law. Subject to certain requirements in the merger agreement regarding the indemnification of our directors and officers, the bylaws of the merger sub, as in effect immediately prior to the completion of the merger, will be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law.

     Directors and Officers

     The directors and officers of the merger sub immediately prior to the completion of the merger will be the directors and officers, respectively, of the surviving corporation until their respective successors are duly elected and qualified.

Representations and Warranties

     Under the merger agreement, Sea Pines has made customary representations and warranties to Riverstone and the merger sub, including representations relating to:

•	corporate existence and power;

•	corporate authorization and approvals;

•	governmental authorizations;

•	the existence of any conflicts with the merger agreement and required consents and waivers;

•	capitalization of Sea Pines and its subsidiaries;

•	Sea Pines’ subsidiaries;

•	Sea Pines’ liabilities, financial statements and Securities and Exchange Commission filings;

•	information provided by Sea Pines for inclusion in this proxy statement;

•	absence of certain changes;

•	litigation;

•	compliance with laws, licenses, permits and registrations;

•	employee benefit plans;

•	required vote and board approval;

•	title to property and encumbrances;

•	finders’ fees and opinion of Greenhill & Co.; and

•	non-applicability of Sea Pines’ shareholder rights plan.

     Riverstone and the merger sub have made customary representations and warranties to Sea Pines, including representations relating to:

•	existence and power;

•	authorization and approvals;

•	governmental authorizations;

•	no conflicts or consents required in connection with the merger agreement;

•	information provided for inclusion in this proxy statement;

•	sufficiency of funds;

•	finders’ fees; and

•	ownership of common stock.

Sea Pines Conduct of Business Covenants

     Sea Pines has agreed that, except as expressly permitted in the merger agreement, Sea Pines will conduct its business in the ordinary course consistent with past practice from the date of the merger agreement until the effective time of the merger.

     In addition, except for matters expressly permitted by the merger agreement and subject to specified exceptions, Sea Pines has agreed not to do any of the following without the prior written consent of Riverstone, which consent cannot be unreasonably withheld or delayed, from the date of the merger agreement until the effective time of the merger:

•	enter into any new material line of business;

•	declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock;

•	split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of any capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of its subsidiaries;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, deferred shares, voting indebtedness or any securities convertible into these securities, or subscriptions, rights, warrants or options to acquire these securities or enter into other agreements or commitments of any character obligating it to issue any of these securities or rights;

•	redeem the rights issued under or amend, waive any rights under or otherwise modify or terminate the Sea Pines’ shareholder rights agreement in connection with an acquisition proposal by any person other than Riverstone or the merger sub;

•	cause, permit or propose any amendments to its articles of incorporation or bylaws or any similar organizational documents of its significant subsidiaries;

•	acquire any business or otherwise acquire any assets, other than in the ordinary course of business;

•	enter into any joint ventures, strategic partnerships, teaming arrangements or alliances;

•	sell, transfer or encumber any material property or assets, except pursuant to existing contracts which were made available to Riverstone before the date of the merger agreement;

•	make any loans, advances or capital contributions to, or investments in, any other entity, other than intra-company loans or investments;

•	make any material change in its methods or principles of accounting;

•	make or change any material tax election;

•	settle any material claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice or to the extent subject to reserves reflected in the balance sheet of Sea Pines contained in its Form 10-Q for the quarterly period ended April 30, 2004;

•	except as required by legal requirements, or pursuant to binding contracts, or in the usual, regular and ordinary course of business, and consistent with past practices and policies:

o	increase, adopt, amend or waive provisions of any compensation, retention or benefit plan arrangement;

o	enter into any employment, severance, termination or indemnification agreement with any Sea Pines employee; or

o	grant any stock-related award or performance award;

•	subject Riverstone or the surviving corporation to any noncompete or other material restriction on any of their respective businesses following the closing;

•	enter into, modify or amend in a manner adverse to Sea Pines or any of its subsidiaries, or terminate, any material contract;

•	incur any indebtedness, except for indebtedness for borrowed money under Sea Pines’ existing credit facilities;

•	make or authorize any capital expenditure materially in excess of Sea Pines’ budget;

•	except with respect to an acquisition proposal subject to the non-solicitation provisions of the merger agreement, take any action to render inapplicable, or to exempt any third party from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

•	consent to the cancellation or termination of any insurance policy naming Sea Pines or any of its subsidiaries as a beneficiary or loss payee; or

•	agree in writing or otherwise to take any of the actions described above.

Non-Solicitation of Acquisition Proposals

     Under the merger agreement, Sea Pines has agreed not to, and not to permit any of its subsidiaries, or any representative of Sea Pines to, directly or indirectly:

•	solicit, initiate any inquiry with respect to or encourage the making, submission or announcement of any acquisition proposal;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of Sea Pines’ equity securities or the capital stock of any of its subsidiaries; or

•	enter into any agreement with respect to any acquisition proposal or approve or recommend any acquisition proposal or any agreement, understanding or arrangement relating to any acquisition proposal other than in the manner contemplated by the merger agreement.

     For purposes of the merger agreement, an “acquisition proposal” means any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions involving:

•	any purchase from Sea Pines or acquisition by any person or group of more than a 15% interest in the total outstanding voting securities of Sea Pines or any of its subsidiaries;

•	any tender or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Sea Pines or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving Sea Pines or any of its subsidiaries;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or other disposition (including by way of merger, consolidation or exchange) of the assets of Sea Pines or any subsidiary constituting 15% or more of Sea Pines’ consolidated assets or accounting for 15% or more of Sea Pines’ consolidated revenues; or

•	any liquidation or dissolution of Sea Pines.

     In the event that Sea Pines receives an unsolicited, bona fide written acquisition proposal from a third party that its board of directors has in its good faith business judgment concluded (following consultation with its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a superior offer, it may then take the following actions:

•	furnish nonpublic information to the third party making the acquisition proposal, provided that it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to the third party on its behalf, the terms of which are at least as restrictive as the terms contained in the confidentiality agreement with Riverstone;

•	engage in negotiations with the third party with respect to that acquisition proposal; and

•	after providing Riverstone the written notice and 15 business day period to respond described below:

o	approve or recommend that acquisition proposal;

o	enter into definitive agreements with respect to that acquisition proposal; and

o	terminate the merger agreement as provided therein.

     Under the merger agreement, Sea Pines agrees that neither its board of directors nor any board committee will withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Riverstone or to the merger sub, Sea Pines’ board of directors’ recommendation that the shareholders of Sea Pines adopt the merger agreement and the merger, except that the board of directors of Sea Pines may take the following actions:

•	in response to the receipt of a superior offer that has not been withdrawn and continues to constitute a superior offer, the board of directors may withhold, change or withdraw its recommendation that the shareholders adopt the merger agreement and the merger;

•	in the case of a superior offer that is a tender or exchange offer made directly to its shareholders, the board of directors may recommend that the shareholders accept the tender or exchange offer; and

•	to the extent that the board of directors concludes in good faith (following consultation with outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations under applicable legal requirements, the board of directors may withhold, change or withdraw its recommendation.

Any of these actions by Sea Pines’ board of directors or a board committee is a “change of company recommendation” for purposes of the merger agreement.

     Before any change of company recommendation or any definitive agreement is entered into with respect to a superior offer, Sea Pines has agreed to provide Riverstone written notice:

•	advising Riverstone that the board of directors has received a superior offer which it intends to accept or make a change of company recommendation with respect to, identifying the person making the superior offer and specifying the financial and other material terms and conditions of the superior offer; and

•	inviting Riverstone to propose, within 15 business days of receipt of that notice, adjustments in the terms and conditions of the merger agreement with a view to enabling Sea Pines to proceed with the transactions contemplated in the merger agreement on the adjusted terms as a result of the adjustments making the adjusted transactions at least as favorable to Sea Pines’ shareholders (taking into account all such factors as Sea Pines’ board of directors deems relevant) as the superior offer.

Under the merger agreement, Sea Pines agrees to fully cooperate, and cause its legal and financial advisors to cooperate, with Riverstone in making any such adjustments.

     The merger agreement also provides that nothing contained in the merger agreement will prevent Sea Pines or its board from:

•	taking and disclosing to its shareholders a position as contemplated by federal securities law regulations relating to a position taken by a subject company with regard to a tender offer;

•	making any disclosure to Sea Pines’ shareholders if the board of directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with applicable legal requirements; or

•	conducting “due diligence” inquiries in response to any acquisition proposal that the board of directors determines in its good faith business judgment (after consultation with outside counsel) to be consistent with its obligations under applicable legal requirements.

     As used in the merger agreement, “superior offer” means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, including, pursuant to a tender or exchange offer, merger, consolidation, recapitalization or other business combination or similar transaction:

•	all or substantially all of the assets of Sea Pines; or

•	a majority of the total outstanding voting securities of Sea Pines and as a result of which the shareholders of Sea Pines immediately preceding the transaction would hold less than 50% of the equity interests in the surviving or resulting entity of the transaction or any direct or indirect parent or subsidiary thereof, on terms that the board of directors of Sea Pines has reasonably and in good faith concluded (following consultation with its outside legal counsel and its financial advisor) to be more favorable, from a financial point of view, to Sea Pines’ shareholders than the terms of the merger, taking into account, among other things,

•	all legal, financial, regulatory and other aspects of the offer,

•	the person making the offer and

•	the ability of that person to consummate the proposed transaction (independent of any actions taken or not taken by Sea Pines or its shareholders).

Insurance and Indemnification

     Following the effective time of the merger, Riverstone has agreed to fulfill the obligations of Sea Pines pursuant to any indemnification agreements between Sea Pines and any covered party in effect on the date of the merger agreement, subject to applicable legal requirements. Under the merger agreement, a “covered party” is each person who is or was, or who becomes before the effective time of the merger, a director or officer of Sea Pines or any of its subsidiaries.

     For a period of six years after the effective time of the merger, Riverstone has agreed to cause to be maintained in effect directors’ and officers’ liability insurance (or in lieu thereof,

obtain a six-year “run-off” insurance policy) covering those persons who are covered by Sea Pines’ directors’ and officers’ liability insurance policies as of the date of the merger agreement on terms comparable to those applicable under Sea Pines’ current directors’ and officers’ liability insurance policies with respect to matters occurring before or at the effective time of the merger or the merger agreement and the matters contemplated in the merger agreement.

     The indemnification obligations are intended to be for the benefit of, and will be enforceable by, the covered parties and will be binding on Riverstone and the surviving corporation. In the event Riverstone or the surviving corporation

•	consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity in that consolidation or merger or

•	transfers all or substantially all of its properties and assets to any entity,

then proper provision will be made so that Riverstone, the surviving corporation or the successor or assign, as the case may be, honors the indemnification obligations.

     From the effective time of the merger through the sixth anniversary of the date on which the effective time of the merger occurs, Riverstone and the surviving corporation have agreed, jointly and severally, to indemnify and hold harmless each covered party, against liabilities and costs incurred in connection with claims, suits or investigations relating to the fact that the covered party was an officer or director of Sea Pines or its subsidiaries and matters existing or occurring at or before the effective date of the merger to the extent permitted by the South Carolina Business Corporation Act or other applicable law.

     A covered party will be entitled to advancement of reasonable expenses reasonably incurred in the defense of any claim, suit or investigation in accordance with procedures provided in the merger agreement; however, any person to whom expenses are advanced must provide a written undertaking, to the extent required by the South Carolina Business Corporation Act, to repay the advances if it is ultimately determined that such person is not entitled to indemnification.

Consents and Approvals

     The merger agreement provides that Riverstone, the merger sub and Sea Pines will use their respective reasonable best efforts to take all actions and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement in the most expeditious manner practicable. However, neither Riverstone nor Sea Pines will be required to divest any assets or to agree to any restriction on its business practices to secure any governmental approvals.

Conditions to the Merger

     The merger agreement provides that the respective obligation of each party to effect the merger is subject to the satisfaction or, where applicable, waiver of the following conditions:

•	the approval of the merger agreement by the holders of at least 80% of the issued and outstanding shares of common stock;

•	the absence of pending or threatened litigation seeking to prohibit the merger or to materially limit ownership or operation of Sea Pines by Riverstone; and

•	the expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

     The respective obligations of Riverstone and the merger sub to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Sea Pines in the merger agreement being true and correct in all material respects, subject to specified exceptions;

•	Sea Pines having not breached in any material respect any covenant, obligation or other agreement under the merger agreement;

•	Sea Pines having delivered required closing certificates;

•	no material adverse effect having occurred with respect to Sea Pines; and

•	no company triggering event having occurred; however, Riverstone and the merger sub will be deemed to have waived this condition if it is not asserted within 15 business days following the date of a company triggering event.

     For purposes of the merger agreement, a “company triggering event” is deemed to have occurred if:

•	a change of company recommendation occurs for any reason;

•	Sea Pines failed to include in this proxy statement the recommendation of its board of directors in favor of the approval of the merger agreement and the approval of the merger; or

•	a person unaffiliated with Riverstone commences a tender or exchange offer relating to Sea Pines’ securities and Sea Pines does not send to its security-holders, within ten business days, a statement disclosing that the board of directors of Sea Pines recommends rejection of the tender or exchange offer.

     The obligation of Sea Pines to effect the merger is subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Riverstone and the merger sub set forth in the merger agreement being true and correct in all material respects, subject to specified exceptions;

•	neither Riverstone nor the merger sub having breached in any material respect any covenant, obligation or other agreement under the merger agreement;

•	each of Riverstone and the merger sub having delivered required closing certificates; and

•	the fairness opinion of Greenhill & Co. having not been withdrawn prior to the effective time of the merger.

Termination

     The merger agreement may be terminated at any time before the effective time of the merger, whether before or after shareholder approval:

•	by mutual written consent duly authorized by the managers of Riverstone and the board of directors of Sea Pines;

•	by either Sea Pines or Riverstone, if a governmental entity has issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action is final and nonappealable;

•	by Riverstone, within 15 business days after the occurrence of a company triggering event;

•	by Sea Pines:

o	if Riverstone or the merger sub has materially breached any of their respective covenants, obligations or other agreements under the merger agreement; or

o	if the representations and warranties of Riverstone and the merger sub set forth in the merger agreement are not true and correct in all material respects, subject to specified exceptions;

provided, that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured in all material respects by Riverstone or the merger sub before or on the date which is 30 calendar days after written notice of the breach by Sea Pines to Riverstone;

•	by Riverstone:

o	if Sea Pines has materially breached any of its respective covenants, obligations or other agreements under the merger agreement; or

o	if the representations and warranties of Sea Pines set forth in the merger agreement are not true and correct in all material respects, subject to specified exceptions;

provided, that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured in all material respects by Sea Pines before or on the date which is 30 calendar days after written notice of the breach by Riverstone to Sea Pines;

•	by Sea Pines, if Sea Pines accepts an acquisition proposal, provided that the acceptance is made in accordance with the provisions of the merger agreement relating to non-solicitation of acquisition proposals;

•	by Riverstone or the merger sub if Sea Pines breaches in any material respect its obligations under provisions of the merger agreement relating to non-solicitation of acquisition proposals;

•	by Sea Pines or Riverstone if the required shareholder approval is not obtained at the special meeting; however, a party may not terminate the merger agreement under this provision if it has breached or failed to comply with specified provisions of the merger agreement relating to the special meeting; or

•	by Sea Pines or Riverstone, if the closing has not occurred by March 31, 2005; however, the right to terminate the merger agreement in this situation is not available to any party whose failure to fulfill any of its obligations under the merger agreement caused, or resulted in, the failure of the closing to occur by March 31, 2005.

Amendment and Waiver

     The merger agreement may be amended by the parties, by action taken or authorized by their respective managers or boards of directors, as the case may be, at any time before or after the approval of Sea Pines’ shareholders is obtained, except that

•	after the approval of the merger agreement by Sea Pines’ shareholders, no amendment may be made which by law requires further approval by Sea Pines’ shareholders without their further approval, and

•	the merger agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Riverstone, the merger sub and Sea Pines.

     At any time prior to the effective time of the merger, any of the parties to the merger agreement may, by written instrument,

•	extend the time for the performance of any of the obligations or other acts of any of the other parties or

•	waive compliance with any of the agreements of the other parties or fulfillment of any conditions to its own obligations under the merger agreement.

     Effective as of December 13, 2004, the parties to the merger agreement entered into an Amendment No. 1 to Agreement and Plan of Merger to extend from December 31, 2004 to March 31, 2005 the date after which either party may terminate the merger agreement if the merger has not then occurred and to make a corresponding extension of the latest date to which Sea Pines is obligated to postpone the shareholders’ meeting to approve the merger. A copy of the Amendment No. 1 to Agreement and Plan of Merger follows the Agreement and Plan of Merger as part of Annex A hereto.

Fees and Expenses

     Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses, except that Riverstone and Sea Pines shall share equally:

•	any Securities and Exchange Commission filing fees; and

•	the filing fees for any notification and report forms filed with the Federal Trade Commission or the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and premerger notification and report forms under similar applicable laws of other jurisdictions.

     In addition, if the merger agreement is terminated by Sea Pines or Riverstone because the required shareholder approval is not obtained at the special meeting, then Riverstone will reimburse Sea Pines, within 30 days after delivery of a request for reimbursement accompanied by appropriate documentation, for

•	one-half of the legal fees incurred by Sea Pines in connection with the merger agreement and the related transactions up to a maximum reimbursement of $175,000, and

•	one-half of the fees paid to Greenhill & Co. for delivering the fairness opinion contemplated by the merger agreement up to a maximum reimbursement of $250,000.

If Sea Pines consummates any acquisition proposal, other than one made by Riverstone or any of its affiliates, that is announced prior to, or within 12 months after, the termination of the merger agreement, then Sea Pines will repay to Riverstone all these amounts simultaneously with the consummation of the acquisition proposal.

     Under the merger agreement, Sea Pines has agreed to pay to Riverstone a termination fee equal to $1.25 million if:

•	in connection with an acquisition proposal, we terminate the merger agreement or make a change of company recommendation;

•	Riverstone terminates the merger agreement within 15 business days after a company triggering event;

•	Riverstone terminates the merger agreement because we breach our obligations under the provisions of the merger agreement relating to non-solicitation of acquisition proposals; or

•	Riverstone terminates the merger agreement because the required approval of our shareholders is not obtained following a breach by us of specified covenants in the merger agreement relating to the special meeting; and

Sea Pines consummates any acquisition proposal, other than one made with Riverstone or its affiliates, that is announced before or within 12 months after termination of the merger agreement.

DISSENTERS’ RIGHTS

     Shareholders of Sea Pines entitled to vote on the merger have the right to dissent from the merger and receive payment of the fair value of their shares of common stock upon compliance with Sections 33-13-210 and 33-13-230 of the South Carolina Business Corporation Act. Shareholders may not dissent as to less than all of the shares that they beneficially own or over which they have power to direct the vote. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. Beneficial owners asserting dissenters’ rights to shares held on their behalf must notify Sea Pines in writing of the names and addresses of the record holders of the shares, if known to such beneficial owner.

     Sea Pines shareholders intending to enforce this right may not vote in favor of the approval of the merger agreement and must file a written notice of intent to demand payment for their shares with the Corporate Secretary of Sea Pines before the vote is taken at the special meeting. We refer to this written notice of intent to demand payment as an “objection notice”. The objection notice must state that the shareholder intends to demand payment for such shareholder’s shares of common stock if the merger is effected. Although any Sea Pines shareholder who has filed an objection notice must not vote in favor of the approval of the merger agreement, a vote in favor of the approval of the merger agreement cast by the holder of a proxy appointment solicited by Sea Pines (whether pursuant to the instruction of the shareholder or otherwise) will not disqualify the shareholder from demanding payment for such shareholder’s shares under the South Carolina Business Corporation Act. A vote against approval of the merger agreement will not, in and of itself, constitute an objection notice satisfying the requirements of Section 33-13-210 of the South Carolina Business Corporation Act.

     If the merger agreement is approved by Sea Pines’ shareholders at the special meeting, each shareholder who has filed an objection notice will be notified by Sea Pines of the approval within 10 days after the special meeting. We refer to this notice by Sea Pines of approval of the merger agreement as the “dissenters’ notice.” The dissenters’ notice will:

•	state where dissenting shareholders must send a demand for payment for their common stock and deposit their common stock certificates;

•	inform holders of uncertificated shares of Sea Pines’ common stock of the extent of any restrictions on the transferability of such shares after their demand for payment is received;

•	be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed merger;

•	set a date by which,

o	Sea Pines must receive a demand for payment, which may not be fewer than 30 or more than 60 days after the date the dissenters’ notice is delivered and

o	the common stock certificates must be deposited as instructed in the dissenters’ notice, which may not be earlier than 20 days after the date a demand for payment is received by Sea Pines; and

•	be accompanied by a copy of Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act.

Within the time prescribed in the dissenters’ notice, a shareholder electing to dissent must make a demand for payment, certify whether that shareholder (or the beneficial shareholder on whose behalf that shareholder is asserting dissenters’ rights) acquired beneficial ownership of the shares of common stock before July 29, 2004 (the date of the first public announcement of the terms of the merger) and deposit that shareholder’s common stock certificates in accordance with the terms of the dissenters’ notice. Upon filing a demand for payment and depositing the common stock certificates, the shareholder will retain all other rights of a shareholder until these rights are cancelled or modified by consummation of the merger. Failure to comply substantially with these procedures will cause the shareholder to lose dissenters’ rights to payment for the shares. Consequently, any Sea Pines shareholders that desire to exercise their rights to receive payment for their shares are urged to consult their legal advisors before attempting to exercise these rights.

     As soon as the merger is consummated, or upon receipt of a demand for payment, Sea Pines will, pursuant to Section 33-13-250 of the South Carolina Business Corporation Act, pay to each dissenting shareholder who has substantially complied with the requirements of Section 33-13-230 of the South Carolina Business Corporation Act, the amount that Sea Pines estimates to be the fair value of that dissenting shareholder’s shares of Sea Pines common stock plus accrued interest. Section 33-13-250 of the South Carolina Business Corporation Act requires that payment be accompanied by,

•	certain of Sea Pines’ financial statements,

•	a statement of Sea Pines’ estimate of fair value of the shares and an explanation of how Sea Pines’ estimate of fair value and the interest were calculated,

•	notification of dissenter’s rights to demand additional payment, and

•	a copy of Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act.

If the merger is consummated, Riverstone intends to cause Sea Pines, as authorized by Section 33-13-270 of the South Carolina Business Corporation Act, to delay any payments with respect to any shares held by a dissenting shareholder which were not held by the shareholder on the date of the first public announcement of the terms of the merger, unless the beneficial ownership devolved upon that shareholder by operation of law from a person who was the beneficial owner on such date. Where payments are so withheld, Sections 33-13-270(b) and 33-13-280(a) of the South Carolina Business Corporation Act require Sea Pines, after the merger, to send to the holder of such after-acquired shares an offer to pay the holder an amount equal to Sea Pines’ estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder’s right to demand additional payment under Section 33-13-280 of the South Carolina Business Corporation Act.

     If the merger is not consummated within 60 days after the date set for demanding payment and depositing common stock certificates, Sea Pines, within the 60 day period, will return the deposited common stock certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited common stock certificates and releasing transfer restrictions, the merger is consummated, Sea Pines must send a new dissenters’ notice and repeat the payment demand procedure summarized above.

     If the dissenting shareholder believes that the amount paid by Sea Pines pursuant to Section 33-13-250 of the South Carolina Business Corporation Act or offered under Section 33-13-270 of the South Carolina Business Corporation Act is less than the fair value of that shareholder’s shares or that the interest due is calculated incorrectly, or if Sea Pines fails to make payment or offer payment (or, if the merger has not been consummated, Sea Pines does not return the deposited common stock certificates or release the transfer restrictions imposed on uncertificated shares), within 60 days after the date set forth in the dissenters’ notice, then the dissenting shareholder may within 30 days after Sea Pines made or offered payment for the shares or failed to pay for the shares, notify Sea Pines in writing of that shareholder’s own estimate of the fair value of those shares (including interest due) and demand payment of that estimate (less any payment previously received). Failure to notify Sea Pines in writing of any demand for additional payment within 30 days after Sea Pines has made payment for the shares will constitute a waiver of the right to demand additional payment.

     If Sea Pines and the dissenting shareholder cannot agree on a fair price within 60 days after Sea Pines receives a demand for additional payment, the statute provides that Sea Pines will institute judicial proceedings in the South Carolina Court of Common Pleas to fix,

•	the fair value of the shares immediately before consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable and

•	the accrued interest.

The “fair value” of Sea Pines’ common stock could be more than, the same as, or less than the per share merger consideration. Sea Pines must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all those parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by Sea Pines. If Sea Pines does not institute this proceeding within such 60 day period, Sea Pines is required to pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

     The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against Sea Pines, except that the Court may assess the costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable:

•	against Sea Pines if the Court finds that Sea Pines did not comply substantially with the relevant requirements of the South Carolina Business Corporation Act or

•	against either Sea Pines or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

     The foregoing is a summary of the applicable provisions of Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act. It is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Annex C hereof. It is not intended to give any right of dissent or payment to any shareholder and should not be so read. Shareholders’ rights of dissent and payment are limited to those provided by law.

INFORMATION ABOUT SEA PINES

     Sea Pines is a South Carolina corporation with its principal offices located at 32 Greenwood Drive, Hilton Head Island, South Carolina 29928, and its telephone number is (843) 785-3333. Sea Pines was incorporated under South Carolina law on May 4, 1987 and was principally organized to acquire, own and operate certain resort assets located in Sea Pines Plantation, a 5,300-acre master planned resort community on Hilton Head Island, South Carolina.

     Subsidiaries of Sea Pines include Sea Pines Company, Sea Pines Real Estate, Sea Pines Associates Trust I and The Fifth Golf Course Club, Inc., each of which is wholly-owned. All of Sea Pines’ and its subsidiaries’ operations are confined to Beaufort and Jasper Counties in South Carolina.

Business

     Sea Pines Company is a full-service resort, which owns and operates The Inn at Harbour Town, three golf courses, tennis and various other recreational facilities, home and villa rental management operations, conference facilities, and food and beverage services. Sea Pines Real Estate provides real estate brokerage services for buyers and sellers of real estate on Hilton Head Island and in its neighboring communities. The Fifth Golf Course Club, Inc. owns certain acreage which could be used for outdoor recreational purposes. Sea Pines Associates Trust I holds a junior subordinated debenture issued by Sea Pines. Interest on the debenture is used by Sea Pines Associates Trust I to pay interest on the trust preferred securities issued by the trust.

     Sea Pines’ operations are conducted primarily in two reportable business segments. These segments are organized by the type of operations: (1) resort operations, including home and villa rental management operations, a 60-room inn, golf course operations, conference facilities, food and beverage operations, and various other recreational activities; and (2) real estate brokerage for buyers and sellers of real estate in the Hilton Head Island, South Carolina area.

     Resort Operations. Resort operations consist primarily of the operation of three resort golf courses, a racquet club facility, home and villa rental management operations, a 60-room inn, conference facilities, retail outlets, food and beverage service operations and other recreational facilities. For fiscal year 2004, resort operations accounted for $37,161,000 (57%) of the Company’s total revenues, with golf and tennis activity revenues representing $15,714,000 (24%), home and villa rental management operations revenues representing $10,665,000 (16%), food and beverage operations revenues representing $5,922,000 (9%) and Inn at Harbour Town operations revenues representing $2,850,000 (4%). For fiscal year 2003, resort operations accounted for $33,586,000 (59%) of Sea Pines’ total revenues, with golf and tennis activities responsible for revenues of $15,220,000 (27%), home and villa rental management operations responsible for revenues of $10,629,000 (19%), food and beverage operations revenues representing $4,468,000 (8%) and Inn at Harbour Town operations revenues representing $2,366,000 (4%). For fiscal year 2002, resort operations accounted for $34,892,000 (64%) of Sea Pines’ total revenues, with golf and tennis activities responsible for revenues of $15,284,000 (28%), home and villa rental management operations responsible for revenues of $11,606,000

(21%), food and beverage operations revenues representing $4,444,000 (8%) and Inn at Harbour Town operations revenues representing $2,667,000 (4%).

     Sea Pines believes that during each of the fiscal years 2004, 2003 and 2002, the majority of golf and tennis revenues and substantially all of inn revenues and home and villa rentals were derived from vacation and conference use at Sea Pines Plantation, with most of the remaining golf and tennis revenues being generated from Hilton Head Island residents. As a result, Sea Pines believes its future success is dependent upon Hilton Head Island (in general) and Sea Pines Plantation (in particular) continuing to be considered as prime destination resort areas, with appropriate lodging and conference facilities.

     Fees charged to the general public for use of Sea Pines’ facilities are typically higher than the fees charged to persons residing within Sea Pines Plantation. Sea Pines is also a party to certain use and access agreements with several developments and hotels located both inside and outside of Sea Pines Plantation. These agreements generally provide the guests of those particular developments and hotels with access to Sea Pines’ facilities at rates slightly lower than those available to the general public. In addition, Sea Pines will occasionally offer special discounts and package rates as part of its ongoing promotional activities.

     Vacation use at Sea Pines is seasonal with the higher period being from March through November and the lower period from December through February. Substantial fixed costs continue during the non-peak period, leading to major seasonal fluctuations in operating income.

     Sea Pines believes that its resort operations are relatively stable. Nevertheless, economic conditions and other factors do adversely affect tourism on Hilton Head Island, and may have a negative impact on the resort operations of Sea Pines. Because of its location on the Atlantic coast, Hilton Head Island is susceptible to adverse weather conditions and resulting damage from hurricanes and other natural occurrences, as well as the potential for damage from a major oil or hazardous waste spill. Although Hilton Head Island’s location away from major oil drilling operations and industrial sites reduces the risk of the latter occurrence, there can be no assurance that such damage will never occur. Sea Pines maintains property and casualty insurance in amounts that it believes to be adequate including coverage for business interruption. Furthermore, access to Sea Pines’ facilities is dependent upon adequate means of transportation at a reasonable cost. In the future, fuel shortages, increases in fuel costs and other events which might inhibit or restrict airplane or automobile travel could have a negative impact on Sea Pines’ operations, depending on the severity and duration of the interruption or price increase.

     Sea Pines is generally subject to various local and regional land use and environmental regulations, ordinances and restrictive covenants. Sea Pines believes that it is currently in material compliance with all such applicable regulations, ordinances and covenants and does not expect that compliance in the future will have any material adverse effect on the operations or the profitability of Sea Pines.

     Sea Pines’ resort operations are subject to significant competition from various facilities on Hilton Head Island, as well as other destination resorts in South Carolina, Georgia and Florida. Specifically, Sea Pines believes its golf courses are directly competitive with approximately 20 golf courses located on Hilton Head Island outside of Sea Pines Plantation.

However, in as much as golf course play is in large part dictated by the number of guests utilizing accommodations within Sea Pines Plantation, the overall success of Sea Pines’ operations will continue to be dependent on Sea Pines Plantation maintaining its reputation as a premier golf and tennis resort. Sea Pines believes that its rates are competitive with other facilities of comparable quality and reputation in the southeastern region and expects that its facilities will continue to compete favorably due to location, quality, design and the established reputation of Sea Pines Plantation.

     One of Sea Pines’ golf courses hosts the annual MCI Heritage Golf Tournament, a nationally televised professional golf tournament. Although the facility usage fee for this tournament does not constitute a major source of income, the event has a significant favorable impact on Sea Pines’ lodging, food and beverage and retail businesses. Moreover, the tournament’s extensive media coverage provides substantial marketing benefits resulting in an enhanced national reputation of Sea Pines Plantation and Sea Pines’ facilities. Loss of the tournament would negatively affect Sea Pines in all these respects.

     Sea Pines’ golf and tennis operations consist primarily of operating and maintaining Sea Pines’ facilities. Sea Pines receives court fees, greens fees, cart rental fees and income from merchandise sales. Sea Pines’ tennis facility and the three resort golf courses are open to the general public. Maintenance and overhead expenses associated with Sea Pines’ golf and tennis operations remain generally stable regardless of the volume of facility usage. Sea Pines’ current and future financial results are substantially dependent upon the revenues generated from the usage of its facilities, which revenues are a function of both the volume of usage and the fee levels Sea Pines is in a position to charge in its market area.

     Sea Pines’ resort operations employed 345 people as of December 31, 2003 and 318 people as of December 31, 2004.

     Real Estate Brokerage. Sea Pines Real Estate is engaged primarily in the brokerage of residential real estate on Hilton Head Island and its neighboring communities. Sea Pines Real Estate competes with other real estate brokerage firms in the Hilton Head Island area.

     Sea Pines Real Estate maintains 12 offices, five located within Sea Pines Plantation, five located outside of Sea Pines Plantation on Hilton Head Island and two located off Hilton Head Island in the surrounding Beaufort County area.

     For fiscal year 2004, real estate brokerage operations accounted for $24,662,000 (38%) of Sea Pines’ total revenues, excluding cost reimbursements revenues. For fiscal year 2003, real estate brokerage operations accounted for $19,710,000 (34%) of Sea Pines’ total revenues. For fiscal year 2002, real estate brokerage operations accounted for $16,250,000 (30%) of Sea Pines’ total revenues.

     While brokerage activities are not tied directly to vacation and conference activities, any general decrease in visitors to Hilton Head Island can result in slower residential real estate sales.

     Sea Pines Real Estate employed 28 people, and had 115 non-employee sales agents, as of December 31, 2003 and employed 29 people, and had 114 non-employee sales agents, as of December 31, 2004.

Properties

     Golf Facilities. Sea Pines Company owns three 18-hole resort golf courses known as the Harbour Town Golf Links, the Ocean Course, and the Sea Marsh Course, all of which are located within Sea Pines. Each of Sea Pines’ golf courses is substantially utilized during the peak occupancy period on Hilton Head Island, which is March through November.

     The Harbour Town Golf Links property consists of approximately 136 acres, including a driving range. Harbour Town is the site of the MCI Heritage Golf Tournament, an annual tournament on the PGA Tour. Adjacent to the Harbour Town Golf Links is the Harbour Town Clubhouse, which contains a pro shop, a restaurant and other small meeting and dining facilities.

     The Sea Marsh Golf Course contains approximately 92 acres, and the Ocean Course contains approximately 97 acres. There is a driving range, that contains approximately 11.6 acres, located adjacent to, and shared by, the Ocean and Sea Marsh golf courses.

     Tennis Facility. Sea Pines Company owns and operates a tennis complex in the Harbour Town area of Sea Pines Plantation known as the Sea Pines Racquet Club.

     The Inn at Harbour Town. The Inn at Harbour Town is a 47,000 square-foot facility featuring 60 inn rooms and is adjacent to and provides views of the Harbour Town Golf Links.

     Harbour Town Conference Center. Sea Pines operates the Harbour Town Conference Center located adjacent to the Harbour Town Golf Links Clubhouse. The Harbour Town Conference Center is a 16,000 square-foot facility and is available for both group conferences and social functions.

     Equestrian Facilities. Sea Pines Company owns a tract of land known as Lawton Stables, which contains approximately 21.8 acres. The stables are leased to a stable operator who provides boarding, lessons and trail rides.

     Plantation Club. Sea Pines Company owns a tract of land with improvements thereon known as the Plantation Club site containing approximately 9.4 acres. It includes the golf pro shop associated with the Ocean and Sea Marsh golf courses as well as conference facilities, food and beverage facilities, a health and fitness center, a swimming pool and a bike rental store.

     Other Recreational Facilities. In the vicinity of the Harbour Town Golf Links, Sea Pines Company owns and operates recreational areas containing a playground, a swimming pool and a snack bar. Sea Pines Company also owns and operates a Beach Club in the vicinity of the Plantation Club, containing a retail shop, an outdoor food and beverage facility and a real estate office.

     Undeveloped Tracts/Development Rights. Sea Pines Company owns a number of undeveloped tracts of land within Sea Pines Plantation briefly described as follows:

1.	Sea Pines Academy Tract – approximately 3 acres;

2.	Sea Pines Center Residual – approximately 1.4 acres;

3.	Harbour Town Main Parking Tract – approximately 3.2 acres;

4.	Artist Area Tract – approximately 1.5 acres;

5.	Cordillo Parkway Tract – approximately 6 acres; and

6.	Outdoor Recreation Tract – approximately 9 acres.

     Forest Preserve. Sea Pines Company owns a 495-acre tract of land known as the Sea Pines Forest Preserve. Various recreational activities are permitted to be conducted on 181 of these acres. A golf course is one possible use, but construction of a golf course would require the approval of 75% of Sea Pines property owners voting on the issue. The portion of the Forest Preserve not reserved for outdoor recreation is designated as a wildlife preserve. In August 1993, Sea Pines made a commitment to donate approximately 404 acres of the wildlife preserve to a not-for-profit organization on Hilton Head Island, South Carolina. As of October 31, 2004, approximately 90 of the 404 acres had been donated and title transferred. The remaining 314 acres are leased to the same not-for-profit organization for a minimal amount.

     Welcome Center. Sea Pines Company owns a 6-acre tract of land, which is the site of the Sea Pines Welcome Center. This is a 23,000-square foot facility, which contains Sea Pines’ executive and administrative offices, the lodging front office facilities, and the main office facility for Sea Pines Real Estate.

     Liberty Oak Cafe. Sea Pines Company owns a 1.6-acre tract of land and improvements known as the Liberty Oak Cafe. This is an outdoor food and beverage facility used for catered functions.

     Leases. Sea Pines Company currently leases approximately 31,000 square feet of space used for the golf maintenance facilities, and Sea Pines Real Estate leases approximately 19,749 square feet of office space in eight locations throughout the Hilton Head Island area.

     Other Real Estate. Sea Pines Company owns a small office building in the Harbour Town area known as the Saddlebag Building, which is leased to a third party, and three small commercial buildings in Harbour Town, one of which currently serves as a sales office for Sea Pines Real Estate and one that serves as the Harbour Town Bakery. Sea Pines Company also owns a small office building in the South Beach area within Sea Pines Plantation that serves as a sales office for Sea Pines Real Estate.

     Substantially all of Sea Pines’ and its subsidiaries’ properties are subject to liens as described in Note 7 to Sea Pines’ consolidated financial statements for the year ended October 31, 2003, which appear elsewhere in this proxy statement.

Legal Proceedings

     On April 30, 2003, a jury verdict of approximately $7.8 million was rendered against a wholly owned subsidiary of Sea Pines in Grey Point Associates, et al. v. Sea Pines Company, Inc. The lawsuit involved alleged breach of contract by Sea Pines Company related to the development of the TidePointe retirement community. On October 6, 2003, Sea Pines agreed pursuant to the terms of a settlement agreement and release to pay $5.9 million to settle the lawsuit. For the year ended October 31, 2003, Sea Pines incurred $6,324,000 in litigation expenses. The expenses included $5,900,000 in settlement costs and $424,000 in legal fees and related expenses.

     On January 23, 2004, Prudential-Bache/Fogelman Harbour Town Properties, L.P. (“Prudential-Bache/Fogelman”) filed a complaint in the United States District Court, District of South Carolina, Beaufort Division, naming Sea Pines and Sea Pines Company as defendants, and seeking a declaratory judgment that Prudential-Bache/Fogelman is the owner of certain trademarks, an injunction prohibiting Sea Pines and Sea Pines Company from making any claims of ownership of the trademarks and an unspecified amount of compensatory and punitive damages based on allegations of wrongful interference in Prudential-Bache/Fogelman’s prospective business relations. An Order of Dismissal without prejudice was entered in this matter on July 22, 2004. The parties have since settled the lawsuit on terms that did not have a material impact on Sea Pines’ financial condition, results of operations or cash flow. Sea Pines, Riverstone and the merger sub do not believe that this litigation or its settlement will have any impact on the proposed merger.

     On November 3, 2004, Sea Crest Development Company, Graves Apartments, Inc., North Shore Place Development Company, Inc., and Robert C. Graves filed a complaint in the Beaufort County Court of Common Pleas naming Sea Pines Company, Sea Pines Real Estate and Michael E. Lawrence as defendants. The plaintiffs are seeking an unspecified amount of actual and punitive damages and attorney fees based on allegations of breach of contract, breach of good faith and fair dealings, negligent misrepresentation, fraud and breach of lease agreement in connection with the development and sale of the Sea Crest condominium project owned by the plaintiffs and marketed and sold by Sea Pines Real Estate. An adverse judgment in this matter could have a material adverse effect on Sea Pines’ financial condition, results of operations and cash flow; however, Sea Pines, Riverstone and the merger sub do not believe that this litigation will have any impact on the proposed merger.

     Sea Pines is subject to claims and suits in the ordinary course of business. In management’s opinion, except as noted above, no currently pending claims and suits against Sea Pines will have a material adverse effect on Sea Pines.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

     Sea Pines’ operations are conducted primarily through two wholly owned subsidiaries. Sea Pines Company operates all of the resort assets, including a 60-room inn, conference facilities, three resort golf courses, a tennis center, home and villa rental management operations, retail sales outlets, food and beverage service operations and other resort recreational facilities. Sea Pines Real Estate is a real estate brokerage firm that had 15 offices serving Hilton Head Island and its neighboring communities as of October 31, 2003 and 12 offices as of October 31, 2004.

Critical Accounting Policies

     In the preparation of its financial statements, Sea Pines applies accounting principles generally accepted in the United States. The application of generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying results. These critical accounting policies have been discussed with Sea Pines’ audit committee.

     Revenue Recognition

     Revenue from resort operations is recognized as goods are sold and services are provided and revenue from real estate brokerage is recognized upon closing of the sale. As a result, Sea Pines’ revenue recognition process does not involve significant judgments or estimates.

     Investment in Real Estate Assets

     Sea Pines’ management is required to make subjective assessments as to the useful lives of its depreciable assets. Sea Pines considers the period of future benefit of the asset to determine the appropriate useful life. These assessments have a direct impact on net income.

     The estimated useful lives of Sea Pines’ assets by class are as follows:

Land improvements	15 years
Buildings	39 years
Machinery and equipment	5 – 7 years

     In the event that management uses inappropriate useful lives or methods for depreciation, Sea Pines’ net income would be misstated.

     Valuation of Real Estate Assets

     Management continually monitors events and changes in circumstances that could indicate that the carrying amounts of the real estate assets, both operating properties and properties held for future development, may not be recoverable. When there are indicators that the carrying amount of a real estate asset may not be recoverable, management assesses the recoverability of the asset by determining whether the carrying value of the real estate asset will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, management adjusts the real estate asset to fair value and Sea Pines recognizes an impairment loss. A projection of expected future cash flows requires management to make certain estimates. If management uses inappropriate assumptions in the future cash flow analysis, resulting in an incorrect assessment of the property’s future cash flows and fair value, it could result in the overstatement of the carrying value of real estate assets and net income of Sea Pines.

2004 Compared to 2003

     Revenues

     Sea Pines reported revenues of $65,653,000 for fiscal 2004, an $8,718,000, or 15.3%, increase over fiscal 2003. Resort revenues, excluding cost reimbursements revenues, increased by $3,575,000, or 10.6%, compared to fiscal 2003, while real estate brokerage revenues, excluding cost reimbursements revenues, improved by $4,952,000, or 25.1%.

     The primary factors contributing to the $8,718,000 increase in revenues were as follows:

•	Real estate brokerage revenues increased by $4,952,000, or 25.1%, during fiscal 2004 as compared with fiscal 2003. Real estate brokerage revenues are very closely tied to real estate sales. The increase in sales is the result of favorable economic conditions, an expansion of our marketing efforts to the mainland markets, the addition of several new agents and the continuation of management’s focus on listings and individual agent marketing.

•	Golf revenue in fiscal 2004 increased by $224,000, or 1.9%, as compared to fiscal 2003. The number of resort golf rounds played at Harbour Town Golf Links during fiscal 2004 increased by 2,366 rounds, or 9.8%, from fiscal 2003. This increase in rounds played was partially offset by an $8.49, or 5.8%, decrease in average resort rate paid per round in fiscal 2004 over fiscal 2003. The number of resort golf rounds played at the Ocean and Sea Marsh golf courses during fiscal 2004 increased by 3,299 rounds, or 5.5%, from fiscal 2003. This increase was partially offset by a $3.29, or 5.4%, decrease in average resort rate paid per round in fiscal 2004 over fiscal 2003.

•	Rental management revenue increased by $36,000, or 0.3%, during fiscal 2004 as compared with fiscal 2003. Total guest occupied nights during fiscal 2004 were 47,121, as compared to 48,081 during fiscal 2003. The average daily rate was $217.02 in fiscal 2004, as compared to $212.08 during fiscal 2003.

•	Food and beverage operations generated revenues of $5,922,000 in fiscal 2004. This represents an increase of $1,454,000, or 32.5%, over fiscal 2003. This increase was due to a $926,000, or 55.7%, increase in revenue from the catering department, a $228,000, or 42.7%, increase in revenue from the Harbour Town Grill, a $130,000, or 12.4%, increase in revenue from the Sea Pines Beach Club, a $107,000, or 25.1%, increase in revenue from the Harbour Town Bakery and a $63,000 increase in revenue from other food and beverage operations.

•	The Inn at Harbour Town generated revenues of $2,850,000 in fiscal 2004. This represents an increase of $484,000, or 20.5%, from fiscal 2003. Total guest occupied room nights were 14,518 during fiscal 2004 as compared to 12,043 during fiscal 2003. The average daily rate was $181.46 during fiscal 2004, a decrease of $1.47 from the same period in fiscal 2003.

•	Other resort services revenue increased by $270,000, or 7.5%, during fiscal 2004 as compared with fiscal 2003. This increase is primarily the result of increased revenue from tennis operations related to the Smith/Stearns Tennis Academy and increased rental income from Sea Pines’ bike shop operations.

•	Cost reimbursements increased by $191,000, and totaled $3,830,000, in fiscal 2004. The increase was primarily due to a $125,000 increase in housekeeping expenses reimbursed by villa owners on Sea Pines’ rental program and a $67,000 increase in other lodging related billings reimbursed by resort guests.

     Cost of revenues

     Cost of revenues were $44,763,000 in fiscal 2004, representing an increase of $5,580,000, or 14.2%, over fiscal 2003. A majority of this increase, $4,066,000, was attributable to increased commissions earned by real estate sales agents as a result of improved real estate sales activity.

     Expenses

•	Sales and marketing expenses increased by $884,000, or 27.0%, and totaled $4,155,000 in fiscal 2004. This increase was primarily due to a $353,000, or 21.9%, increase in resort marketing promotions and expenses, the recording of $257,000 in resort marketing barter expenses, a $153,000, or 14.3%, increase in real estate marketing expenses and a $121,000, or 20.5%, increase in conference sales expenses.

•	General and administrative expenses increased by $90,000, or 1.3%, totaling $6,967,000 for the year. Excluding the effect of a property tax refund of $304,000 received and recorded in the first quarter 2003, general and administrative expenses decreased by $214,000. This decrease was primarily due to a $413,000 decrease in medical claims associated with Sea Pines’ self-funded medical plan and a $131,000 decrease in legal fees. These decreases were offset by a $344,000 increase in property taxes due to a countywide reassessment.

•	Depreciation and amortization expense increased by $217,000, or 8.4%, and totaled $2,795,000 in fiscal 2004. This increase was primarily related to Sea Pines’ recording $239,000 in impairment losses in fiscal 2004 related to assets associated with discontinued development projects.

     Other income (expense)

•	Sea Pines reports changes in the value of its interest rate swap agreements in its operations. Sea Pines recorded interest rate swap agreement income of $930,000 in fiscal 2004. If the swap agreements remain in effect until their expiration date in 2005, the cumulative total of all related income and expense entries will equal zero.

•	Interest income decreased by $183,000 during fiscal 2004 as compared to fiscal 2003. This was primarily as a result of Sea Pines’ receiving interest of $104,000 during first quarter 2003 on excess property taxes paid from fiscal 1998 through fiscal 2001 and the payoff of a note receivable that Sea Pines held in September 2003.

•	Interest expense increased by $241,000, or 10.6%, during fiscal 2004 as compared to fiscal 2003. This increase is primarily the result of increased interest expense related to the additional debt from the judgment loan and the higher rate of interest on the trust preferred securities as described in Note 7 to the financial statements.

•	Merger related expenses totaling $1,184,000 were recorded during fiscal 2004. This total included consulting, investment banking and legal expenses related to the merger agreement with The Riverstone Group, LLC.

•	Litigation expenses totaling $6,324,000 were recorded during fiscal 2003. On April 30, 2003, a jury verdict of $7,800,000 was rendered against Sea Pines Company in Grey Point Associates, et al. v. Sea Pines Company, Inc. The lawsuit involved alleged breach of contract related to the development of the TidePointe retirement community. On October 6, 2003, Sea Pines Company agreed pursuant to the terms of a settlement agreement and release to pay $5,900,000 to settle the lawsuit. Sea Pines incurred $424,000 in legal fees and related expenses in connection with the lawsuit.

     Income taxes

     Sea Pines has not recorded any income tax provision for fiscal 2004 since Sea Pines has sufficient net operating losses and loss carryforwards. The net operating loss carryforwards are fully reserved since Sea Pines is uncertain whether there will be sufficient taxable income in future periods to allow for utilization of the loss carryforwards. Sea Pines’ valuation allowance on its deferred tax assets decreased by $590,000 during the year ended October 31, 2004 to $2,695,000.

2003 Compared to 2002

     Revenues

     Sea Pines reported revenues of $56,935,000 for fiscal 2003, a $2,243,000, or 4.1%, increase over fiscal year 2002. Resort revenues, excluding cost reimbursements revenues, declined by $1,306,000, or 3.7%, compared to 2002; while real estate brokerage revenues, excluding cost reimbursements revenues, improved by $3,460,000, or 21.3%. The decline in resort revenues showed the effects of a nationwide decrease in personal resort travel and corporate meetings during Sea Pines’ first three quarters of fiscal year 2003.

     The primary factors contributing to the $2,243,000 increase in revenues were as follows:

•	Real estate brokerage revenues increased by $3,460,000, or 21.3%, during fiscal 2003 as compared with fiscal 2002. This increase was primarily the result of a 24.3% increase in sales volume in fiscal 2002. This improvement is attributable to low mortgage interest rates and a favorable second home real estate market.

•	Golf revenue in fiscal 2003 decreased by $514,000, or 4.2%, as compared to fiscal 2002. The number of resort golf rounds played at Harbour Town Golf Links during fiscal 2003 decreased by 1,123 rounds, or 4.4%, from fiscal 2002. This decrease in rounds played was partially offset by a $2.68, or 1.9%, increase in average resort rate paid per round in fiscal 2003 over fiscal 2002. The number of resort golf rounds played at the Ocean and Sea Marsh golf courses during fiscal 2003 decreased by 8,195 rounds, or 12.1%, from fiscal 2002. This decrease was partially offset by a $2.47, or 4.2%, increase in average resort rate paid per round in fiscal 2003 over fiscal 2002.

•	Rental management revenue decreased by $977,000, or 8.4%, during fiscal 2003 as compared with fiscal 2002. Total guest occupied nights during fiscal 2003 were 48,081 as compared to 52,470 during fiscal 2002. The average daily rate was $212.08 in fiscal 2003, as compared to $212.81 during fiscal 2002.

•	Food and beverage operations generated revenues of $4,468,000 in fiscal 2003, a decrease of $24,000, or 0.5%, over fiscal 2002. This decrease was primarily due to a $348,000, or 17.3%, decline in revenue from catering operations and a $54,000, or 10.0%, decline in revenue from golf food and beverage operations. These decreases were partially offset by a $342,000, or 48.3%, increase in revenue from the Sea Pines Beach Club, a $53,000, or 14.2%, increase in revenue from the Harbour Town Bakery and a $42,000, or 8.5%, increase in revenue from the Heritage Grill.

•	The Inn at Harbour Town generated revenues of $2,366,000 in fiscal 2003, a decrease of $301,000, or 11.3%, from fiscal 2002. Total occupied room nights were 12,043 as compared to 13,516 during 2002. The average daily rate was $182.93 during fiscal 2003, a decrease of $5.04, or 2.7%, from the same period in fiscal 2002.

•	Other recreation services revenue increased by $450,000, or 14.2%, during fiscal 2003 as compared with fiscal 2002. This increase was primarily the result of increased revenue from tennis operations related to the Smith/Stearns Tennis Academy and increased rental income from Sea Pines’ bike shop operations.

     Cost of revenues

     Cost of revenues were $39,183,000 in fiscal 2003, representing an increase of $3,147,000, or 9.2%, over fiscal 2002. A majority of this increase, $2,989,000, was attributable to increased commissions earned by real estate sales agents as a result of improved real estate sales activity.

     Expenses

•	Sales and marketing expenses increased by $249,000, or 8.2%, and totaled $3,271,000 in fiscal 2003. This increase was the result of increased real estate marketing and resort marketing promotions during fiscal 2003.

•	General and administrative expenses increased by $284,000, or 4.3%, totaling $6,877,000 for the year. This increase was the result of a $219,000 increase in medical claims paid by Sea Pines’ self-funded medical plan, a $187,000 increase in consulting and legal expenses related to Sea Pines’ board of directors’ strategic planning, a $164,000 increase in property tax expenses, a $101,000 increase in insurance expenses and a $52,000 increase in bank service fees. These increases were partially offset by the $304,000 property tax refund discussed above and a $109,000 decrease in bad debt expense.

•	Depreciation and amortization expense decreased by $11,000, or 0.4%, and totaled $2,578,000 in fiscal 2003.

     Other income (expense)

•	Sea Pines reports changes in the value of its interest rate swap agreements in its operations. Sea Pines recorded interest rate swap agreement income of $533,000 in fiscal 2003. During fiscal 2002, falling interest rates caused the fair value of the agreements to decline and Sea Pines recorded interest rate swap agreement expense of $381,000. If the swap agreements remain in effect until their expiration date in 2005, the cumulative total of all related income and expense entries will equal zero.

•	Interest income increased by $91,000 during fiscal 2003 as compared to fiscal 2002. This was primarily as a result of Sea Pines receiving interest of $104,000 during the first quarter 2003 on a refund of excess property taxes paid during fiscal 1998 through fiscal 2001.

•	Gain on the sale of assets totaled $63,000 for fiscal 2003. These gains were the result of the sale of two density units and certain other assets.

•	Interest expense decreased by $121,000, or 5.1%, during fiscal 2003 as compared to fiscal 2002. This decrease was attributable to lower interest rates during fiscal 2003.

•	Litigation expenses totaling $6,324,000 were recorded during fiscal 2003. On April 30, 2003, a jury verdict of $7,800,000 was rendered against Sea Pines Company in Grey Point Associates, et al. v. Sea Pines Company, Inc. The lawsuit involved an alleged breach of contract related to the development of the TidePointe retirement community. On October 6, 2003, Sea Pines Company agreed pursuant to the terms of a settlement agreement and release to pay

$5,900,000 to settle the lawsuit. Sea Pines Company incurred $424,000 in legal fees and related expenses in connection with the lawsuit.

     Income taxes

     Sea Pines has not recognized any income tax benefit for fiscal 2003 related to its taxable loss since Sea Pines is uncertain whether there will be sufficient taxable income in future periods to allow for utilization of the loss. Sea Pines had current tax expense of approximately $54,000 for fiscal 2003. This expense related to a reduction of the current income tax receivable upon finalization of the timing differences for the 2002 income tax returns. Because Sea Pines’ deferred assets are fully reserved, this reduction results in a net current tax charge for the 2003 fiscal year. Sea Pines’ valuation allowance on its deferred tax assets increased by $2,599,000 during the year ended October 31, 2003 to $3,285,000.

Financial Condition, Liquidity and Capital Resources

     Sea Pines’ financial results from its resort operations and real estate brokerage activities experience fluctuations by season. The period from November through February has historically been Sea Pines’ lower resort revenue and real estate sales season, and the period from March through October has historically been Sea Pines’ higher season.

     Cash and cash equivalents increased by $980,000 during fiscal 2003 and totaled $4,042,000 at October 31, 2003, of which $3,571,000 was restricted. Cash and cash equivalents decreased by $255,000 during fiscal 2004 and totaled $3,787,000 at October 31, 2004, of which $3,230,000 was restricted. Restricted cash includes cash held in escrow pending real estate closings, advance deposits for home and villa rentals, and rental receipts to be paid to home and villa owners. Working capital (current assets less current liabilities) decreased during fiscal 2003 by $567,000, resulting in a working capital deficit of $1,896,000 at October 31, 2003, and further decreased during fiscal 2004 by $1,476,000, resulting in a working capital deficit of $3,372,000 at October 31, 2004.

     Accounts payable and accrued expenses increased by $989,000 during fiscal 2004 and totaled $3,681,000 at October 31, 2004. This increase was primarily due to increased accrued brokerage commission due to real estate agents and increased accrued preferred stock dividends.

     In July 2003, Sea Pines completed a modification to its master credit agreement with its principal corporate lender. The modification included revisions to certain loan covenants and representations and waived certain loan covenants for the year ending October 31, 2003.

     The modification also provided for a judgment loan facility in an amount up to $8,000,000. This loan facility may only be used to pay for expenses related to the litigation described in Note 5 of Sea Pines’ consolidated financial statements for the year ended October 31, 2003 appearing elsewhere in this proxy statement. Interest on the facility is payable monthly at various London Interbank Offered Rates (LIBOR) plus 2.35%, and it is collateralized by substantially all assets of Sea Pines. The terms of the judgment loan require Sea Pines to cease the payment of dividends on the Series A cumulative preferred stock and interest on its junior subordinated debenture held by Sea Pines Associates Trust I.

     Under Sea Pines’ master credit agreement, Sea Pines maintains four loan facilities: a term loan, a revolving line of credit, the judgment loan and a seasonal line of credit. Available funds under these four loan facilities totaled $43,497,000, of which $37,797,000 was outstanding, at October 31, 2003, and totaled $38,767,000, of which $35,150,000 was outstanding, at October 31, 2004.

     The term loan had outstanding principal amounts of $14,797,000 as of October 31, 2003 and $13,567,000 as of October 31, 2004 and matures on November 1, 2008. The revolving line of credit had outstanding balances of $17,100,000 as of October 31, 2003 and $18,300,000 as of October 31, 2004 and matures on November 1, 2007. The judgment loan had outstanding balances of $5,900,000 on October 31, 2003 and $2,400,000 as of October 31, 2004 and matures on November 15, 2005. The borrowing limit under the seasonal line of credit was $4,500,000 at October 31, 2003 and at October 31, 2004. It is used to meet cash requirements during Sea Pines’ off-season winter months. The seasonal line of credit had no outstanding balance at October 31, 2003 and an outstanding balance of $883,000 at October 31, 2004, and it expires on November 1, 2007.

     Long-term debt decreased by $2,647,000 during fiscal 2004. Repayments of $3,500,000 were made on the judgment loan and repayments of $1,230,000 were made on the term loan. Borrowings on the revolving line of credit were $1,200,000 and borrowings on the seasonal line of credit were $883,000.

     Sea Pines has two interest rate swap agreements which effectively fix the interest rate on a $24 million notional principal amount outstanding under the loan facilities described above. An amount of $18 million has been fixed at 5.24% per annum plus a credit margin ranging from 1.40% to 1.85%, and an amount of $6 million has been fixed at 6.58% plus a credit margin ranging from 1.40% to 1.85%.

     The articles of incorporation of Sea Pines provide for dividends on its Series A preferred stock of $0.722 per share per annum to be paid in arrears. The terms of the judgment loan require Sea Pines to cease the payment of dividends on its preferred stock and interest on its junior subordinated debenture. As of October 31, 2004, Sea Pines had accrued $320,000 of dividends on its Series A preferred stock and accrued twenty-four months of interest totaling $554,000 on its junior subordinated debenture. Sea Pines may resume these dividend and interest payments with approval from its lender.

     In December 2004, Sea Pines’ lender waived a loan covenant in the master credit agreement related to Sea Pines’ net worth ratio for the year ending October 31, 2005. The waiver was required because Sea Pines did not expect to be in compliance with that covenant for the year ending October 31, 2005.

     A summary of Sea Pines’ contractual obligations as of October 31, 2004 is presented below:

	Payments Due by Period
	Contractual Obligations
	(in thousands)
		Less than 1			More than
	Total	year	1-3 years	3-5 years	5 years

Long-term debt	$35,150	$1,325	$5,370	$28,455	$—
Trust preferred securities	2,480	—	—	—	2,480
Operating leases	3,451	998	1,435	558	460
Purchase obligations	1,039	714	300	25	—

Total contractual
obligations	$42,120	$3,037	$7,105	$29,038	$2,940

Change in Sea Pines’ Certifying Accountant

     On October 21, 2004, Ernst & Young LLP resigned, effective as of such date, as the principal accountant to audit the financial statements of Sea Pines. The resignation was the sole decision of Ernst & Young and was neither approved nor recommended by the audit committee of Sea Pines’ board of directors. On October 21, 2004, Sea Pines’ audit committee engaged Hancock, Askew & Co., LLP as the principal accountant to audit Sea Pines’ financial statements.

     Ernst & Young’s reports on Sea Pines’ financial statements for its last two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During Sea Pines’ fiscal years ended October 31, 2003 and 2002, and the subsequent interim period from November 1, 2003 through October 21, 2004, (i) there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreements in their reports on the financial statements for such periods, and (ii) there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K during such periods.

     During Sea Pines’ fiscal years ended October 31, 2003 and 2002, and the subsequent interim period from November 1, 2003 through October 21, 2004, Sea Pines did not consult Hancock, Askew & Co. regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on Sea Pines’ financial statements nor did Sea Pines consult Hancock, Askew & Co. regarding any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv)) or a reportable event.

Quantitative and Qualitative Disclosures About Market Risk

     On September 30, 1998, Sea Pines entered into an interest rate swap agreement, which effectively fixed the interest rate on $18 million of principal amount outstanding under the four loan facilities Sea Pines maintains under its master credit agreement with its principal corporate lender at 5.24% plus a credit margin ranging from 1.40% to 1.85%, based on the calculation of certain financial ratios, for a period ending November 10, 2005.

     Sea Pines entered into a second interest rate swap agreement on May 4, 2000, which effectively fixed the interest rate on an additional $6 million of principal amount at 6.58% plus a credit margin ranging from 1.40% to 1.85% for a period ending November 1, 2005.

     Sea Pines has reduced its interest rate risk exposure by entering into these two swap agreements. A change in the LIBOR rate would affect the rate at which Sea Pines could borrow funds in excess of the $24 million fixed by the above swap agreements. Based on variable rate obligations outstanding at October 31, 2003, each 25 basis point increase or decrease in the level of interest rates would increase or decrease Sea Pines’ annual interest expense and related cash payments by approximately $34,000. Based on variable rate obligations outstanding at October 31, 2004, each 25 basis point increase or decrease in the level of interest rates would increase or decrease Sea Pines’ annual interest expense and related cash payments by approximately $28,000.

MARKET FOR COMMON STOCK AND
RELATED SHAREHOLDER MATTERS

     There is no established public trading market for Sea Pines’ common stock. Sea Pines’ capital stock was originally issued in 1987 in units consisting of 750 shares of common stock and 500 shares of Series A preferred stock. From 1987 through February 2000, virtually all transactions in Sea Pines’ common stock and Series A preferred stock were completed in units as originally issued. Transactions in such units traded sporadically on a bid and ask basis through the over-the-counter market. In February 2000, Sea Pines completed an exchange offer in which holders of Series A preferred stock could exchange Series A preferred stock for common stock or trust preferred securities. Since the exchange offer closed in February 2000, there has been very limited trading of Sea Pines’ common stock. Through its transfer agent, Sea Pines is aware of only 27 transfers of shares of common stock occurring during the fiscal year ended October 31, 2003 and only 17 transfers of shares of common stock occurring during the fiscal year ended October 31, 2004. Sea Pines has no official data as to the prices at which any of these transfers took place and consequently, Sea Pines is unable to provide high and low closing sales prices for shares of its common stock.

     In May 2000, Sea Pines established a bulletin board on its website that allows persons to post their interest in buying or selling Sea Pines’ securities. This bulletin board allows offers to be posted in all three of Sea Pines’ outstanding securities: common stock, Series A preferred stock and trust preferred securities. The bulletin board can be accessed on Sea Pines’ website on the World Wide Web at http://www.seapines.com. Offered prices on the bulletin board to purchase Sea Pines’ common stock ranged from $2.00 to $5.00 per share during the fiscal year ended October 31, 2003 and from $0.75 to $3.50 per share during the fiscal year ended October 31, 2004. Offered prices on the bulletin board to sell Sea Pines’ common stock ranged from $3.25 to $5.00 per share during the fiscal year ended October 31, 2003 and from $1.75 to $5.00 per share during the fiscal year ended October 31, 2004.

     Neither Sea Pines nor any of its affiliates,

•	receives any compensation for creating or maintaining the bulletin board or for its use,

•	is involved in any purchase or sale negotiations arising from the bulletin board,

•	gives advice regarding the merits or shortcomings of any particular trade,

•	uses the bulletin board, directly or indirectly, to offer to buy or sell securities except in compliance with all securities laws, or

•	receives, transfers, or holds any funds or securities as an incident of operating the bulletin board.

     The last offered price to purchase common stock posted on the bulletin board prior to July 29, 2004, the day of the public announcement of the execution of the merger agreement, was $1.75 per share, posted on July 20, 2004. The last offered price to sell common stock posted on the bulletin board prior to July 29, 2004 was $2.00 per share, posted on July 20, 2004. The last offered price to purchase common stock posted on the bulletin board following the public announcement of the execution of the merger agreement on July 29, 2004 was $3.50 per share, posted on August 12, 2004. No offers to sell common stock have been posted on our bulletin board since the public announcement of the execution of the merger agreement on July 29, 2004.

     Sea Pines has never paid a cash dividend on its common stock and has no present intention of paying such dividends in the foreseeable future. The setting aside for payment or paying any dividend on the common stock is prohibited by the merger agreement. Moreover, Sea Pines’ articles of incorporation prohibit the payment of dividends on the common stock until all accrued dividends on Sea Pines’ Series A preferred stock have been paid or declared and set apart for payment. Sea Pines’ articles of incorporation provide for dividends on the preferred stock of $0.722 per share per annum to be paid in arrears. The terms of the judgment loan described in Note 7 to Sea Pines’ consolidated financial statements for the year ended October 31, 2004, which appear elsewhere in this proxy statement, required Sea Pines to cease the payment of dividends on its Series A preferred stock, and as of October 31, 2004, Sea Pines had accrued $320,000 of dividends on its Series A preferred stock. Sea Pines may resume dividend payments on its Series A preferred stock with approval from its judgment loan lender.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 2004, certain information regarding the beneficial ownership of Sea Pines’ common stock and preferred stock by:

•	each of Sea Pines’ directors and executive officers;

•	all of Sea Pines’ directors and executive officers as a group; and

•	each person known by Sea Pines to be the beneficial owner of 5% or more of Sea Pines’ outstanding common stock.

There were approximately 553 record holders of Sea Pines’ common stock and 3,600,500 shares of Sea Pines’ common stock outstanding on that date.

	Number of Shares (1)		Percent of Class
Name of Owner	Common	Preferred	Common	Preferred

Executive Officers and Directors
John F. Bard (2)	2,750	500	*	*
Paul B. Barringer, II (3)	328,000	—	9.11%	—
Steven P. Birdwell (4)	8,000	—	*	—
Todd Clist	1,000	—	*	—
Ralph L. Dupps, Jr. (5)	66,000	—	1.83%	—
Norman P. Harberger (6)	30,000	—	*	—
Michael E. Lawrence (7)	14,000	—	*	—
Thomas C. Morton (8)	28,000	—	*	—
John A. Norlander	6,750	—	*	—
David E. Pardue (9)	5,000	—	*	—
Peter Parrott (10)	12,000	—	*	—
Marc Puntereri	6,000	—	*	—
Kathleen B. Speer (11)	188,500	5,500	5.24%	2.49%
Joseph F. Vercellotti (12)	10,000	—	*	—

All Directors and Executive Officers as a group (14 persons)	706,000	6,000	19.61%	2.72%

Beneficial Owners of More Than 5%
The Riverstone Group, LLC and William H. Goodwin, Jr. (13) 901 East Cary St., Suite 1500 Richmond, VA 23219	958,000	—	26.61%	—
Richard N. Speer, Jr. One Ravinia Drive, Suite 625 Atlanta, GA 30346 (14)	184,500	5,500	5.12%	2.49%
Paul B. Barringer, II (3) 14 South Calibogue Cay Hilton Head Island, SC 29928	328,000	—	9.11%	—

*	Represents less than 1% of the class

(1)	Shares of common stock reflected in the table as owned by Messrs. Birdwell, Clist, Norlander and Puntereri are owned by each of them directly. Unless otherwise indicated, shares reflected in the table as owned by each of the other shareholders are owned jointly with such shareholder’s spouse.

(2)	Includes 2,000 common shares held directly by Mr. Bard and 750 common shares and 500 Series A preferred shares directly held by his spouse. Does not include 2,000 deferred shares granted to Mr. Bard under the Sea Pines’ Director Stock Compensation Plan.

(3)	Based on information supplied to Sea Pines by Mr. Barringer, 324,000 shares are owned by a limited partnership, the general partner of which is a limited liability company controlled by Mr. Barringer and his wife, and 4,000 shares are held directly by Mr. Barringer. Mr. Barringer is both a director and a beneficial owner of 5% or more of our outstanding common stock.

(4)	Does not include 11,600 deferred shares granted to Mr. Birdwell under the Sea Pines’ Deferred Issuance Stock Plan.

(5)	Includes 13,000 shares held directly by Mr. Dupps and 53,000 shares held jointly with his spouse.

(6)	Includes 22,000 shares held by Mr. Harberger directly and 8,000 shares held jointly with his spouse.

(7)	Includes 12,000 shares held by Mr. Lawrence directly and 2,000 shares directly held by his spouse. Does not include 30,300 deferred shares granted to Mr. Lawrence under the Sea Pines’ Deferred Issuance Stock Plan.

(8)	Includes 12,000 shares held by Mr. Morton directly, 8,000 shares held jointly with his spouse and 8,000 shares directly held by his spouse.

(9)	Includes 3,000 shares held by Mr. Pardue directly and 2,000 shares directly held by his spouse.

(10)	Includes 3,000 shares held by Mr. Parrott directly and 9,000 shares held jointly with his spouse.

(11)	Includes 4,000 common shares held directly by Mrs. Speer and 184,500 common shares and 5,500 Series A preferred shares held by Mrs. Speer’s spouse.

(12)	Includes 4,000 shares held directly by Mr. Vercellotti and 6,000 shares held jointly with his spouse.

(13)	Based on information set forth in a Schedule 13D filed by The Riverstone Group and Mr. Goodwin, both have sole voting and investment power with respect to all of such shares.

(14)	Based on information supplied to Sea Pines by Mr. Speer. Does not include 4,000 shares held directly by Mr. Speer’s spouse, who is a director of Sea Pines.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

     The consolidated financial statements and schedule of Sea Pines Associates, Inc. at October 31, 2003 and 2002, and for each of the two years in the period ended October 31, 2003, appearing in this proxy statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements and schedule of Sea Pines Associates, Inc. at October 31, 2004 and for the year then ended appearing in this proxy statement have been audited by Hancock Askew & Co., LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

     If the merger is consummated, there will be no public shareholders of Sea Pines and no public participation in any future meetings of shareholders of Sea Pines. However, if the merger is not consummated, Sea Pines’ public shareholders will continue to be entitled to attend and participate in Sea Pines’ shareholders’ meetings.

     The deadline for shareholders who wished to submit proposals to be included in the proxy statement for Sea Pines’ 2005 annual meeting of shareholders was November 13, 2004.

     In addition, pursuant to Sea Pines’ bylaws, proposals and director nominations which shareholders intend to present at the 2005 annual meeting of shareholders must have been received no earlier than October 14, 2004 and no later than November 13, 2004 to be presented at the meeting. This requirement is separate from and in addition to the requirements that a shareholder must meet to have a proposal included in the proxy statement. A copy of the relevant bylaw provisions can be obtained by calling Sea Pines at (843) 842-1824.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

     Sea Pines files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. In addition, Sea Pines has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Sea Pines. Each exhibit to the Schedule 13E-3, including reports and opinions relating to the merger and the merger financing, will be made available for inspection and copying at Sea Pines’ executive offices during regular business hours by any Sea Pines shareholder or a representative of a shareholder who has been so designated in writing.

     Sea Pines shareholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Sea Pines at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Copies may also be obtained, after paying a duplicating fee, by request to publicinfo@sec.gov or by written request to Public Reference Section, Washington, D.C. 20549-0102. Sea Pines’ filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: “http://www.sec.gov.”

     Shareholders should not rely on information other than that contained in this proxy statement. Neither Sea Pines, Riverstone nor the merger sub has authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person whom, it is unlawful to make a proxy solicitation.

     This proxy statement is dated February 10, 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

OTHER BUSINESS

     The board of directors does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. The enclosed proxy card provides that shareholders may grant to or withhold from their proxies the authority to vote their shares, in the proxies’ discretion, in favor of or against a motion to postpone or adjourn the special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger). If any other matters are properly presented at the special meeting for action, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Sea Pines Associates, Inc.

We have audited the accompanying consolidated balance sheet of Sea Pines Associates, Inc. (the “Company”) as of October 31, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended October 31, 2004. Our audit also included the financial statement schedule referred to in Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sea Pines Associates, Inc. at October 31, 2004, and the consolidated results of its operations and its cash flows for the year ended October 31, 2004, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein for the year ended October 31, 2004.

/s/Hancock Askew & Co., LLP

Savannah, Georgia
December 17, 2004

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Sea Pines Associates, Inc.

We have audited the accompanying consolidated balance sheet of Sea Pines Associates, Inc. (the “Company”) as of October 31, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended October 31, 2003. Our audits also included the financial statement schedule referred to in Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sea Pines Associates, Inc. at October 31, 2003, and the consolidated results of its operations and its cash flows for each of the two years in the period ended October 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/Ernst & Young LLP

Atlanta, Georgia
December 8, 2003
    except for the first paragraph of Note 14,
    as to which the date is
    July 27, 2004

Sea Pines Associates, Inc.

Consolidated Balance Sheets
(In thousands)

	October 31
	2004	2003

Assets
Current assets:
Cash and cash equivalents
Unrestricted	$557	$471
Restricted	3,230	3,571

	3,787	4,042
Accounts receivable, less allowance for doubtful accounts of $19 and $35 at October 31, 2004 and 2003, respectively	1,546	1,420
Inventories	860	792
Prepaid expenses	373	360

Total current assets	6,566	6,614

Deferred loan fees, net	223	279
Other assets, net	168	60

	391	339
Real estate assets:
Operating properties, net	40,687	42,675
Properties held for future development	2,984	3,186

	43,671	45,861

Total assets	$50,628	$52,814

Sea Pines Associates, Inc.

Consolidated Balance Sheets
(In thousands, except share amounts)

	October 31
	2004	2003

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$3,681	$2,692
Accrued interest payable	725	422
Accrued property taxes	700	429
Advance deposits	3,135	3,441
Current portion of deferred revenue and other long-term liabilities	372	296
Current portion of long-term debt	1,325	1,230

Total current liabilities	9,938	8,510

Long-term debt, less current portion	33,825	36,567
Interest rate swap agreement	814	1,744
Deferred revenue and other long-term liabilities	531	660
Payable to Sea Pines Associates Trust I	2,480	2,480

Total liabilities	47,588	49,961

Commitments and contingencies (note 10,11)

Shareholders’ equity:
Series A cumulative preferred stock, no par value, 2,000,000 shares authorized; 220,900 shares issued and outstanding at October 31, 2004 and 2003, respectively (liquidation preference of $1,679 at October 31, 2004 and 2003, respectively)	1,294	1,294
Series B junior cumulative preferred stock, no par value; 20,000 shares authorized, none issued or outstanding	—	—
Common stock, 23,000,000 shares authorized, no par value; 3,600,500 shares and 3,587,400 shares issued and outstanding at October 31, 2004 and 2003, respectively	8,063	7,916
Unearned stock compensation	(270)	(255)
Accumulated deficit	(6,047)	(6,102)

Total shareholders’ equity	3,040	2,853

Total liabilities and shareholders’ equity	$50,628	$52,814

See accompanying notes.

Sea Pines Associates, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year ended October 31
	2004	2003	2002

Revenues
Resort	$37,161	$33,586	$34,892
Real estate	24,662	19,710	16,250
Cost reimbursements	3,830	3,639	3,550

	65,653	56,935	54,692

Cost and expenses:
Cost of revenues	44,763	39,183	36,036
Costs subject to reimbursement	3,830	3,639	3,550
Sales and marketing expenses	4,155	3,271	3,022
General and administrative expenses	6,967	6,877	6,593
Depreciation and amortization	2,795	2,578	2,589

	62,510	55,548	51,790

Income from operations	3,143	1,387	2,902

Other income (expense):
(Loss) gain on sale or disposal of assets, net	(21)	63	—
Interest income	19	202	111
Interest rate swap agreements	930	533	(381)
Interest expense	(2,512)	(2,271)	(2,392)
Merger related expenses	(1,184)	—	—
Litigation expenses	—	(6,324)	—

	(2,768)	(7,797)	(2,662)

Income (loss) before income taxes	375	(6,410)	240

Provision for income taxes	—	(54)	(43)

Net income (loss)	375	(6,464)	197

Preferred stock dividend requirements	(160)	(160)	(160)

Net income (loss) attributable to common stock	$215	$(6,624)	$37

Net income (loss) per share of common stock, basic and diluted	$0.06	$(1.85)	$(0.01)

Weighted average shares outstanding	3,595	3,580	3,568

See accompanying notes.

Sea Pines Associates, Inc.

Consolidated Statements of Shareholders’ Equity

(In thousands)

						(Accumulated
	Series A				Unearned	Deficit)
	Preferred Stock		Common Stock		Stock	Retained
	Shares	Amount	Shares	Amount	Compensation	Earnings	Total

Balance at November 1, 2001	221	$1,294	3,560	$7,559	$(159)	$485	$9,179

Net income	—	—	—	—	—	197	197
Issuance of common stock to directors	—	—	14	84	(84)	—	—
Issuance of grants for deferred stock plan	—	—	—	116	(116)	—	—
Amortization of stock compensation	—	—	—	—	124	—	124
Preferred stock dividend	—	—	—	—	—	(160)	(160)

Balance at October 31, 2002	221	1,294	3,574	7,759	(235)	522	9,340

Net loss	—	—	—	—	—	(6,464)	(6,464)
Issuance of common stock to directors	—	—	14	56	(56)	—	—
Issuance of grants for deferred stock plan	—	—	—	101	(101)	—	—
Amortization of stock compensation	—	—	—	—	137	—	137
Preferred stock dividend	—	—	—	—	—	(160)	(160)

Balance at October 31, 2003	221	1,294	3,588	7,916	(255)	(6,102)	2,853

Net income	—	—	—	—	—	375	375
Issuance of common stock to directors	—	—	12	31	(31)	—	—
Issuance of grants for deferred stock plan	—	—	—	116	(116)	—	—
Amortization of stock compensation	—	—	—	—	132	—	132
Preferred stock dividend	—	—	—	—	—	(320)	(320)

Balance at October 31, 2004	221	$1,294	3,600	$8,063	($270)	($6,047)	$3,040

See accompanying notes.

Sea Pines Associates, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended October 31
	2004	2003	2002

Cash flows from operating activities
Net income (loss)	$375	$(6,464)	$197
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,492	2,536	2,563
Impairment loss	239	—	—
Amortization of deferred loan fees	64	42	26
Provision for bad debts	—	(15)	94
Loss (gain) on sale of assets	21	(63)	—
Amortization of stock compensation	132	137	124
Interest rate swap agreements	(930)	(533)	381
Deferred income taxes	—	—	200
Changes in assets and liabilities:
Restricted cash	341	(1,083)	(1,306)
Accounts and notes receivable	(126)	975	(357)
Inventories	(68)	67	11
Prepaid expenses and other assets	(121)	18	(134)
Accounts payable and accrued expenses	1,243	245	(1)
Advance deposits	(306)	1,031	1,379
Deferred revenue	(53)	(210)	(122)
Income taxes receivable	—	217	252

Net cash provided by (used in) operating activities	3,303	(3,100)	3,307

Cash flows used in investing activities
Proceeds from sale of assets	4	118	5
Capital expenditures and property acquisitions	(566)	(1,036)	(468)

Net cash used in investing activities	(562)	(918)	(463)

Cash flows from financing activities
Payment of deferred loan fees	(8)	(182)	(11)
Borrowings (repayments) on revolving line of credit, net	1,200	(500)	600
(Repayment) borrowings on judgment loan	(3,500)	5,900	—
Borrowings (repayments) on seasonal line of credit, net	883	—	(2,000)
Principal repayments of term note	(1,230)	(1,143)	(1,059)
Preferred stock dividends paid	—	(160)	(160)

Net cash (used in) provided by financing activities	(2,655)	3,915	(2,630)

Net increase (decrease) in unrestricted cash and cash equivalents	86	(103)	214
Unrestricted cash and cash equivalents at beginning of year	471	574	360

Unrestricted cash and cash equivalents at end of year	$557	$471	$574

See accompanying notes.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements

October 31, 2004

1. Description of Business and Summary of Significant Accounting Policies

Sea Pines Associates, Inc. (“SPA” or the “Company”) was incorporated in South Carolina on May 4, 1987. The Company was principally organized to acquire, own and operate certain resort assets in Sea Pines Plantation on Hilton Head Island, South Carolina.

The consolidated, wholly-owned subsidiaries of the Company are Sea Pines Company, Inc. (“SPC”), Sea Pines Real Estate Company (“SPREC”), and Fifth Golf Course Club, Inc. SPC is a full-service resort, which provides guests with the use of three golf courses, tennis facilities, inn and conference facilities, various other recreational facilities, home and villa rental management operations, and food and beverage services. SPREC provides real estate brokerage services for buyers and sellers of real estate in the Hilton Head Island, South Carolina area (see Note 17 for business segment information). Fifth Golf Course Club, Inc. owns certain acreage which could be used for outdoor recreational activities.

The Company owns all the common securities of Sea Pines Associates Trust I (the “Trust”), which holds a debenture issued by the Company. Interest on the debenture is used by the Trust to pay interest on the trust preferred securities issued by the Trust.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its consolidated, wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. (See Note 7 for information on deconsolidation of the Trust.)

Cash Equivalents

The Company considers all short-term investments with maturities of 90 days or less at the time of purchase to be cash equivalents.

Revenue Recognition

Revenues and expenses from resort operations are recognized as goods are sold and services are provided. Reimbursements received from third parties for services that the Company procures and manages are reflected as revenues as such reimbursements are earned. Real estate brokerage revenues are recognized upon closing of the sale. Advance deposits are required for certain resort reservations and real estate transactions and are not recognized as revenue until earned.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

1. Description of Business and Summary of Significant Accounting Policies (continued)

Cost of Revenues

Cost of revenues includes payments to home and villa owners, real estate sales commissions, cost of inventories sold, credit-card commissions and costs incurred to operate and maintain operating properties.

Concentration of Credit Risk

The Company maintains substantially all of its cash with one financial institution. Account balances greater than $100,000 are not federally insured and are subject to a loss if the financial institution fails. Management believes such risk is minimal based on the current financial condition of the financial institution.

Restricted Cash

Restricted cash includes cash held in escrow pending real estate closings, advance deposits for home and villa rentals, and rental receipts to be paid to home and villa owners.

Accounts Receivable

Receivables are recognized and carried at original amount earned less a provision for any uncollectible amounts, which approximates fair value. The Company’s accounts receivable are unsecured. Receivables are generally due within 30 days. An allowance for doubtful accounts is made when collection of the full amount is no longer probable based upon review of customer credit. Amounts are written off when it is determined that collection will not occur. The Company serves a diverse customer base and therefore has limited exposure from credit loss to any particular customer or industry segment.

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or net realizable value.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Description of Business and Summary of Significant Accounting Policies (continued)

Advertising Expense

The cost of advertising is expensed as incurred and is classified as selling and marketing expenses in the Consolidated Statements of Operations. Advertising expenses were $2,308,000, $1,858,000 and $1,620,000 for the years ended October 31, 2004, 2003 and 2002, respectively.

Real Estate Assets

Real estate assets are recorded at cost less any impairment losses, if applicable. The costs of new development, additions and improvements which substantially extend the useful lives of assets are capitalized. Capitalized costs include costs of construction, property taxes, interest and miscellaneous expenses incurred during the construction period. No interest expense was capitalized in 2004, 2003 or 2002. Repairs and maintenance costs are expensed as incurred. The Company provides depreciation for financial reporting purposes when the asset is placed in operation using the straight-line method over the estimated useful lives of the assets, which range from five to 39 years.

Other Assets

Deferred loan fees are amortized on a straight-line basis over the lives of the corresponding debt, which approximates the effective interest method.

Impairment of Long-Lived Assets

An impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds the estimated expected future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The Company incurred $239,000 in impairment losses for the year ended October 31, 2004 related to assets associated with discontinued development projects. These losses are recorded in depreciation and amortization expenses on the Consolidated Statement of Operations. The Company did not incur any impairment losses for the years ended October 31, 2003 or 2002.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Description of Business and Summary of Significant Accounting Policies (continued)

Financial Instruments

The carrying amounts reflected in the Consolidated Balance Sheets for cash and cash equivalents, trade receivables, other current assets, accruals and accounts payable approximate their respective fair value based on the short term nature of these instruments. The carrying amounts reflected in the Consolidated Balance Sheets for line of credit with bank and long-term debt approximate their respective fair market values since the interest rates on these instruments reset periodically to current market rates.

Income Taxes

The Company accounts for income taxes using the liability method, which requires recognition of deferred tax liabilities and assets based on temporary differences between the financial statement and tax basis of assets and liabilities using current statutory tax rates. A valuation allowance is established against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Interest Rate Swap Agreements

The Company’s results of operations can be significantly affected by changes in interest rates as the outstanding debt has variable interest rates based on a LIBOR index. To manage the risks associated with changes in interest rates, the Company entered into two interest rate swap agreements, which have maturities on November 1, 2005 and November 10, 2005, to fix the interest rate the Company is charged on a notional amount of $24 million of the outstanding debt. The Company accounts for interest expense under its swap agreements by recording differences between the interest rates on the underlying debt and the swap rates, applied to the notional amount of the swaps.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

1.	Description of Business and Summary of Significant Accounting Policies (continued)

Interest Rate Swap Agreements (continued)

The Company records the fair market value of the interest rate swaps on its consolidated balance sheet. On an ongoing basis, the Company adjusts the balance sheet to reflect the current fair market value of the interest rate swap agreements. The interest rate swap agreements do not qualify for hedge accounting as defined by SFAS 133, and, accordingly, the change in the fair market value of the derivative is immediately recognized in the consolidated statement of operations. The Company recorded income of $930,000, income of $533,000 and expense of $381,000 in the consolidated statements of operations for the change in fair value of the interest rate swap agreement for the years ended October 31, 2004, 2003 and 2002, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the prior years financial statements have been reclassified to conform to the current year presentation.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

2. Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” In December 2003, the FASB issued a Revised Interpretation on FIN 46 (“Revised Interpretation”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company adopted the Revised Interpretation on November 1, 2003. The only effect was the deconsolidation of the Trust, which was offset by the Company’s recording of a liability for amounts due to the Trust. The net impact of deconsolidation did not have any impact on the Company’s financial position or results of operations.

3. Statements of Cash Flows

Supplemental disclosure of cash flow information follows (in thousands of dollars):

	Year ended October 31
	2004	2003	2002

Cash paid during the year for:
Interest	$2,525	$2,261	$2,409

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

4. Inventories

Inventories consist of the following (in thousands of dollars):

	October 31
	2004	2003

Merchandise	$656	$592
Supplies, parts and accessories	35	35
Food and beverages	120	121
Other	49	44

	$860	$792

5. Litigation

On April 30, 2003, a jury verdict of approximately $7.8 million was rendered against a wholly owned subsidiary of the Company in Grey Point Associates, et al. v. Sea Pines Company, Inc. The lawsuit involved alleged breach of contract by Sea Pines Company, Inc. related to the development of the TidePointe retirement community. On October 6, 2003, Sea Pines Company, Inc. agreed, pursuant to the terms of a settlement agreement and release, to pay $5.9 million to settle the lawsuit. For the year ended October 31, 2003, the Company incurred $6,324,000 in litigation expenses. The expenses included $5,900,000 in settlement costs and $424,000 in legal fees and related expenses.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

6. Real Estate Assets

Operating properties consist of the following (in thousands of dollars):

	October 31
	2004	2003
Land and improvements	$26,903	$26,806
Buildings	23,683	23,510
Machinery and equipment	9,068	11,955

	59,654	62,271
Less accumulated depreciation	(18,967)	(19,596)

	$40,687	$42,675

Properties held for future development of $2,984,000 at October 31, 2004 and 2003, respectively, consist primarily of land and certain future development rights.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

7. Long-Term Debt

Long Term Debt and Line of Credit Agreements

Long-term debt consists of loans obtained under a master credit agreement with one bank and include the following (in thousands of dollars):

	October 31
	2004	2003

Term note payable to bank, bearing interest at the London Interbank Offered Rates (LIBOR) (1.84% at October 31, 2004), plus 1.40% to 1.85% collateralized by substantially all assets of the Company. Principal is payable monthly from May through October each year in amounts ranging from $220,833 in 2005 to $276,667 in 2008, with a balloon payment due on maturity. Interest is payable monthly. The note matures November 1, 2008.	$13,567	$14,797

$18.3 million revolving line of credit with bank, bearing interest at LIBOR (1.84% at October 31, 2004), plus 1.40% to 1.85%, collateralized by substantially all assets of the Company. Interest is payable monthly. The line matures November 1, 2007.	18,300	17,100

Judgment loan payable to bank, bearing interest at LIBOR (1.84% at October 31, 2004), plus 2.35% collateralized by substantially all assets of the Company. Interest is payable monthly. The loan facility matures on November 15, 2005.	2,400	5,900

$4.5 million seasonal line of credit with bank, bearing interest at LIBOR (1.84% at October 31, 2004), plus 1.50%, collateralized by substantially all assets of the Company. Interest is payable monthly. The line matures on November 1, 2007.	883	—

	35,150	37,797
Less current portion of long-term debt	(1,325)	(1,230)

Total long-term debt	$33,825	$36,567

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

7. Long-Term Debt (continued)

Long Term Debt and Line of Credit Agreements (continued)

Scheduled maturities of long-term debt as of October 31, 2004 are as follows (in thousands of dollars):

Year ending October 31
2005	$1,325
2006	3,830
2007	1,540
2008	20,843
2009	7,612

Total	$35,150

The master credit agreement relating to the debt described above contains provisions and covenants which impose certain restrictions on the use of the Company’s assets, including limitations as to new indebtedness, the sale or disposal of certain assets, capital contributions and investments, and new lines of business.

The articles of incorporation of the Company provide for dividends on the preferred stock of $0.722 per share per annum to be paid in arrears. The terms of the judgment loan referred to above required the Company to cease the payment of dividends on its preferred stock and interest on its preferred securities. As of October 31, 2004, the Company has accrued $320,000 of dividends on the preferred stock and accrued $553,000 of interest on the preferred securities. The Company may resume dividend and interest payments with approval from its bank.

Interest Rate Swaps

The Company has two interest rate swap agreements. The first interest rate swap agreement effectively fixes the interest rate on an $18,000,000 notional principal amount at 5.24% plus a credit margin ranging from 1.40% to 1.85% until the maturity date of the agreement, November 10, 2005. The second interest rate swap agreement effectively fixes the interest rate on a $6,000,000 notional principal amount at 6.58% plus a credit margin ranging from 1.40% to 1.85% until the maturity date of the agreement, November 1, 2005.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

7. Long-Term Debt (continued)

Trust Preferred Securities

Sea Pines Associates Trust I (the “Trust”) holds a debenture issued by the Company. Interest on the debenture is used by the Trust to pay interest on the trust preferred securities issued by the Trust. The trust preferred securities bear interest at 9.5% per annum with payments due quarterly, nine months in arrears, commencing January 31, 2001. The trust preferred securities mature on January 31, 2030. The Company has the right to require the Trust to redeem the trust preferred securities as specified in the indenture agreement. The interest payments on the trust preferred securities are subordinate in right of payment to all senior debt of the Company. Interest payments on the trust preferred securities have been suspended as a result of restrictions imposed by the judgment loan, and, therefore, the Company has twenty-four months of interest accrued as of October 31, 2004. As a result of this suspension, the trust preferred securities are currently bearing interest at the penalty rate of 11.51%. The Company deconsolidated the Trust on November 1, 2003. (See Note 1)

8. Income Taxes

The Company has not recognized any income tax provision for fiscal 2004 since the Company has sufficient net operating losses, which are currently fully reserved, that would offset projected taxable income. The provision (benefit) for income taxes consists of the following (in thousands of dollars):

	Year ended October 31
	2004	2003	2002
Current provision (benefit):
Federal	—	$54	$(157)
State	—	—	—

	—	54	(157)

Deferred provision (benefit):
Federal	—	—	173
State	—	—	27

	—	—	200

	—	$54	$43

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

The reconciliation between actual income tax expense (benefit) and the amount calculated by applying the federal statutory rates to income (loss) before income taxes follows (in thousands of dollars):

	Year ended October 31
	2004	2003	2002
Tax (benefit) expense at statutory federal income tax rates	$127	$(2,180)	$82
State income tax (benefit) expense, net of federal income tax (charge) benefit	12	(342)	9
Increase (decrease) in valuation allowance	(590)	2,599	(44)
Non-deductible expenses and adjustments	405	—	—
Other	46	(23)	(4)

	$—	$54	$43

The tax effects of the types of temporary differences and carryovers, which give rise to deferred income tax assets (liabilities), are as follows (in thousands of dollars):

	October 31
	2004	2003	2002
Deferred revenue:
License and fee income	$303	$334	$432
Country club membership sales	—	20	29
Loss on interest rate swaps	304	650	849
Charitable contribution carryover	37	32	10
Net operating loss carryforwards	3,184	3,012	88
Accrued liabilities and other	271	234	208

Gross deferred income tax assets	4,099	4,282	1,616
Less: Valuation allowance	(2,695)	(3,285)	(686)

Deferred income tax assets	1,404	997	930

Depreciation	(1,248)	(879)	(763)
Other	(156)	(118)	(167)

Gross deferred income tax liabilities	(1,404)	(997)	(930)

Net deferred income taxes	$—	$—	$—

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

8. Income Taxes (continued)

The valuation allowance is due to the Company’s review of its estimate of realization of deferred tax assets, primarily related to the net operating loss carryforwards. The Company’s federal net operating loss carryforward of $8,046,000 and state net operating loss carryforward of $8,870,000 expire beginning in 2023.

9. Shareholders’ Equity

Preferred Stock

Of the 5,000,000 authorized shares of preferred stock, 2,000,000 shares are designated as Series A cumulative preferred stock and 20,000 shares are designated as Series B junior cumulative preferred stock. The Board of Directors has the authority to approve the issuance amount, rights and powers of an additional 2,980,000 shares of preferred stock except that such rights and powers shall not be superior to those of the Series A cumulative preferred shares.

The Series A cumulative preferred shares provide for a cumulative dividend of $0.722 per share per annum, payable in arrears as declared by the Board of Directors. These shares have a liquidation value of $7.60 per share plus accumulated but unpaid dividends. If four or more years of dividends are in arrears, the Series A cumulative preferred shareholders will be entitled to elect a majority of the Board of Directors of the Company. All or any part of such shares may be redeemed at the option of the Company at liquidation value. As of October 31, 2004, all preferred stock dividends applicable to the fiscal years ended October 31, 2004 and 2003 have been accrued, but not paid. Preferred stock dividends applicable to the fiscal year ended October 31, 2002 and all prior years have been declared and paid.

The Series B junior cumulative preferred shares are subject to the prior and superior rights of the holders of the Series A and all other classes of preferred shares. These Series B shares provide for a cumulative dividend of the greater of $0.25 per share or an amount as adjusted for the anti-dilution number (initially 1,000). Each share of the Series B also entitles the holder to the number of votes equal to the anti-dilution number. Generally, the Series B and common shareholders will vote together as one class on all matters submitted to a vote. The Series B shares have a liquidation value of $100 per share, plus dividends thereon. The Series B shares are not redeemable. No shares of the Series B junior cumulative preferred stock have been issued (see Stock Purchase Rights Plan).

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

9. Shareholders’ Equity (continued)

Common Stock

Of the 23,000,000 authorized shares of common stock, 2,000,000 shares are designated as special common stock and 1,000,000 are designated as nonvoting common stock. All other shares are voting. All of the 3,600,500 shares of common stock outstanding as of October 31, 2004 are voting common stock.

Each share of common stock (regardless of class) participates on an equal and pro rata basis in all dividends and other distributions, including liquidation, subject to the rights of the preferred shareholders. Holders of shares of voting common stock are entitled to one vote per share. Holders of special common shares (if issued) will have such voting rights as specified by the Board of Directors, except that such rights will not be superior to the voting common stock.

Stock Purchase Rights Plan

On August 5, 2003, the Company entered into a Second Amended and Restated Rights Agreement, with Wachovia Bank, N.A. as rights agent, which amends and restates in its entirety the Rights Agreement dated as of August 23, 1993, which was scheduled to expire in accordance with its terms on August 23, 2003 (as amended and restated, the “Rights Agreement”). Among other things, the Second Amended and Restated Rights Agreement deleted the requirement in the original Rights Agreement that “continuing directors” approve any redemption of the rights following a proxy or consent solicitation in certain situations and extended the Rights Agreement for an additional ten-year term expiring August 5, 2013.

Each share of the Company’s outstanding common stock carries with it the right (“Right”) to purchase one one-thousandth of a share of the Company’s Series B junior cumulative preferred stock at a price of $50 per one one-thousandth of a share, subject to adjustment. In general, the Rights may be redeemed by the Company at $0.01 per Right at anytime before they become exercisable. Until they become exercisable, the Rights are not separately transferable from the Company’s common stock.

Generally, the Rights become exercisable when a person or group of affiliated or associated persons becomes an “Acquiring Person” or an “Adverse Person” or a tender offer that would result in such person or group becoming an Acquiring Person is announced or commenced. A person or group of affiliated or associated persons becomes an Acquiring Person when such person or group becomes the beneficial owner of 20% or more of the Company’s outstanding common stock.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

9. Shareholders’ Equity (continued)

However, a person or group that became the owner of 20% or more of the Company’s outstanding common stock as a result of the Company’s Exchange Offer that closed in 2000 does not trigger the exercisability of the Rights unless such person or group becomes the owner of an additional share of the Company’s common stock. A person or group of affiliated or associated persons becomes an Adverse Person when such person or group exceeds an ownership limitation (which must be at least 10% of the Company’s outstanding common stock) specified by the Board for such person or group.

In the event the Rights become exercisable, a Right will entitle the holder (except those beneficially owned by the Acquiring Person or Adverse Person) to receive shares of the Company’s common stock having a value equal to at least twice the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination or there is a sale of 50% or more of its assets or earning power, a Right will entitle the holder (except those beneficially owned by an Acquiring Person or Adverse Person) to receive shares of the surviving company’s common stock having a market value equal to twice the exercise price of the Right.

10. Commitments

Rent expense aggregated $1,016,000, $1,023,000 and $1,174,000 for the years ended October 31, 2004, 2003 and 2002, respectively. Operating leases relate primarily to office space and equipment. Minimum annual rental commitments remaining at October 31, 2004, under non-cancelable operating leases with original terms of at least one year are as follows (in thousands of dollars):

Year ending October 31
2005	$998
2006	832
2007	603
2008	350
2009	208
Thereafter	460

Total	$3,451

In 1993, the Company made a commitment to donate approximately 404 acres of a wildlife preserve owned by the Company to a not-for-profit organization on Hilton Head Island, South Carolina. As of October 31, 2004 approximately 90 of the 404 acres had been donated and title transferred. The remaining 314 acres have been leased to the same not-for-profit organization for a nominal amount .

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

11. Contingencies

The Company is subject to claims and suits in the ordinary course of business. In management’s opinion, such currently pending claims and suits against the Company will not, in the aggregate, have a material adverse effect on the Company.

12. Employee Savings Plan

The Company maintains a 401(k) defined contribution plan for all eligible employees with a minimum of one year of service and who meet certain age requirements, as defined. The Company matches 50% of the first 6% of the participants’ compensation. The Company’s contributions to the plan were $162,000, $140,000 and $132,000 for the years ended October 31, 2004, 2003 and 2002, respectively.

13. Stock Compensation Plan and Deferred Issuance Stock Plan

Director Stock Compensation Plan

Effective October 30, 2000, the Company established a director stock compensation plan. The purpose of the plan is to enable the Company to use common stock rather than cash to compensate non-employee directors for service to the Company and thereby foster increased stock ownership by the directors. The Company reserved 50,000 shares of common stock for issuance pursuant to grants under the plan. In February 2004, the Company authorized an additional 50,000 shares of common stock for issuance under the plan. In April 2004, 12,000 shares were issued, at an estimated fair market value of $2.25 per share. The Company recorded $27,000 as deferred compensation at the time the stock was issued and that amount is being amortized over the directors’ 12-month terms. In April 2003, 14,000 shares were issued, at an estimated fair market value of $4.00 per share. The Company recorded $56,000 as deferred compensation at the time the stock was issued and that amount was amortized over the directors’ 12-month terms. In March 2002, 14,000 shares were issued, at an estimated fair market value of $6.00 per share. The Company recorded $84,000 as deferred compensation at the time the stock was issued and that was amortized over the directors’ 12-month terms. For the years ended October 31, 2004, 2003 and 2002, the Company recorded $41,000, $65,000 and $76,000, respectively of director stock compensation expense.

Deferred Issuance Stock Plan

Effective October 30, 2000, the Company established a deferred issuance stock plan. The purpose of the plan is to optimize the profitability and growth of the Company through long-term incentives, which link the personal interest of participants to those of the Company’s

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

13. Stock Compensation Plan and Deferred Issuance Plan (continued)

stockholders. The Company reserved 180,000 shares of common stock for issuance to key employees pursuant to grants under the plan. Generally common stock of the Company will be issued to the participant on the fifth anniversary of the date the award is granted. On March 1, 2004, the Company awarded 35,700 deferred shares, at an estimated fair market value of $3.25 per share.

On February 7, 2003, the Company awarded 25,450 deferred shares, at an estimated fair market value of $4.50 per share. On January 2, 2002, the Company awarded 24,300 deferred shares, at an estimated fair market value of $5.00 per share. For the years ended October 31, 2004, 2003 and 2002, the Company recorded $90,000, $72,000 and $48,000, respectively, of stock compensation expense amortization. For the years ended October 31, 2004, 2003 and 2002, employees forfeited 0, 2,900 and 1,200, respectively, of deferred shares.

14. Merger Agreement

On July 27, 2004, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with The Riverstone Group, LLC whereby the Company would become a wholly owned subsidiary of The Riverstone Group, LLC. Under the proposed merger, holders of the Company’s common stock other than the Company, The Riverstone Group, LLC, or any of their subsidiaries or holders perfecting their dissenters rights under South Carolina law will be entitled to receive $8.50 per share in cash, without interest, for each of their shares of common stock. In addition, the Merger Agreement provides that if the proposed merger occurs, then within 10 days thereafter The Riverstone Group, LLC will provide the Company with sufficient cash to redeem all of its outstanding Series A preferred stock and pay off its debenture to the Trust, and following the receipt of such cash, the Company will redeem all of its outstanding Series A preferred stock and pay off the debenture to the Trust, which will result in the redemption of all of the outstanding trust preferred securities issued by the Trust. The Merger Agreement is subject to closing conditions customary for transactions of this type, including obtaining the approval of holders of at least 80% of the Company’s outstanding common stock. In order to avoid having the Merger Agreement trigger the distribution of Series B preferred stock purchase rights under the Company’s Second Amended and Restated Rights Agreement (“Rights Agreement”), the Company amended the Rights Agreement on July 27, 2004 so that no person would become an “Acquiring Person” (as defined in the plan) as the result of the execution or delivery of, or the consummation of the merger contemplated by, the Merger Agreement.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

14. Merger Agreement (continued)

A preliminary proxy statement with respect to the proposed merger has been filed with the Securities and Exchange Commission. It is anticipated that the shareholders will vote on the merger during the second fiscal quarter 2005. Effective as of December 13, 2004, the Merger Agreement was amended to extend from December 31, 2004 to March 31, 2005 the date after which any party may terminate the merger agreement if the merger has not then occurred and to make a corresponding extension of the latest date to which the Company is obligated to postpone the shareholders’ meeting to approve the merger.

15. Subsequent Events

On December 15, 2004, the bank waived the loan covenant related to the net worth ratio for the year ending October 31, 2005. The waiver was required because the Company did not expect to be in compliance with this covenant for the year ending October 31, 2005.

On November 4, 2004, Sea Crest Development Company, Robert C. Graves, et al. filed a civil action in the Beaufort County Court of Common Pleas, naming Sea Pines Company, Inc.; Sea Pines Real Estate Company, Inc. and Michael E. Lawrence as defendants. The plaintiffs are seeking an unspecified amount of actual and punitive damages and attorney fees based on the allegations of breach of contract, breach of good faith and fair dealings, negligent misrepresentation, fraud and breach of lease agreement in connection with the development and sale of the Sea Crest condominium project owned by the plaintiffs and marketed and sold by the Sea Pines Real Estate Company. An adverse judgment in this matter could have a material adverse effect on the Company’s financial condition, results of operations and cash flow.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

16. Quarterly Results of Operations (Unaudited)

The following is a summary of the quarterly results of operations for the years ended October 31, 2004 and 2003 (in thousands of dollars):

	Year Ended October 31, 2004
	First	Second	Third	Fourth
Revenues	$9,257	$17,169	$21,288	$17,939
Gross profit	$1,285	$5,122	$6,020	$4,633
Net (loss) income	$(2,350)	$914	$1,627	$184

Net (loss) income per share of common stock, basic and diluted	$(0.67)	$0.24	$0.44	$0.05

	Year Ended October 31, 2003
	First	Second		Third	Fourth
Revenues	$7,789	$14,484		$18,726	$15,936
Gross profit	$715	$4,743		$4,957	$3,698
Net (loss) income	$(1,883)	$(7,908	)(2)	$1,257	$2,070

Net (loss) income per share of common stock, basic and diluted	$(0.54)	$(2.22	)(1)	$0.34	$0.57

(2) Litigation expenses totaling $8,000,000 were recorded during second quarter 2003. This amount was eventually reduced to a total of $6,324,000 for fiscal 2003, when the Company agreed pursuant to the terms of a settlement agreement and release in the Grey Point Associates, et al. vs. Sea Pines Company, Inc. lawsuit – referred to in Note 5.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

17. Business Segment Information

The Company has two reportable business segments. The Company’s reportable segments are organized by the type of operations and for the years ended October 31, 2004, 2003 and 2002 were: (1) resort activities, including home and villa rental management operations, golf course operations, food and beverage operations, inn and conference facility operations, and various other recreational activities; and (2) real estate brokerage for buyers and sellers of real estate in the Hilton Head, South Carolina, area. The Company evaluates performance and allocates resources based on earnings before interest, depreciation and other non-cash items. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (Note 1). All intercompany transactions between segments have been eliminated upon consolidation.

Sea Pines Associates, Inc.

Notes to Consolidated Financial Statements (continued)

17. Business Segment Information (continued)

     Segment information as of and for the years ended October 31, 2004, 2003 and 2002 are as follows (in thousands of dollars):

	Year ended October 31
	2004	2003	2002

Revenues Resort	$40,004	$36,268	$37,615
Real estate brokerage	25,649	20,667	17,077

	$65,653	$56,935	$54,692

Cost of revenues:
Resorts	$26,132	$24,618	$24,460
Real estate brokerage	18,631	14,565	11,576

	$44,763	$39,183	$36,036

Interest expense:
Resort	$2,512	$2,271	$2,392

	$2,512	$2,271	$2,392

Depreciation and amortization expense:
Resort	$2,731	$2,513	$2,521
Real estate brokerage	64	65	68

	$2,795	$2,578	$2,589

Segment income (loss) before income taxes:
Resort	$(1,938)	$(8,065)	$(1,080)
Real estate brokerage	2,313	1,655	1,320

	$375	$(6,410)	$240

Identifiable assets:
Resort	$47,031	$49,010	$51,859
Real estate brokerage	3,597	3,804	2,652

	$50,628	$52,814	$54,511

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Sea Pines Associates, Inc.

October 31, 2004

COL. A	COL. B	COL. C	COL. D.	COL. E
Additions
Description	Balance at Beginning of Period	Charged (Released)to Costs and Expenses	Deductions — Describe	Balance at End of Period

Year Ended October 31, 2004:
Deducted from assets accounts:
Allowance for doubtful accounts	$35,000	$—		$16,000	(1)	$19,000
Valuation allowance for deferred tax assets	3,285,000	—		590,000		2,695,000

Total	$3,320,000	$—		$606,000		$2,714,000

Year Ended October 31, 2003:
Deducted from asset accounts:
Allowance for doubtful accounts	$115,000	$($15,000)		$65,000	(1)	$35,000
Valuation allowance for deferred tax assets	686,000	2,599,000	(2)	—		3,285,000

Total	$801,000	$2,584,000		$65,000		$3,320,000

Year Ended October 31, 2002:
Deducted from asset accounts:
Allowance for doubtful accounts	$30,000	$94,000	(3)	$9,000	(1)	$115,000
Valuation allowance for deferred tax assets	730,000	(44,000)		—		686,000

Total	$760,000	$50,000		$9,000		$801,000

(1)	Uncollectible accounts written off, net of recoveries.

(2)	The significant increase in the year ended October 31, 2003 is due to the Company’s review of its estimate of realization of deferred tax assets, primarily related to the net operating loss carryforwards and the interest rate swaps.

(3)	The significant increase in the year ended October 31, 2002 is due to the Company’s reserve for one significant customer that declared bankruptcy in the year.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

THE RIVERSTONE GROUP, LLC,

RG SUBSIDIARY CORPORATION,

and

SEA PINES ASSOCIATES, INC.

Dated as of July 27, 2004

A

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 27, 2004, by and among The Riverstone Group, LLC, a Virginia limited liability company (the “Parent”), RG Subsidiary Corporation, a South Carolina corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Sea Pines Associates, Inc., a South Carolina corporation (the “Company”).

RECITALS

     WHEREAS, the managers of the Parent and the respective boards of directors of the Merger Sub and the Company, deeming it advisable for the respective benefits of the Parent, the Merger Sub, the Company and their respective members and shareholders, have approved the merger of the Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties make certain representations, warranties and agreements in connection with the Merger and also prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I – THE MERGER

Section 1.1 The Merger.

     Subject to and upon the terms and conditions of this Agreement and the applicable provisions of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), at the Effective Time, the Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2 Effective Time; Closing.

     Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State of the State of South Carolina in accordance with the relevant provisions of the SCBCA (the “Articles of Merger”) (the time of such filing with the Secretary of State of the State of South Carolina (or such later time as may be agreed in writing by the Company and the Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined in this Section 1.2). The closing of the Merger (the “Closing”) shall take place at the offices of McNair Law Firm, P.A., 1301 Gervais Street, 17th Floor, Columbia, South Carolina, at a time and date to be specified by the parties, which shall be no later than the second Business

Day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

Section 1.3 Effect of the Merger.

     At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the SCBCA.

Section 1.4 Articles of Incorporation and Bylaws.

     The articles of incorporation of the Company as in effect immediately prior to the Effective Time will remain the articles of incorporation of the Surviving Corporation without any modification or amendment in the Merger until thereafter amended in accordance with the SCBCA and as provided in such articles of incorporation. Subject to Section 5.8, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the SCBCA and as provided in such bylaws.

Section 1.5 Directors and Officers.

     The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly appointed.

Section 1.6 Conversion of Company Voting Common Shares.

     As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of any of the voting common shares, without par value, of the Company (“Company Voting Common Shares”):

     (a) All Deferred Shares (as defined in Section 8.3(e)) underlying Awards (as defined in, and made pursuant to, the Company’s Deferred Issuance Stock Plan and the Company’s Director Stock Compensation Plan) made but not forfeited prior to the Effective Time shall be deemed paid and issued.

     (b) Each issued and outstanding Company Voting Common Share (including each Deferred Share deemed paid and issued pursuant to Section 1.6(a)), whether or not subject to transfer restrictions or rights of the Company to reacquire it (other than Company Voting Common Shares to be canceled in accordance with Section 1.6(d) and the Dissenting Shares) automatically shall be converted into the right to receive $8.50 in cash (the “Merger Consideration”) payable, without interest, to the holder of such Company Voting Common Share, upon surrender, in the manner provided in Section 1.7, of the certificate that formerly evidenced such Company Voting Common Share. All such Company Voting Common Shares, when so converted, shall no longer be outstanding and automatically shall be canceled and shall cease to exist, and each holder of a certificate representing any such Company Voting Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7. Any payment made pursuant to this Section 1.6(b) shall be made net of applicable withholding taxes in accordance with Section 1.7(f) to the extent that such withholding is required by applicable Legal Requirements.

     (c) Each issued and outstanding share of common stock, without par value, of the Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (d) All Company Voting Common Shares that are owned at the Effective Time by the Company, the Parent, the Merger Sub or any other direct or indirect wholly owned Subsidiary of the Company, the Parent or the Merger Sub shall be canceled and no Merger Consideration shall be delivered in exchange therefor.

     (e) The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Voting Common Shares), reorganization, recapitalization, reclassification or other like change with respect to Company Voting Common Shares having a record date on or after the date hereof and prior to the Effective Time.

Section 1.7 Surrender of Certificates.

     (a) Prior to the Effective Time, the Parent shall designate an agent reasonably acceptable to the Company to act as agent for the holders of the Company Voting Common Shares (other than the Company Voting Common Shares held by the Parent, the Merger Sub, the Company or any of their Subsidiaries) in connection with the Merger (the “Paying Agent”) to receive in trust, the aggregate Merger Consideration to which holders of Company Voting Common Shares shall become entitled pursuant to Section 1.6(b). At the Effective Time, the Parent shall deposit the Merger Consideration with the Paying Agent. The Merger Consideration shall be held in trust for the benefit of the holders of Company Voting Common Shares and such cash shall not used for any other purposes; provided that the Surviving Corporation may direct the Paying Agent to invest such cash, provided that such investments (i) shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Standard & Poor’s Corporation, or in certificates of deposit of domestic commercial banks with capital exceeding $250,000,000 (collectively, the “Permitted Investments”) or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 1.6(b) and this Section 1.7. If for any reason (including losses) the funds held by the Paying Agent are inadequate to pay the amounts to which the shareholders shall be entitled under Section 1.6(b), the Parent and the Surviving Corporation shall be liable for the payment thereof.

     (b) As promptly as practicable after the Effective Time, the Parent and the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Voting Common Shares (the “Certificates” or individually, a “Certificate”), whose Company Voting Common Shares were converted pursuant to Section 1.6(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and instructions for effecting the surrender of a Certificate in exchange for the Merger Consideration for the Company Voting Common Shares. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the Parent, the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Company Voting Common Share formerly evidenced thereby, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall (i) have paid any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or (ii) have established to the satisfaction of the Surviving Corporation that such Taxes have been paid or that payment of Taxes is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Company Voting Common Share in cash as contemplated by Section 1.6.

     (c) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of the Company Voting Common Shares, which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of the Company Voting Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Voting Common Shares, except as otherwise provided for herein or by applicable Legal Requirements. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article I.

     (d) At any time following the six month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article I, provided, that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof and at the discretion of the Surviving Corporation, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Company Voting Common Shares represented by the Certificate claimed to have been lost, stolen or destroyed.

     (f) The Parent, the Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a holder of Company Voting Common Shares pursuant to the Merger any or all such amounts as are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), and/or any applicable provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent that amounts are so deducted and withheld by the Parent, the Merger Sub, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Voting Common Shares to which such consideration would otherwise have been paid.

Section 1.8 Dissenting Shares.

     (a) Each outstanding Company Voting Common Share for which a written notice of intent to demand payment is filed in accordance with Section 33-13-210 of the SCBCA at or prior to the Company Shareholders’ Meeting (as defined in Section 1.9(a)(i)) and that is not voted in favor of the Merger (each, a “Dissenting Share”) shall not be converted into or represent a right to receive Merger Consideration hereunder unless and until the holder thereof shall have withdrawn his right to appraisal of or payment for such Company Voting Common Share under Section 33-13-210 of the SCBCA, at which time such Company Voting Common Share shall be converted into the right to receive the Merger Consideration, without interest thereon, as set forth in Section 1.6(b) in accordance with Section 1.7.

     (b) The Company shall give the Parent (A) prompt notice of its receipt of any notices of intent to demand payment and demands for payment received by the Company, withdrawals of such notices and demands and any other instruments delivered pursuant to Chapter 13 of the SCBCA and received by the Company; and (B) the opportunity to lead all negotiations and proceedings with respect to demands for payment under Chapter 13 of the SCBCA (it being understood that the Company shall be entitled to participate therein). The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for payment or offer to settle or settle any such demands.

Section 1.9 Company Shareholders’ Meeting; Proxy Statement.

     (a) As soon as practicable following the date hereof, if required by applicable Legal Requirements in order to consummate the Merger:

          (i) the Company, acting through its board of directors, shall, in accordance with applicable Legal Requirements, duly call, give notice of, convene and hold a special meeting of its shareholders, to be held on the earliest practicable date determined in consultation with the Parent (the “Company Shareholders’ Meeting”);

          (ii) the Company, after the Company Shareholders’ Meeting has been called and noticed, shall not postpone or adjourn the Company Shareholders’ Meeting without the Parent’s prior written consent;

          (iii) the Company shall prepare and file a preliminary proxy statement (as amended, supplemented or modified, the “Proxy Statement”) relating to the Merger and this Agreement which shall comply as to form with all applicable Legal Requirements and which shall include all information concerning the Company, the Parent and the Merger Sub required to be set forth therein pursuant to the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder (collectively, the “Exchange Act”);

          (iv) the Company shall respond promptly to any comments of the Securities and Exchange Commission (the “SEC”) and shall file a definitive form of the Proxy Statement, which shall reflect compliance with or resolution of the comments and requests in accordance with the Exchange Act from the SEC as the Company and the Parent shall deem appropriate;

          (v) the Company shall distribute the Proxy Statement to the Company’s shareholders in accordance with applicable Legal Requirements, provided that Greenhill & Co., LLC shall have affirmed in writing the opinion described in Section 2.8 immediately prior to such distribution as if such opinion was issued on such date; and

          (vi) the Company shall take all such other reasonable action necessary or appropriate to obtain the lawful approval of this Agreement by the Company’s shareholders including, to the extent necessary or advisable, soliciting from holders of Company Voting Common Shares proxies in favor of the adoption and approval of this Agreement, the Merger and the transactions contemplated hereby and postponement of the Company Shareholders’ Meeting (but not to a date later than December 30, 2004, provided that the Company has complied in all material respects with its obligations under this Section 1.9) if requested by the Parent in order to obtain the vote necessary for the Company Shareholders’ Approval (as defined in Section 2.3(a)). Without limiting the generality of the foregoing, (A) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Voting Common Shares, as required by this Section 1.9, shall not be affected by a Change of Company Recommendation (as defined in Section 5.1(c)); and (B) the Company agrees that its obligations pursuant to this Section 1.9 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.1(e)(i)) or Superior Offer (as defined in Section 5.1(e)(ii)).

     (b) The Parent and the Merger Sub shall furnish to the Company all information concerning the Parent, the Merger Sub and their affiliates required by the Exchange Act or as otherwise required by the SEC to be set forth in the Proxy Statement.

     (c) Each of the Company and the Parent shall consult and confer with the other and the other’s counsel regarding the Proxy Statement and each shall have the opportunity to comment on the Proxy Statement, and any amendments or supplements thereto, before the Proxy Statement is filed with the SEC or mailed to the Company’s shareholders. Each of the Company and the Parent will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Proxy Statement.

     (d) The Parent will vote, or cause to be voted, all Company Voting Common Shares held by the Parent and its affiliates, the Merger Sub and any other Subsidiary of the Parent in favor of the Merger and the adoption of this Agreement.

Section 1.10 Further Action.

     At and after the Effective Time, the officers and directors of the Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and the Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and the Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II – REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent and the Merger Sub as set forth below, subject to those exceptions disclosed in writing in the disclosure schedule supplied by the Company to the Parent, dated as of the date hereof, and certified by a duly authorized officer of the Company (the “Company Disclosure Schedule”). For purposes of the representations and warranties of the Company contained herein, each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and disclosure in any section of the Company Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by the Company calling for disclosure of such information if it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable; provided, however, that the Company represents and warrants that it has made a good-faith effort to include specific cross-references to other portions thereof where applicable. The Company Disclosure Schedule may incorporate disclosures contained in any quarterly, annual or current report or any proxy or information statement filed with or furnished to the SEC (a “Public Filing”) by reference to a specific portion of a specific Public Filing. The inclusion of any information in any section of the Company Disclosure Schedule or other document delivered by the Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 2.1 Organization; Standing; Charter Documents; Subsidiaries.

     (a) Organization; Standing.

          Each of the Company and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(h)) on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Subsidiary”, when used with respect to any Person, means any other Person, whether incorporated or unincorporated, at least a majority of the equity securities or other equity interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For purposes of this Agreement, the term “Significant Subsidiary” has the meaning given it in 17 C.F.R. § 210.1-02(w).

     (b) Charter Documents.

          The Company has delivered or made available to the Parent: (i) a true and correct copy of the articles of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the articles of incorporation and bylaws, or like organizational documents, of each of its Significant Subsidiaries, each as amended to date (collectively, “Subsidiary Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Significant Subsidiary is not in material violation of its respective Subsidiary Charter Documents.

     (c) Subsidiaries.

          Section 2.1(c) of the Company Disclosure Schedule sets forth a list of all the Significant Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens (as defined in Section 8.3(g)), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws or for Liens set forth on Section 2.1(c) of the Company Disclosure Schedule.

Section 2.2 Capital Structure.

     (a) Capital Stock.

          The authorized capital stock of the Company consists of: (i) 20,000,000 Company Voting Common Shares, (ii) 1,000,000 nonvoting common shares, without par value, (iii) 2,000,000 special common shares, without par value, and (iv) 5,000,000 shares of preferred stock, without par value, of which 2,000,000 shares are designated as Series A Cumulative Preferred Shares (“Company Series A Preferred Shares”) and 20,000 shares are designated as Series B Junior Cumulative Preferred Shares. As of the date hereof: (i) 3,600,500 Company Voting Common Shares are issued and outstanding, (ii) 220,900 Company Series A Preferred Shares were issued and outstanding and (iii) no shares of any other class or series are issued or outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued prior to the Effective Time pursuant to any Deferred Shares will be when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the SCBCA, the Company’s articles of incorporation, the Company’s bylaws or any contract or other agreement to which the Company or any Company Subsidiary is a party or otherwise bound. The Company Series A Preferred shares are redeemable at any time and from time to time at the option of the Company. Section 2.2(a) of the Company Disclosure Schedule sets forth as of the date hereof the amount necessary to redeem in full all outstanding Company Series A Preferred Shares.

     (b) Deferred Shares.

          Section 2.2(b) of the Company Disclosure Schedule sets forth a list of all awards of Deferred Shares made by the Company on or before the date hereof, including the numbers of Deferred Shares awarded and summaries of the vesting terms relating to the awards. Copies of all agreements between the Company and recipients of Deferred Shares relating to awards of Deferred Shares have been made available to the Parent.

     (c) Voting Debt; Debentures.

          No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) is issued or outstanding as of the date hereof. Section 2.2(c) of the Company Disclosure Schedule sets forth the amount necessary to pay in full as of the date hereof all amounts owing under the junior subordinated debentures issued by the Company to Sea Pines Associates Trust I (the “Debentures”).

     (d) Other Securities.

          Other than the preferred stock or other rights (the “Rights”) issued pursuant to the Second Amended and Restated Rights Agreement, dated as of August 23, 1993, amended and restated as of July 20, 1999, amended as of December 13, 1999 and amended and restated as of August 5, 2003, between the Company and Wachovia Bank, N.A. (the “Rights Agreement”) and the Deferred Shares listed in Section 2.2(b) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or any preemptive or similar rights, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of capital stock of the Company and of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Material Company Contracts. For purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.3(c)).

Section 2.3 Authority; Noncontravention; Necessary Consents.

     (a) Authority.

          The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement and the approval of the Merger by the Company’s shareholders and the filing of the Articles of Merger as, if and to the extent required pursuant to the SCBCA. The affirmative vote of the holders of record of at least 80% of all votes entitled to be cast by the holders of the outstanding Company Voting Common Shares to adopt this Agreement and approve the Merger (the “Company Shareholders’ Approval”) will be the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Parent and the

Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     (b) Noncontravention.

          The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents; (ii) subject to obtaining the Company Shareholders’ Approval and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party in any material respect under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 8.3(c)). Section 2.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company Material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (c) Necessary Consents.

          No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina and appropriate documents with the relevant authorities of other states in which the Company and/or the Parent are qualified to do business; (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) the consents listed in Section 2.3(c) of the Company Disclosure Schedule; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country except where the failure to obtain such consent, approval, order, authorization, registration or declaration and filings would reasonably be expected not to have a Material Adverse Effect; and

(vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not individually or in the aggregate materially affect the Company or the Parent or materially adversely affect the ability of the parties hereto to consummate the Merger and the other transactions contemplated hereby within the time frames in which the Merger and the other transactions contemplated hereby would otherwise be consummated in the absence of the need for such consents, approvals, orders, authorizations, registrations, declarations or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the “Necessary Consents.”

Section 2.4 SEC Filings; Financial Statements.

     (a) SEC Filings.

          The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since October 31, 2001. The Company has delivered or made available to the Parent all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder (collectively, the “Securities Act”), or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Company SEC Report. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Parent or the Merger Sub that is contained in any of the foregoing documents, or which either of them failed to supply.

     (b) Financial Statements.

          Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the “Company Financials”): (i) complied, or will when filed comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was, or will when prepared be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented, or will when filed fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company’s Form 10-Q for the quarterly period ended April 30, 2004 is hereinafter referred to as the “Company Balance Sheet.” Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company other than (i) as set forth in Section 2.4(b) of the Company Disclosure Schedule or (ii) as incurred in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

Section 2.5 Absence of Certain Changes or Events.

     Since the date of the Company Balance Sheet, the Company and each of its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) an event or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or (b) any event or development which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

Section 2.6 Brokers’ and Finders’ Fees.

     Except for fees payable to Greenhill & Co., LLC pursuant to an engagement letter dated February 26, 2004, a copy of which has been provided to the Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.7 Disclosure.

     The Proxy Statement will not, at the time the Proxy Statement or any amendments or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of the Parent or the Merger Sub that is contained in any of the foregoing documents, or which either of them failed to supply.

Section 2.8 Fairness Opinion.

     The Company’s board of directors has received the opinion of Greenhill & Co., LLC, dated as of the date hereof, to the effect that, as of such date, the cash consideration to be received by the Company’s shareholders (other than those shareholders whose Company Voting Common Shares are canceled pursuant to Section 1.6(d)) pursuant to the Merger is fair from a financial point of view to such shareholders, and has (or promptly upon receipt of a written copy thereof will have) delivered to the Parent a copy of such opinion.

Section 2.9 Rights Agreement.

     The Company has taken and will maintain in effect all further necessary action (a) to prevent any Right issued or issuable under the Rights Agreement from becoming exercisable by virtue of this Agreement, the Merger and the other transactions contemplated hereby and (b) to ensure that (i) neither the Parent nor the Merger Sub nor any of their “Affiliates” (as defined in the Rights Agreement) or “Associates” (as defined in the Rights Agreement) is considered to be an “Acquiring Person” (as defined in the Rights Agreement) or an “Adverse Person” (as defined in the Rights Agreement) by virtue of this Agreement, the Merger and the other transactions contemplated hereby; and (ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement) or a Triggering Event (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Merger or the other transactions contemplated hereby or the execution of this Agreement. The Company has made available to the Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

Section 2.10 Litigation.

     (i) There are no pending or, to the Knowledge of the Company (as defined in Section 8.3(f)), threatened, actions, suits, claims, litigation or other governmental or judicial proceedings or investigations or arbitrations against the Company, its Subsidiaries or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s current or former directors or officers (in their capacity as such) or any other person whom the Company or any Subsidiary has agreed to indemnify (that would or would reasonably be expected to give rise to the obligation of the Company to indemnify such person) and (ii) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors (in their capacity as such) or officers or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person) except, in the case of (i) or (ii) above, as individually or in the aggregate would not have a Material Adverse Effect on the Company.

Section 2.11 Compliance with Laws; Licenses, Permits and Registrations.

     (a) To the Knowledge of the Company, neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees (including any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees relating to pollution, protection of human health, safety or the environment (collectively, “Environmental Laws”)), except for any such violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (b) To the Knowledge of the Company, each of the Company and the Company Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws (including under any Environmental Law), and from all Governmental Entities required by the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

Section 2.12. Employee Benefit Plans.

     (a) Section 2.12 of the Company Disclosure Schedule contains an accurate and complete list of (i) each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each employment (other than contracts covering independent real estate sales agents), severance, change in control, termination, or similar contract, plan, arrangement or policy, and (iii) each other material employee benefit plan, program or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, life insurance and any other paid time off programs, workers’ compensation, supplemental unemployment benefits and post employment or retirement benefits which is maintained, sponsored or contributed to by the Company or any of its affiliates on behalf of any employee or former employee of the Company or any Company Subsidiary (each, a “Company Employee Plan”).

     (b) Each Company Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the United States Internal Revenue Service (the “IRS”) that such Company Employee Plan is qualified under Section 401(a) of the Code or is utilizing a prototype plan document and is relying on the prototype plan’s national opinion letter.

     (c) Neither the Company nor any Company Subsidiary maintains, contributes to or has any liability under or with respect to any plan subject to Title IV of ERISA, or any “multiemployer plan” (as defined in Section 3(37) of ERISA). No asset of the Company or any Company Subsidiary is subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

     (d) There are no pending or, to the Knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Company Employee Plan (other than routine claims for benefits) which could reasonably be expected to result in material liability to the Parent or the Merger Sub, and, to the Knowledge of the Company, there are no facts which could reasonably be expected to give rise to any such actions, suits, investigations or claims.

     (e) In all material respects, to the Knowledge of the Company, (i) each of the Company Employee Plans has been maintained, funded and administered, in both form and operation, in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and any other applicable laws, and (ii) all filings required for the Company Employee Plans and all contributions to the Company Employee Plans have been timely made. To the Knowledge of the Company, the Company and the Company Subsidiaries have complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the Company and each Company Subsidiary have no obligations under any Company Employee Plan or otherwise to provide health, medical, dental or disability benefits to former employees of the Company or the Company Subsidiaries or any other person, except as specifically required by COBRA.

     (f) To the Knowledge of the Company, none of the Company, any Company Subsidiary, any affiliate of the Company or any Company Subsidiary or any plan fiduciary of any Company Employee Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) which could reasonably be expected to subject the Company, the Parent, the Merger Sub or the Surviving Corporation to any material taxes, penalties or other liabilities resulting from such prohibited transaction and, to the Knowledge of the Company, no condition exists that could reasonably be expected to subject any of the Company, the Parent, the Merger Sub or the Surviving Corporation to any material excise penalty tax or fine related to any Company Employee Plan.

     (g) Except as disclosed in Section 2.12 of the Company Disclosure Schedule, the consummation of the Merger will not, either alone or in conjunction with another event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or (iii) require the immediate funding or financing of any compensation or benefits.

     (h) Neither the Company nor any Company Subsidiary maintains a Company Employee Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code.

Section 2.13 Title to Real Property.

     To the Knowledge of the Company, the Company or its Subsidiaries, as the case may be, have good, marketable and insurable fee simple title to the Real Property listed in Section 2.13 of the Company Disclosure Schedule, free and clear of all Liens, other than such Liens which, individually or in the aggregate, (i) would not materially interfere with the use of such Real Property by the Company or any of its Subsidiaries as it is being used on the date hereof or (ii)

would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is obligated under any option, right of first refusal or other contractual right to sell or dispose of any such Real Property or any portion thereof or interest therein.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE
MERGER SUB

     The Parent and the Merger Sub represent and warrant to the Company as set forth below, subject to the exceptions disclosed in writing in the disclosure schedule supplied by the Parent and the Merger Sub to the Company, dated as of the date hereof, and certified by a duly authorized officer of each of the Parent and the Merger Sub (the “Parent Disclosure Schedule”). For purposes of the representations and warranties of the Parent and the Merger Sub contained herein, each exception set forth in the Parent Disclosure Schedule and each other response to this Agreement set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and disclosure in any section of the Parent Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by the Parent and the Merger Sub calling for disclosure of such information if it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable; provided, however, that the Parent and Merger Sub represent and warrant that they have made a good-faith effort to include specific cross-references to other portions thereof where applicable. The inclusion of any information in any section of the Parent Disclosure Schedule or other document delivered by the Parent and the Merger Sub pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 3.1 Organization; Standing; Charter Documents; Subsidiaries.

     (a) Organization; Standing and Power.

          The Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Virginia. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of South Carolina, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent or the Merger Sub, as the case may be. Each of the Parent and the Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent or the Merger Sub, as the case may be.

     (b) Charter Documents.

          The Parent has delivered or made available to the Company true and correct copies of the articles of incorporation and bylaws of the Merger Sub (collectively, the “Merger Sub Charter Documents”), and each of the Merger Sub Charter Documents is in full force and effect. The Parent is not in violation of any of the provisions of its articles of organization and operating agreement (collectively, the “Parent Charter Documents”), and the Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

     (c) Merger Sub.

          Except as contemplated by this Agreement, the Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has the Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

Section 3.2 Authority; Noncontravention; Necessary Consents.

     (a) Authority.

          Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has peen duly authorized by all necessary limited liability company action on the part of the Parent and all necessary corporate action on the part of the Merger Sub, and no other limited liability company proceedings on the part of the Parent and no other corporate proceedings on the part of the Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to the filing of the Articles of Merger pursuant to the SCBCA and the adoption of this Agreement by the Parent as the sole shareholder of the Merger Sub. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of the Parent and the Merger Sub, enforceable against each of the Parent and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     (b) Noncontravention.

          The execution and delivery of this Agreement by the Parent and the Merger Sub does not, and performance of this Agreement by the Parent and the Merger Sub will not: (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) conflict with or violate any material Legal Requirement applicable to the Parent or the Merger Sub or by which the Parent or the Merger Sub or any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially alter the rights or obligations of any third party in any material respect under, any Contract material to the Parent and its Subsidiaries, taken as whole. Section 3.2(b) of the Parent Disclosure Schedule lists all consents, waivers and approvals under any of such material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

     (c) Necessary Consents.

          No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not individually or in the aggregate be material to the Parent, the Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the Merger and the other transactions contemplated hereby within the time frames in which the Merger and the other transactions contemplated hereby would otherwise be consummated in the absence of the need for such consents, approvals, orders, authorizations, registrations, declarations or filings.

Section 3.3 Disclosure.

     None of the information supplied by the Parent or the Merger Sub for inclusion in the Proxy Statement will, at the date mailed to the Company’s shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company, which is contained in any of the foregoing documents, or which the Company failed to supply.

Section 3.4 Sufficient Funds; No Financing Contingency.

     The Parent currently has available cash in amounts sufficient to pay the aggregate Merger Consideration pursuant to the Merger and to otherwise consummate the transactions contemplated hereby including the transactions contemplated under Section 5.10. In addition, the Parent will have available at the Effective Time to transfer to the Merger Sub, and following such transfer the Merger Sub will have available, cash in amounts sufficient to pay the aggregate Merger Consideration pursuant to the Merger and to otherwise consummate the transactions contemplated herein. The consummation of the transactions contemplated hereby is not subject in any way to any financing contingency.

Section 3.5 Brokers’ and Finders’ Fees.

     Neither the Parent nor the Merger Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby other than by reason of the Merger Sub’s succeeding to the liabilities of the Company at the Effective Time.

Section 3.6 Ownership of Company Voting Common Shares.

     The Parent (a) holds of record and owns beneficially 958,000 Company Voting Common Shares, (b) is not a party to any option, warrant, purchase right or other contract or commitment that could require the Parent to sell, transfer or otherwise dispose of any of such Company Voting Common Shares and (c) is not a party to any voting trust, proxy or other agreement or understanding (other than this Agreement) with respect to the voting of any capital stock of the Company.

ARTICLE IV – CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

Section 4.1 Ordinary Course.

     During the period from the date hereof and continuing until the earlier of (a) the termination of this Agreement pursuant to its terms and (b) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement (including the Company Disclosure Schedule) or to the extent that the Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use reasonable best efforts consistent with past practices and policies to preserve intact its present business organization and workforce and preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

Section 4.2 Required Consent.

     In addition, without limiting the generality of Section 4.1, except as permitted by the terms of this Agreement, and except as provided in Section 4.2 of the Company Disclosure Schedule, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of (a) the termination of this Agreement pursuant to its terms and (b) the Effective Time, the Company shall not do, and shall not permit its Subsidiaries to do, any of the following:

          (i) enter into any new line of business material to it and its Subsidiaries taken as a whole;

          (ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock (other than dividends or distributions paid by wholly owned Subsidiaries of the Company to the Company or to other wholly owned Subsidiaries of the Company);

          (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

          (iv) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Deferred Shares, Voting Debt or any securities convertible into shares of the Company’s capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of the Company’s capital stock or Voting Debt or any securities convertible into shares of the Company’s capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Company Voting Common Shares pursuant to Deferred Shares awarded on or before the date hereof in accordance with their terms (together with, in each case, Rights);

          (v) redeem the Rights or amend, waive any rights under or otherwise modify or terminate the Rights Agreement in connection with an Acquisition Proposal by any person other than the Parent or the Merger Sub or render the Rights Agreement inapplicable to any Acquisition Proposal by any person other than the Parent or the Merger Sub unless, and only to the extent that, (A) the Company is required to do so by a court of competent jurisdiction or (B) the Acquisition Proposal is a Superior Offer;

          (vi) cause, permit or propose any amendments to its Charter Documents or any of the Subsidiary Charter Documents of its Significant Subsidiaries;

          (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business, except as contemplated under Section 5.1;

          (viii) enter into any joint ventures, strategic partnerships, teaming arrangement or alliances;

          (ix) sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any material property or assets of the Company and its Subsidiaries, taken as a whole, except sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing Contracts which have been made available to the Parent prior to the date hereof;

          (x) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or one of its Subsidiaries to or in the Company or one of its wholly owned Subsidiaries;

          (xi) except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting;

          (xii) make or change any material tax election;

          (xiii) settle any material claim (including any tax claim), action or proceeding involving money damages, except (A) in the ordinary course of business consistent with past practice or (B) to the extent subject to reserves reflected in the Company Balance Sheet;

          (xiv) except as required by Legal Requirements, or pursuant to Contracts binding on the Company or its Subsidiaries, or in the usual, regular and ordinary course of business, in substantially the same manner as heretofore conducted, and consistent with past practices and policies: (1) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to, any executive officer or director of the Company or any of its Subsidiaries or materially increase the foregoing with respect to employees of the Company and its Subsidiaries generally; (2) increase or make any commitment to increase, the benefits provided under any employee benefit plan (including any severance plan) of the Company (each, a “Company Plan”), or adopt or amend, or make any commitment to adopt or amend, any Company Plan or make any contribution, other than regularly scheduled contributions, to any Company Plan; (3) waive any stock repurchase rights, accelerate, amend or change the vesting period of any of the Deferred Shares or authorize cash payments in exchange for any Deferred Shares; (4) enter into any employment, severance, termination or indemnification agreement with any Company employee; (5) make any material written representation or commitment with respect to any material aspect of any Company Plan that is binding and not materially in accordance with the existing written terms and provisions of such Company Benefit Plan; (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company employee); or (7) enter into any agreement with any Company employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

          (xv) subject the Parent or the Surviving Corporation or any of their respective Subsidiaries to any noncompete or other material restriction on any of their respective businesses following the Closing;

          (xvi) enter into, modify or amend in a manner adverse to the Company or its Subsidiaries, as the case may be, or terminate any Company Material Contract or waive, release or assign any rights or claims thereunder, in each case, in a manner adverse to the Company or its Subsidiaries, as the case may be, other than (i) any modification, amendment or termination of any such Company Material Contract in the ordinary course of business consistent with past practice or (ii) any new Contract, or modification, amendment or termination of any existing Contract if the dollar value of such new Contract or existing Contract as so amended, modified, terminated or renewed would be less than $250,000;

          (xvii) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), except for Indebtedness for borrowed money under the Company’s existing credit facilities, or (ii) make or authorize any capital expenditure materially in excess of the Company’s budget as disclosed to the Parent prior to the date hereof;

          (xviii) except as contemplated under Section 5.1, take any action to render inapplicable, or to exempt any third party from any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

          (xix) consent to the cancellation or termination of any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payee; or

          (xx) agree in writing or otherwise to take any of the actions described in (i) through (xix) above.

ARTICLE V – ADDITIONAL AGREEMENTS

Section 5.1 Acquisition Proposals.

     (a) No Solicitation.

          The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, advisors, agents, accountants, consultants, employees, investment bankers, legal counsel or other representatives (collectively, “Representatives”) shall directly or indirectly:

          (i) solicit, initiate any inquiry with respect to or encourage the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.1(e)(i));

          (ii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s equity securities or the capital stock of any Subsidiary; or

          (iii) enter into any agreement with respect to any Acquisition Proposal or approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal other than in the manner contemplated by this Section 5.1.

     (b) Superior Offers.

          Notwithstanding anything to the contrary contained in Section 5.1(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its board of directors has in its good faith business judgment concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 5.1(e)(ii)), it may then take the following actions:

          (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.2(a));

          (ii) engage in negotiations with the third party with respect to such Acquisition Proposal; and

          (iii) after complying with the provisions of the last sentence of Section 5.1(c), (x) approve or recommend such Acquisition Proposal or any agreement, understanding or arrangement relating to such Acquisition Proposal, (y) enter into definitive agreements with respect to such Acquisition Proposal and terminate this Agreement pursuant to Section 7.1(f) hereof and (z) terminate this Agreement pursuant to Section 7.1(f) hereof.

     (c) Changes of Recommendation.

          Neither the Company’s board of directors nor any committee thereof shall withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Parent or to the Merger Sub, the Company board of directors’ recommendation that the shareholders of the Company adopt this Agreement and the Merger. Notwithstanding the foregoing, (A) in response to the receipt of a Superior Offer that has not been withdrawn and continues to constitute a Superior Offer, the board of directors of the Company may withhold, change or withdraw its recommendation that the shareholders of the Company adopt this Agreement and the Merger; (B) in the case of a Superior Offer that is a tender or exchange offer made directly to its shareholders, the board of directors of the Company may recommend that its shareholders accept the tender or exchange offer; and (C) to the extent that the board of directors of the Company concludes in good faith (following consultation with outside legal counsel) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations under applicable Legal Requirements, the board of directors of the Company may withhold, change or withdraw its recommendation that the shareholders of the Company adopt this Agreement and the Merger (any of the foregoing actions in (A), (B) or (C), whether by the Company’s board of directors or a committee thereof, a “Change of Company Recommendation”). Before any Change of Company Recommendation or any definitive agreement is entered into pursuant to clause (iii) of Section 5.1(b), the Company shall provide the Parent written notice (i) advising the Parent that the board of directors of the Company has received a Superior Offer which it intends to accept or make a Change of Company Recommendation with respect to, identifying the person making such Superior Offer and specifying the financial and other material terms and conditions of such Superior Offer and (ii) inviting the Parent to propose, within 15 Business Days of receipt of such written notice, adjustments in the terms and conditions of this Agreement with a view to enabling the Company to proceed with the transactions contemplated herein on such adjusted terms as a result of such adjustments making such transactions at least as favorable to the Company’s shareholders (taking into account all such factors as the Company’s board of directors deems relevant) as the Superior Offer (provided that the Company shall fully cooperate, and cause its legal and financial advisors to cooperate, with the Parent in making any such adjustments).

     (d) Compliance with Tender Offer Rules; Due Diligence.

          Nothing contained in this Agreement shall prohibit the Company or the Company’s board of directors, in connection with a tender or exchange offer for the Company’s outstanding securities by a third party, from (i) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to the Company’s shareholders if the Company’s board of directors has concluded in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with applicable Legal Requirements or (iii) conducting “due diligence” inquiries in response to any Acquisition Proposal that the Company’s board of directors determines in its good faith business judgment (after consultation with outside counsel) to be consistent with its obligations under applicable Legal Requirements.

     (e) Certain Definitions.

          For purposes of this Agreement, the following terms shall have the following meanings:

          (i) “Acquisition Proposal”, with respect to the Company, means any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or other disposition (including by way of merger, consolidation or exchange), in a single transaction or series of related transactions, of the assets of the Company or any Subsidiary constituting 15% or more of the consolidated assets of the Company or accounting for 15% or more of the consolidated revenues of the Company (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and

          (ii) “Superior Offer,” with respect to the Company, means an unsolicited, bona fide, written offer made by a third party to acquire, directly or indirectly, including pursuant to a tender or exchange offer, merger, consolidation, recapitalization or other business combination or similar transaction, (i) all or substantially all of the assets of the Company or (ii) a majority of the total outstanding voting securities of the Company and as a result of which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the board of directors of the Company has reasonably and in good faith concluded (following consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer, the Person making the offer and the ability of the Person making the offer to consummate the transactions contemplated thereby (independent of any actions taken or not taken by the Company or its shareholders), to be more favorable, from a financial point of view, to the Company’s shareholders than the terms of the Merger.

Section 5.2 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

     (a) Confidentiality.

          The parties acknowledge that the Company and the Parent have previously executed a confidentiality letter agreement dated June 14, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and the Parent will hold, and will cause its Representatives to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

     (b) Access to Information.

          The Company will afford the Parent and the Merger Sub and each of their Representatives reasonable access during normal business hours to each of the Company’s and its Subsidiaries’ properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of properties, results of operations and personnel, as the Parent or the Merger Sub may reasonably request, and, during such period, upon request by the Parent or the Merger Sub, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Parent and the Merger Sub a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws. Any information so obtained shall, subject to the limitations and qualifications set forth in the Confidentiality Agreement, be deemed to be Evaluation Material under the Confidentiality Agreement.

     (c) No Modification of Representations and Warranties or Covenants.

          No information or knowledge obtained in any investigation or notification pursuant to this Section 5.2, Section 5.4 or Section 5.5 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties or the remedies available to any of the parties under this Agreement.

Section 5.3 Public Disclosure.

          Without limiting any other provision of this Agreement, the Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Legal Requirements. The parties have agreed to the text of the press releases announcing the signing of this Agreement. Notwithstanding anything herein to the contrary, this Section shall not apply to any press release or other public statement by the Company relating to a Superior Offer or a Change of Company Recommendation.

Section 5.4 Regulatory Filings; Reasonable Best Efforts.

     (a) Regulatory Filings.

          Each of the Parent, the Merger Sub and the Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and, as promptly as practicable after the date hereof, each of the Parent, the Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act; (ii) any other filing or registration necessary to obtain any Necessary Consent; (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of the Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.4(a) to comply in all material respects with all applicable Legal Requirements.

     (b) Exchange of Information.

          The Parent, the Merger Sub and the Company each shall promptly supply the others with any information which may be required in order to effectuate any filing, notice, petition, statement, registration, submission of information, application or submission of other documents pursuant to Section 5.4(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and the Parent shall consult with the other prior to taking a position with respect to any such filing, notice, petition, statement, registration, submission of information, application or submission of other documents, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, notices, petitions, statements, registrations, submissions of information, applications, submissions of other documents or presentations (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, notice, petition, statement, registration, submission of information, application, submission of other documents or presentation, a party need not supply any other party (or its counsel) with copies (or in case of oral presentations, summaries) to the extent that applicable Legal Requirements require such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

     (c) Notification.

          Each of the Parent, the Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.4(a), the Parent, the Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

     (d) Reasonable Best Efforts.

          Subject to Section 5.1, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents to the extent the failure to obtain any such consent, approval or waiver would prevent or materially hinder, delay or impair any party’s ability to consummate the Merger or other transactions contemplated hereby; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its board of directors shall, if any takeover statute or other Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to render inapplicable or minimize the effect of such takeover statute or other Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. For the avoidance of doubt, “reasonable best efforts” shall require that each party make all reasonable expenditures necessary to meet the obligations set forth above and, if and to the extent reasonable to do so, to litigate to obtain the Necessary Consents and consummate the transactions contemplated by this Agreement.

     (e) Limitation on Divestiture.

          Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require the Parent or the Company or any Subsidiary or affiliate thereof to take or agree to take any Action of Divestiture (as defined in this Section 5.4(e)). For purposes of this Agreement, an “Action of Divestiture” means making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to either: (i) the Parent and its Subsidiaries, or (ii) the Company and its Subsidiaries, in each case taken as a whole, or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of the Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business except to the extent not material to the Parent and its Subsidiaries or, the Company and its Subsidiaries, in each case taken as a whole.

Section 5.5 Notification of Certain Matters.

     (a) By the Company.

          The Company shall give prompt notice to the Parent and the Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     (b) By Parent.

          The Parent and the Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 5.6 Third-Party Consents.

     As soon as practicable following the date hereof, the Parent and the Company will each use reasonable best efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

Section 5.7 Employee Communications.

     With respect to matters described in this Agreement, the Company will consult with the Parent (and consider in good faith the advice of the Parent) prior to sending any material written notices or other materials to its employees.

Section 5.8 Indemnification.

     (a) Following the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any Covered Party (as hereinafter defined) in effect on the date hereof, subject to applicable Legal Requirements.

     (b) For a period of six years after the Effective Time, the Parent shall cause, or shall cause the Surviving Corporation to cause, to be maintained in effect directors’ and officers’ liability insurance (or in lieu thereof, obtain a six-year “run-off” insurance policy) covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policies as of the date hereof on terms comparable to those applicable under the Company’s current directors’ and officers’ liability insurance policies with respect to matters occurring prior to or at the Effective Time and this Agreement and the matters contemplated herein.

     (c) This Section 5.8 is intended to be for the benefit of, and shall be enforceable by the Covered Parties and their heirs and personal representatives and shall be binding on the Parent and the Surviving Corporation and their successors and assigns. In the event the Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the Parent, the Surviving Corporation or such successor or assign, as the case may be, honors the obligations set forth with respect to the Parent or the Surviving Corporation, as the case may be, in this Section 5.8.

     (d) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the “Covered Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer or director of the Company or any of its subsidiaries, (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement, the transactions and actions contemplated hereby and all actions taken in furtherance of any of the foregoing), whether asserted or claimed prior to, at or after the Effective Time, to the extent permitted for the indemnification of officers and directors of the Company and its subsidiaries under the SCBCA and other applicable law. Each Covered Party will be entitled to advancement of reasonable expenses reasonably incurred, in each case as determined reasonably and in good faith by the manager of the Parent and the board of directors of the Surviving Corporation, in the defense of any claim, action, suit, proceeding or investigation from the Parent and the Surviving Corporation, jointly and severally, within ten Business Days of receipt by the Parent from the Covered Party of a request therefor accompanied by appropriate documentation therefor; provided that counsel for the Covered Party shall have been approved in advance by the manager of the Parent and the board of directors of the Surviving Corporation, which approval shall not be withheld or delayed unreasonably; and provided further that any Person to whom expenses are advanced provides a written undertaking, to the extent required by the SCBCA, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

     (e) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries than are presently set forth in the articles of incorporation and bylaws of the Company.

     (f) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 5.9 Conveyance Taxes.

     The Parent, the Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment.

Section 5.10 Redemption of Company Series A Preferred Shares and Payment of Debentures.

     As soon as reasonably practicable, but in no event more than 10 days, after the Effective Time, the Parent shall provide to the Surviving Corporation an amount of cash sufficient to provide for the payment of all accrued but unpaid dividends on, and the redemption of, all Company Series A Preferred Shares then outstanding and the payment in full of all amounts owed by the Surviving Corporation under the outstanding Debentures, and following the receipt of such cash, the Surviving Corporation shall redeem such Company Series A Preferred Shares and pay in full all amounts owed by the Surviving Corporation under the outstanding Debentures, in each case at the earliest practicable date pursuant to the terms thereof. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the holders of Company Series A Preferred Shares and the holders of Trust Preferred Securities issued by Sea Pines Associates Trust I and shall be binding on the Parent and the Surviving Corporation and their successors and assigns.

ARTICLE VI – CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger.

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     (a) To the extent required by the applicable Legal Requirements and the Company Charter Documents, the Company Shareholders’ Approval shall have been obtained; provided that the Parent may not assert this condition if the failure to obtain the Company Shareholders’ Approval is caused by any breach of Section 1.9 by the Parent, the Merger Sub or any of their affiliates and the Company may not assert this condition if it fails to comply with Section 1.9.

     (b) There shall not have been instituted by any Governmental Entity or any other Person and be pending, or threatened in writing by any Governmental Entity, any suit, action or proceeding against the Parent, the Merger Sub or the Company challenging or seeking (i) to make illegal, restrain or prohibit the consummation of the Merger or (ii) to prohibit or limit materially the ownership or operation by the Company, the Parent, the Merger Sub or any of their affiliates of all or any material portion of the business or assets of the Company, the Parent or any of their affiliates, taken as a whole, or compel the Company, the Parent or any of their affiliates to divest a material portion of the business or assets of the Company, the Parent or any of their affiliates, taken as a whole; provided, that to the extent a Governmental Entity is not a party to the suit, action or proceeding, the Parent reasonably believes, based on the advice of counsel in such proceeding, that such suit, action or proceeding has a reasonable likelihood of success (and no injunction, judgment, order, decree, ruling or charge having an effect specified in clause (i) or (ii) of this sentence shall be in effect; provided, however, that no party may invoke this condition if it or any of its affiliates shall have failed to employ its reasonable best efforts to oppose, contest and resolve such injunction, judgment, order, decree, ruling or charge).

     (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals of Governmental Entities.

Section 6.2 Conditions to the Obligations of the Parent and the Merger Sub to Effect the Merger.

     The respective obligations of the Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction of each of the following conditions (any of which may be waived by the Parent and the Merger Sub, in whole or in part):

     (a) The representations and warranties of the Company set forth in the Agreement shall be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true in all respects) at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case as of such specific date), except for breaches that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) The Company shall not have breached in any material respect any covenant, obligation or other agreement to be performed or complied with by it under the Agreement at or prior to the Closing Date.

     (c) The Company shall have delivered to the Parent and the Merger Sub a certificate, dated as of the Closing Date, to the effect that the conditions in Sections 6.2(a) and 6.2(b) have been satisfied.

     (d) A Material Adverse Effect shall not have occurred with respect to the Company.

     (e) A Company Triggering Event (as defined in Section 7.1) shall not have occurred; provided, however, that the Parent and the Merger Sub shall be deemed to have waived this condition if not asserted within 15 Business Days following the date of such Company Triggering Event.

Section 6.3 Conditions to the Obligations of the Company to Effect the Merger.

     The obligation of the Company to effect the Merger shall be subject to the satisfaction of each of the following conditions (any of which may be waived by the Company, in whole or in part):

     (a) The representations and warranties of the Parent and the Merger Sub set forth in the Agreement shall be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true in all respects) at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case as of such specific date), except for breaches that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Merger Sub.

     (b) Neither the Parent nor the Merger Sub shall have breached in any material respect any covenant, obligation or other agreement to be performed or complied with by it under the Agreement at or prior to the Closing Date.

     (c) Each of the Parent and the Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the conditions in Sections 6.3(a) and 6.3(b) have been satisfied.

     (d) The fairness opinion of Greenhill & Co., LLC described in Section 2.8 herein shall not have been withdrawn prior to the Effective Time.

Section 6.4 No Other Conditions.

     Except as expressly provided in this Article VI, there shall be no other conditions to the Merger, including any financing contingency.

ARTICLE VII – TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.

     This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the managers or board of directors, as the case may be, of the terminating party or parties, and except as provided below, whether before or after the Company Shareholders’ Approval is obtained only:

     (a) by mutual written consent duly authorized by the managers of the Parent and the board of directors of the Company;

     (b) by either the Company or the Parent, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

     (c) by the Parent, within 15 Business Days after the occurrence of a Company Triggering Event (as defined in this Section 7.1);

     (d) by the Company, (i) if the Merger Sub or the Parent shall have materially breached any of their respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Parent and the Merger Sub set forth in this Agreement shall not be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of the Agreement and as of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except for breaches that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Merger Sub; provided, however, that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured in all material respects by the Parent or the Merger Sub prior to or on the date which is 30 calendar days immediately following written notice by the Company to the Parent of such breach or failure to perform;

     (e) by the Parent, (i) if the Company shall have materially breached any of its respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Company set forth in this Agreement shall not be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of the Agreement and as of the date of termination of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), except for breaches that do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured in all material respects by the Company prior to or on the date which is 30 calendar days immediately following written notice by the Parent to the Company of such breach or failure to perform;

     (f) by the Company, if the Company accepts an Acquisition Proposal, provided that such acceptance is made in accordance with Section 5.1;

     (g) by the Parent, if the Company breaches in any material respect its obligations under Section 5.1;

     (h) by the Company or the Parent, if the Company Shareholders’ Approval shall not have been obtained at the Company Shareholders’ Meeting (including any adjournment or postponement thereof); provided, however, that the Parent may not terminate this Agreement pursuant to this clause (h) if the failure to obtain the Company Shareholders’ Approval is caused by any breach of Section 1.9 by the Parent, the Merger Sub or any of their affiliates and the Company may not terminate this Agreement pursuant to this clause (h) if it fails to comply with Section 1.9; or

     (i) by the Company or the Parent, if the Closing shall not have occurred on or before December 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have caused, or resulted in, the failure of the Closing to occur on or before such date.

     For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) a Change of Company Recommendation shall have occurred for any reason; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of its board of directors in favor of the adoption and approval of the Agreement and the approval of the Merger or (iii) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with the Parent and the Company shall not have sent to its security-holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the board of directors of the Company recommends rejection of such tender or exchange offer.

Section 7.2 Notice of Termination; Effect of Termination.

     Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a written notice of the terminating party to the other parties hereto, which notice shall specify the subsection claimed by the terminating party to be the basis for the termination and shall describe the facts giving rise to any breach claimed by the terminating party. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.2(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3 Fees and Expenses.

     (a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that (i) the Parent and the Company shall share equally any SEC filing fees and the filing fees for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.4(a), and (ii) if this Agreement is terminated by the Company or the Parent pursuant to Section 7.1(h), then the Parent shall reimburse the Company, within 30 days after delivery of a request for reimbursement accompanied by appropriate documentation therefor, for (A) one-half of the legal fees incurred by the Company in connection with this Agreement and the transactions contemplated hereby up to a maximum reimbursement of $175,000 and (B) one-half of the fees paid to Greenhill & Co., LLC for delivering the fairness opinions contemplated by this Agreement up to a maximum reimbursement of $250,000. If the Company consummates any Acquisition Proposal, other than one made by the Parent or any of its affiliates, that is announced prior to, or within 12 months after, the termination of this Agreement, then the Company shall repay to the Parent all amounts reimbursed by it pursuant to clause (ii) of the immediately preceding sentence by wire transfer of immediately available funds simultaneously with the consummation of such Acquisition Proposal.

     (b) The Company shall pay to the Parent a termination fee of $1,250,000 if (i) (A) in connection with an Acquisition Proposal the Company terminates this Agreement or makes a Change of Company Recommendation, (B) the Parent terminates this Agreement under Section 7.1(c) or Section 7.1(g) or (C) the Parent terminates this Agreement under Section 7.1(h) following a breach by the Company of its obligations under Section 1.9, and (ii) the Company consummates any Acquisition Proposal, other than one made by the Parent or any of its affiliates, that is announced prior to, or within 12 months after, the termination of this Agreement. The termination fee payable pursuant to this Section 7.3(b) shall be paid by wire transfer of immediately available funds to the Parent simultaneously with the consummation of the Acquisition Proposal described in clause (ii) of the immediately preceding sentence.

     (c) The Company, the Parent and the Merger Sub acknowledge and agree that the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to Section 7.3(b), and in order to obtain such payment, the Parent commences legal proceedings to collect such payment, the Company shall pay to the Parent its costs and expenses (including reasonable attorneys’ fees) in connection with such legal proceedings, together with interest on the amounts due from the date payment was required to be made until the date such payment is actually made at the annual prime lending rate of Wachovia Bank, N.A. in effect from time to time from the date such payment was required to be made.

Section 7.4 Amendment.

     Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective managers or boards of directors, as the case may be, at any time before or after the Company Shareholders’ Approval is obtained, provided, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the Parent, the Merger Sub and the Company.

Section 7.5 Extension; Waiver.

     At any time prior to the Effective Time any party hereto, by action taken or authorized by its managers or board of directors, as the case may be, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII – GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties.

     The representations and warranties of the Company, the Parent and the Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.2 Notices.

     All notices, requests, waivers and other communications hereunder shall be in writing (including telecopy or similar writing), addressed as follows:

          (a) if to the Parent or the Merger Sub, to it at:

901 E. Cary Street, Suite 1500
Richmond, Virginia 23219
Facsimile No.: (804) 643-4208

               with a copy (which shall not constitute notice) to:

McGuireWoods LLP
One James Center
Richmond, Virginia 23219
Attention: Leslie A. Grandis
Facsimile No.: (804) 698-2069

          (b) if to the Company, to it at:

32 Greenwood Drive
Hilton Head Island, South Carolina 29928
Attention: Michael E. Lawrence
Facsimile No.: (843) 842-1464

               with a copy (which shall not constitute notice) to:

McNair Law Firm, P.A.
1301 Gervais Street, 17th Floor
Columbia, South Carolina 29201
Attention: John W. Currie
Facsimile No.: (803) 933-1443

     All notices, requests, waivers and other communications shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified at the number set forth above; (c) three business days after deposit in the United States mail postage prepaid by certified or registered mail with return receipt requested and addressed to the party to be notified as set forth above; or (d) one business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its notice address given above by giving the other parties 10 days’ written notice of the new address.

Section 8.3 Interpretation; Certain Definitions.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

     (b) For purposes of this Agreement, the term “Business Day” means any day on which banks are not required or permitted to close in South Carolina.

     (c) For the purposes of this Agreement, the term “Company Material Contract” means

          (i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries; and

          (ii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on any material division or business unit of the Company or otherwise reasonably expected to have a Material Adverse Effect on the Company.

     (d) For purposes of this Agreement the term “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

     (e) For purposes of this Agreement, the term “Deferred Shares” means “Deferred Shares” as defined in, and that have been awarded pursuant to, the Company’s Deferred Issuance Stock Plan and the Company’s Director Stock Compensation Plan.

     (f) For purposes of this Agreement, the term “Knowledge of the Company” means, with respect to any matter in question, the actual, current knowledge of such matter of any of the following employees of the Company: Michael E. Lawrence, Chief Executive Officer, and Steven P. Birdwell, Chief Financial Officer.

     (g) For purposes of this Agreement, the term “Liens” means all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     (h) For purposes of this Agreement, the term “Material Adverse Effect”, when used in connection with any Person, means any fact, change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or would be reasonably expected to (i) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) prevent or materially alter or delay the consummation of the transactions contemplated by this Agreement, in accordance with the terms hereof and applicable Legal Requirements. Notwithstanding the foregoing, the term “Material Adverse Effect,” when applied to the Company, shall not include any Effect (a) relating to or resulting from general business, economic or geopolitical conditions (including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack) or changes in legal or regulatory conditions except to the extent that it has a disproportionate effect on the Company relative to other business entities engaged in the same line or lines of business as the Company, (b) resulting from the execution or announcement of this Agreement, (c) resulting from changes in GAAP, (d) resulting from any actions taken by Parent or Merger Sub or any of their respective Affiliates after the date hereof and prior to the Closing Date that relate to, or affect, the business of the Company and its Subsidiaries, (d) resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement or (e) resulting from any liability, cost or expense associated with, relating to or arising from the transactions contemplated by this Agreement (including legal, accounting and financial advisory fees and disbursements).

     (i) For purposes of this Agreement, the term “Person” means any individual, corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     (j) For the purposes of this Agreement, the term “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties and other taxes, fees, assessments or charges of any kind whatsoever imposed by Governmental Entities, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

Section 8.4 Counterparts.

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.5 Entire Agreement; Third-Party Beneficiaries.

     This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder; provided, however, that the holders of Company Series A Preferred Shares and the holders of Trust Preferred

Securities issued by Sea Pines Associates Trust I are intended third-party beneficiaries of the covenants contained in Section 5.10 and the Covered Persons are intended third-party beneficiaries for purposes of exercising their rights and remedies provided under Section 5.8.

Section 8.6 Severability.

     In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.7 Other Remedies; Specific Performance.

     (a) Other Remedies.

          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

     (b) Specific Performance.

          It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.8 Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of South Carolina, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 8.9 Rules of Construction.

     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.10 Assignment.

     No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the Parent reserves the right to transfer or assign, in whole or in part, to any affiliate of the Parent, its rights hereunder, but any such transfer or assignment will not, without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, relieve the Parent of its obligations hereunder.

Section 8.11 Consent to Jurisdiction; Waiver of Trial by Jury.

     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any South Carolina state court, or Federal court of the United States of America, sitting in South Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such South Carolina state court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such South Carolina state or Federal court, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such South Carolina state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(b).

(Signatures are on the following page S-1.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

The Company:	SEA PINES ASSOCIATES, INC.

	By:	/s/ Norman P. Harberger

Its: Chairman

The Parent:	THE RIVERSTONE GROUP, LLC

	By:	/s/ William H. Goodwin, Jr.

Its:

The Merger Sub:	RG SUBSIDIARY CORPORATION

	By:	/s/ William H. Goodwin, Jr.

Its:

Guarantee

     I, William H. Goodwin, Jr., in consideration and as a condition of the Company’s entering into this Agreement, hereby irrevocably and unconditionally guarantee to and for the benefit of the Company and its shareholders and the holders of Trust Preferred Securities issued by Sea Pines Associates Trust I the full and timely performance by the Parent and the Merger Sub of their respective obligations under the Agreement and Plan of Merger to which this is appended. This guarantee constitutes an absolute, unconditional, present and continuing guarantee (of payment and not of collection, as applied to obligations for the payment of money) and shall be binding on me and my heirs and assigns. Any and all payments made under this guarantee will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payments, and I hereby waive any and all rights to require that the Company, any shareholder or any holder of Trust Preferred Securities proceed first against the Parent or the Merger Sub in respect of any such payments. This guarantee is governed by, and construed in accordance with, the laws of the State of South Carolina without giving effect to any principles of conflicts of laws.

/s/ William H. Goodwin, Jr.

William H. Goodwin, Jr.

A-S-1

Annex A

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.1(e)(i)
Action of Divestiture	Section 5.4(e)
Agreement	Preamble
Articles of Merger	Section 1.2
Business Day	Section 8.3(b)
Certificate	Section 1.7(b)
Change of Company Recommendation	Section 5.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 2.12(e)
Code	Section 1.7(f)
Company	Preamble
Company Balance Sheet	Section 2.4(b)
Company Charter Documents	Section 2.1(b)
Company Voting Common Shares	Section 1.6
Company Disclosure Schedule	Article II introduction
Company Financials	Section 2.4(b)
Company Material Contract	Section 8.3(c)
Company Employee Plan	Section 2.12(a)
Company Plan	Section 4.2(xiv)
Company Series A Preferred Shares	Section 2.2(a)
Company SEC Reports	Section 2.4(a)
Company Shareholders’ Approval	Section 2.3(a)
Company Shareholders’ Meeting	Section 1.9(a)(i)
Company Triggering Event	Section 7.1
Confidentiality Agreement	Section 5.2(a)
Contract	Section 8.3(d)
Costs	Section 4.8(d)
Covered Parties	Section 4.8(d)
Debentures	Section 2.2(c)
Deferred Shares	Section 8.3(e)
Dissenting Share	Section 1.8(a)
DOJ	Section 5.4(a)
Effect	Section 8.3(h)
Effective Time	Section 1.2
ERISA	Section 2.12(a)
Exchange Act	Section 1.9(a)(iii)
FTC	Section 5.4(a)
GAAP	Section 2.4(b)
Governmental Entity	Section 2.3(c)
HSR Act	Section 2.3(c)

A-A-1

include	Section 8.3(a)
Indebtedness	Section 4.2(xvii)
IRS	Section 2.12(b)
Knowledge of the Company	Section 8.3(f)
Legal Requirements	Section 2.2(d)
Liens	Section 8.3(g)
Material Adverse Effect	Section 8.3(h)
Merger	Recitals
Merger Consideration	Section 1.6(b)
Merger Sub	Preamble
Merger Sub Charter Documents	Section 3.1(b)
Necessary Consents	Section 2.3(c)
Parent	Preamble
Parent Charter Documents	Section 3.1(b)
Parent Disclosure Schedule	Article III introduction
Paying Agent	Section 1.7(a)
Permitted Investments	Section 1.7(a)
Person	Section 8.3(i)
Proxy Statement	Section 1.9(a)(iii)
Public Filing	Article II introduction
Representatives	Section 5.1(a)
Rights	Section 2.2(d)
Rights Agreement	Section 2.2(d)
SCBCA	Section 1.1
SEC	Section 1.9(a)(iv)
Securities Act	Section 2.4(a)
Significant Subsidiary	Section 2.1(a)
Subsidiary	Section 2.1(a)
Subsidiary Charter Documents	Section 2.1(b)
Superior Offer	Section 5.1(e)(ii)
Surviving Corporation	Section 1.1
Tax	Section 8.3(j)
Voting Debt	Section 2.2(c)

A-A-2

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to Agreement and Plan of Merger is made and entered into as of December 13, 2004 by and among The Riverstone Group, LLC, a Virginia limited liability company (the “Parent”), RG Subsidiary Corporation, a South Carolina corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Sea Pines Associates, Inc., a South Carolina corporation (the “Company”), and amends that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 27, 2004 by and among the Parent, the Merger Sub and the Company.

     1. Section 1.9(a)(vi) of the Merger Agreement is amended by deleting the date “December 30, 2004” and substituting in lieu thereof the date “March 30, 2005.”

     2. Section 7.1(i) of the Merger Agreement is amended by deleting the date “December 31, 2004” and substituting in lieu thereof the date “March 31, 2005.”

     3. Except as amended hereby, the terms, conditions, covenants, agreements, representations and warranties contained in the Merger Agreement shall remain unaffected hereby and shall continue in full force and effect.

     4. This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(Signatures are on the following page.)

AA-1

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized respective officers as of the date first written above.

The Company:	SEA PINES ASSOCIATES, INC.

	By:	/s/ Norman P. Harberger

	Its:	Chairman

The Parent:	THE RIVERSTONE GROUP, LLC

	By:	/s/ William H. Goodwin, Jr.

	Its:	Manager

The Merger Sub:	RG SUBSIDIARY CORPORATION

	By:	/s/ William H. Goodwin, Jr.

	Its:	Manager

Consent to Amendment

     I, William H. Goodwin, Jr., hereby consent to the foregoing Amendment No. 1 and agree that my obligations under the Guarantee contained in the Merger Agreement shall not be affected by said Amendment No. 1.

/s/ William H. Goodwin, Jr.

William H. Goodwin, Jr.

AA-2

ANNEX B
FAIRNESS OPINION

Greenhill & Co., LLC
300 Park Avenue
New York, NY 10022
(202) 389-1500
(212) 389-1700 Fax

CONFIDENTIAL

July 27, 2004

Special Committee of the Board of Directors
and the Board of Directors
Sea Pines Associates, Inc.
32 Greenwood Drive
Hilton Head Island, SC 29928

Members of the Special Committee and the Board:

We understand that Sea Pines Associates, Inc. (“Sea Pines”), The Riverstone Group, LLC (the “Parent”) and RG Subsidiary Corporation (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub, a wholly-owned subsidiary of Parent, with and into Sea Pines, with Sea Pines as the surviving corporation, as a result of which Sea Pines would become a wholly-owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of voting common stock, no par value (“Sea Pines Stock”), other than shares of Sea Pines Stock held by Sea Pines or Parent or any of their respective direct or indirect wholly-owned subsidiaries (“Excluded Shares”) and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive an amount per share in cash of $8.50 (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Sea Pines Stock (other than holders of Excluded Shares). We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft Merger Agreement in the form reviewed by the Board of Directors of Sea Pines at a meeting held July 27, 2004 and certain related documents;

2.	reviewed certain publicly available financial statements of Sea Pines;

3.	reviewed certain other publicly available business and financial information relating to Sea Pines that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning Sea Pines, prepared by the management of Sea Pines;

5.	discussed the past and present operations and financial condition and the prospects of Sea Pines with senior executives of Sea Pines;

6.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

7.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

8.	compared certain financial and other terms, to the extent publicly available, of certain other transactions we deemed relevant;

9.	compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the Company at discount rates that we deemed appropriate;

10.	participated in discussions and negotiations among representatives of Sea Pines and its legal advisors and Parent and its legal advisors; and

11.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information publicly available or supplied or otherwise made available to us by representatives of Sea Pines for the purposes of this opinion and have further relied upon the assurances of the representatives of Sea Pines that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Sea Pines that have been furnished to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Sea Pines as to the future financial performance of Sea Pines. We express no opinion with respect to such projections or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of Sea Pines; however, we have been furnished with and reviewed the Strategic Valuation of Sea Pines Associates, Inc. prepared by PKF Consulting and dated October 31, 2003, as well as certain analyses related to the tax situation of Sea Pines prepared by Ernst & Young during April 2004, upon which, with your permission, we have relied without independent verification for purposes of this opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed. Our opinion is necessarily based on financial, economic, market and other conditions and the information made available to us as of the date hereof.

We have acted as financial advisor to the Board of Directors of Sea Pines in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction.

It is understood that this letter is for the information of the Special Committee of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”) of Sea Pines and is rendered to the Committee and the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any filing made by Sea Pines with the Securities and Exchange Commission in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger other than the fairness to the holders of Sea Pines Stock (other than holders of Excluded Shares) from a financial point of view. This opinion is not intended to be and does not constitute a recommendation to the Committee or the Board as to whether they should approve the Merger, nor does it constitute an opinion or recommendation as to how the stockholders of Sea Pines should vote at any stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration is fair from a financial point of view to the holders of Sea Pines Stock (other than holders of Excluded Shares).

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Jeffrey F. Buckalew	By:	/s/ Peter C. Krause

	Jeffrey F. Buckalew		Peter C. Krause
	Managing Director		Managing Director

Greenhill & Co., LLC
300 Park Avenue
New York, NY 10022
(202) 389-1500
(212) 389-1700 Fax

CONFIDENTIAL

February 1, 2005

Special Committee of the Board of Directors
and the Board of Directors
Sea Pines Associates, Inc.
32 Greenwood Drive
Hilton Head Island, SC 29928

Members of the Special Committee and the Board:

We understand that Sea Pines Associates, Inc. (“Sea Pines”), The Riverstone Group, LLC (the “Parent”) and RG Subsidiary Corporation (“Merger Sub”) have entered into an Agreement and Plan of Merger dated as of July 27, 2004 and amended on December 13, 2004 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub, a wholly-owned subsidiary of Parent, with and into Sea Pines, with Sea Pines as the surviving corporation, as a result of which Sea Pines would become a wholly-owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of voting common stock, no par value (“Sea Pines Stock”), other than shares of Sea Pines Stock held by Sea Pines or Parent or any of their respective direct or indirect wholly-owned subsidiaries (“Excluded Shares”) and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive an amount per share in cash of $8.50 (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us to confirm as of the date hereof our opinion, rendered to you on July 27, 2004, that the Consideration is fair, from a financial point of view, to the holders of the Sea Pines Stock (other than holders of Excluded Shares) (our “Opinion”). We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of confirming our Opinion set forth herein, we have:

1.	reviewed certain publicly available financial statements of Sea Pines;

2.	reviewed certain other publicly available business and financial information relating to Sea Pines that we deemed relevant;

3.	reviewed certain information, including updated financial forecasts provided to us on January 6, 2005 and other financial and operating data concerning Sea Pines, prepared by the management of Sea Pines;

4.	discussed the past and present operations and financial condition and the prospects of Sea Pines with senior executives of Sea Pines;

5.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

6.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

7.	compared certain financial and other terms, to the extent publicly available, of certain other transactions we deemed relevant;

8.	compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the Company at discount rates that we deemed appropriate; and

9.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information publicly available or supplied or otherwise made available to us by representatives of Sea Pines for the purposes of this opinion and have further relied upon the assurances of the representatives of Sea Pines that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Sea Pines that have been furnished to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Sea Pines as to the future financial performance of Sea Pines. We express no opinion with respect to such projections or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of Sea Pines; however, we have been furnished with and reviewed the Strategic Valuation of Sea Pines Associates, Inc. prepared by PKF Consulting and dated October 31, 2003, as well as certain analyses related to the tax situation of Sea Pines prepared by Ernst & Young during April 2004, upon which, with your permission, we have relied without independent verification for purposes of this confirming opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement. Our confirming opinion is necessarily based on financial, economic, market and other conditions and the information made available to us as of the date hereof.

We have acted as financial advisor to the Board of Directors of Sea Pines in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction.

It is understood that this letter is for the information of the Special Committee of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”) of Sea Pines and is rendered to the Committee and the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this confirming opinion may, if required by law, be included in its entirety in any filing made by Sea Pines with the Securities and Exchange Commission in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger other than the fairness to the holders of Sea Pines Stock (other than holders of Excluded Shares) from a financial point of view. This confirming opinion is not intended to be and does not constitute a recommendation to the Committee or the Board as to whether they should take any action in respect of the Merger, nor does it constitute an opinion or recommendation as to how the stockholders of Sea Pines should vote at any stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration is fair from a financial point of view to the holders of Sea Pines Stock (other than holders of Excluded Shares).

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Jeffrey F. Buckalew	By:	/s/ Peter C. Krause

	Jeffrey F. Buckalew		Peter C. Krause
	Managing Director		Managing Director

ANNEX C
CHAPTER 13 OF THE SOUTH CAROLINA
BUSINESS CORPORATION ACT

CHAPTER 13.

DISSENTERS’ RIGHTS

ARTICLE 1.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’

rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.

JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

ANNEX D
INFORMATION RELATING TO SEA PINES ASSOCIATES, INC., RG SUBSIDIARY
CORPORATION AND THEIR DIRECTORS AND OFFICERS AND THE
RIVERSTONE GROUP, LLC AND ITS MEMBERS, DIRECTORS AND OFFICERS

I.	Directors and Officers of Sea Pines Associates, Inc.

          Certain information regarding Sea Pines Associates, Inc.’s directors and executive officers is set forth below:

Directors:

Name and Address	Biographical Information
John F. Bard 13 West Beach Lagoon Road Hilton Head Island, SC 29928	Mr. Bard has served as a director since 2003. He was Executive Vice President and Chief Financial Officer of The Wm. Wrigley Jr. Company from 1990 until his retirement in 2000. He began his business career with The Procter & Gamble Company in financial management and subsequently was Chief Financial Officer of The Clorox Company and later President of Tambrands Inc. prior to joining Wrigley. Mr. Bard presently serves on the boards of The Wm. Wrigley Jr. Company and Weight Watchers International, Inc.

Paul B. Barringer, II 14 South Calibogue Cay Hilton Head Island, SC 29928	Mr. Barringer has served as a director since 1997. He has been Chairman and CEO of Coastal Lumber Company headquartered in Weldon, North Carolina, since 1959. He currently serves on the board of several educational institutions and is an active board member of various civic and industry associations.

Todd Clist 39 River Club Drive Hilton Head Island, SC 29926	Mr. Clist retired in December 2000 after a 32-year career with Marriott Corporation. He retired as President of North American Lodging Operations, Marriott International, Inc. He was responsible for operations and market management for all franchised and managed lodging brands in the United States and Canada, over 1,800 properties including Marriott Hotels, Resorts and Suites, Renaissance Hotels and Resorts, Courtyards, Residence Inns, Fairfield Inn and Suites and TownPlace Suites.

Name and Address	Biographical Information
Ralph L. Dupps, Jr. 12 Plantation Drive Hilton Head Island, SC 29928	Mr. Dupps has served as a director since 1995. He has been President of Dupps and Company and a partner in NWI, a real estate development company, since 1981. He was the Chairman of the Board of Directors of Atlantic Savings Bank, a subsidiary of Wachovia Bank, N.A. from 1994 until 2003. Currently, he is a director of Ward Edwards, Inc., a member of the Wachovia Bank of South Carolina Advisory Board, a member of the Hilton Head Museum Board of Directors and a member of the Board of Directors of Community Services Associates, Inc.

Norman P. Harberger 22 Oyster Landing Road Hilton Head Island, SC 29928	Mr. Harberger has served as a director since 1993 and as Chairman of Sea Pines Associates, Inc. since 1999. He was Vice Chairman of Sea Pines Associates, Inc. from 1996 to 1999. He was President and Owner of Harberger & Associates, management consultants from 1986 to 2002. He was previously an executive of Rohm and Haas Company, retiring as that firm’s Administrative Vice President in 1986. He is a trustee of the Heritage Classic Foundation and the Technical College of the Lowcountry Foundation. He serves as Chairman of the Greater Island Committee and as a director of Seacoast Synergy, Inc.

Michael E. Lawrence 46 Baynard Park Road Hilton Head Island, SC 29928	Mr. Lawrence has served as a director since 1994 and as Chief Executive Officer of Sea Pines Associates, Inc. since 1995. He has served as President of Sea Pines Company, Inc. since November 1994 and was its Vice President and Chief Financial Officer from February 1991 to November 1994 and its Controller from February 1990 to February 1991. Formerly, he was a partner in the Management Consulting Division of Ernst & Young LLP.

Thomas C. Morton 20 Harleston Green Hilton Head Island, SC 29928	Mr. Morton has served as a director since 1991 and as Treasurer of Sea Pines Associates, Inc. since 1991. He is a certified public accountant who has owned and operated tax and accounting practices in Michigan and South Carolina since 1974. Prior to that he spent 10 years in the audit and tax departments of the international accounting firm of Deloitte & Touche.

Name and Address	Biographical Information
John A. Norlander 72 N. Calibogue Cay Road Hilton Head Island, SC 29928	Mr. Norlander has served as a director since 2000. He has been a Sea Pines property owner since his retirement in 1997. He was an executive with Hilton Hotels for 20 years working in sales and marketing and as general manager of three major convention hotels. He then joined Radisson Hotels as EVP/COO and was subsequently promoted to President and CEO of Radisson. Mr. Norlander’s last position was President/CEO of Carlson Hospitality Worldwide which included, in addition to Radisson and Radisson Seven Seas, the TGI Friday’s restaurant chain and Country Inns by Carlson.

David E. Pardue 17 South Beach Lagoon Road Hilton Head Island, SC 29928	Mr. Pardue has served as a director since 2002. His business career has involved three areas: real estate sale/leaseback transactions, golf course development and management, and venture capital transactions. He has been Chairman of Primus Capital LLC, a real estate sale/leaseback investment company, since 1997. Mr. Pardue has also been the general partner and primary investor in Dacourt Golf, Inc. since 1987, and Chairman of The Dacourt Group, Inc., a venture capital investment company since 1983. He served on the Board of Trustees of The University of North Carolina at Chapel Hill from 1995 until 2003, the Board of Trustees of Elon University from 1985 until 1999, and has been a director of The THA Foundation since 1979.

Peter Parrott 23 N. Calibogue Cay Road Hilton Head Island, SC 29928	Mr. Parrott has served as a director since 2000 and as Secretary of Sea Pines Associates, Inc. since 2001. He has been President of University Housing Group, a developer of private, market rate housing for college students since 1997. Previously, he was a founder and Director of Gables Residential Trust, a publicly traded real estate investment trust. Prior to Gables, Mr. Parrott was a partner and a member of the management board of Trammell Crow Residential Company, a large privately owned real estate company. Currently he serves as Chairman of the Board of Directors of Volunteers in Medicine on Hilton Head Island.

Name and Address	Biographical Information
Marc Puntereri 26 Plantation Drive Hilton Head Island, SC 29928	Mr. Puntereri has served as a director since 2001. He has been a Managing Member of The Cypress Group, LLC, an owner, operator and developer of senior living communities, since 1990. Previously, he served as president of First Southern Properties, Inc., and as a consultant to the former Sea Pines Company. His community service has included board and/or committee involvement for Hilton Head Hospital, Hilton Head Health Services, Inc., Hilton Head Medical Associates, Inc., Community Services Associates, Inc., Sea Pines Montessori School, Hilton Head Preparatory School, United Way, Chamber Business/Education Partnership and the Deep Well Project.

Kathleen B. Speer 26 Sandhill Crane Hilton Head Island, SC 29928	Mrs. Speer has served as a director since 2001 and has been a Sea Pines property owner since 1995. She retired as a partner of Hewitt Associates, L.L.C., a human resource management consulting firm, after 11 years with the firm. Mrs. Speer has served on the boards of the Association of Sea Pines Plantation Property Owners and the Arts Center of Coastal Carolina and presently serves on the Community Services Associates, Inc. Board of Directors.

Joseph F. Vercellotti 18 Old Military Road Hilton Head Island, SC 29928	Mr. Vercellotti has served as a director since 1995 and as Vice Chairman of Sea Pines Associates, Inc. since 2001. He retired in 1987, after a 35 year general management, strategic planning and marketing career with General Electric Company, to pursue interests in management consulting, primarily with high-tech, start up firms.

Executive Officers:

Name of Individual	Title
Norman P. Harberger*	Chairman
Joseph F. Vercellotti*	Vice Chairman
Marc Puntereri*	Vice Chairman
Michael E. Lawrence*	Chief Executive Officer
Steven P. Birdwell	Chief Financial Officer
Thomas C. Morton*	Treasurer

*	Biographical information concerning these individuals can be found above under “Directors”

Name and Address	Biographical Information
Steven P. Birdwell 12 Governors Lane Hilton Head Island, SC 29928	Mr. Birdwell became the Chief Financial Officer of Sea Pines Associates, Inc. in 2002. He has served as Chief Financial Officer of Sea Pines Company, Inc. since May 1999, and also served in that capacity from November 1994 to September 1998. He was Controller of Sea Pines Company, Inc. from June 1992 to November 1994. He was the Senior Vice President and Chief Financial Officer of Sholodge, Inc. from September 1998 to May 1999. He currently serves as Chairman of the Board of Directors of the Resort Hotel Association, a director of Resort Hotel Insurance Company and a member of the Wachovia Bank Advisory Board.

II.	Members, Directors and Officers of The Riverstone Group, LLC

          The members of The Riverstone Group, LLC are William H. Goodwin, III; Molly G. Hardie; Matthew T. Goodwin; Sarah C. Goodwin; and Peter O. Goodwin.

          Riverstone has two classes of managers: directors and officers. The directors and officers of Riverstone are as follows:

          Directors: William H. Goodwin, Jr., William H. Goodwin, III, Molly G. Hardie, Matthew T. Goodwin and Alice T. Goodwin.

          Officers: William H. Goodwin, Jr., serves as Chairman of the Board, Chief Executive Officer and Chief Operating Officer; and Beverley W. Armstrong, serves as Vice President, Secretary and Treasurer.

          Set forth below is certain information with respect to the directors and officers of Riverstone:

Current Principal
Name	Business Address	Occupation/Employment*
William H. Goodwin, Jr.	901 E. Cary Street, Suite 1500	Private Investor
Richmond, Virginia 23219

Beverley W. Armstrong	901 E. Cary Street, Suite 1500	Private Investor
Richmond, Virginia 23219

William H. Goodwin, III	901 E. Cary Street, Suite 1500	Private Investor
Richmond, Virginia 23219

Molly G. Hardie	901 E. Cary Street, Suite 1500	N/A
Richmond, Virginia 23219

Current Principal
Name	Business Address	Occupation/Employment*
Matthew T. Goodwin	901 E. Cary Street, Suite 1500	Private Investor
Richmond, Virginia 23219

Alice T. Goodwin	901 E. Cary Street, Suite 1500	N/A
Richmond, Virginia 23219

*Each of the persons listed above have held their current positions for at least the past five years. None of the above listed persons have been employed in an occupation or by an organization, other than as listed above, during the past five years.

III.	Directors and Officers of RG Subsidiary Corporation

          The directors and officers of RG Subsidiary Corporation are as follows:

          Directors: William H. Goodwin, Jr. and Beverley W. Armstrong.

          Officers: Williams H. Goodwin, Jr., serves as Chairman of the Board, Chief Executive Officer and President; and Beverley W. Armstrong, serves as Vice President and Secretary.

          The principal occupation or employment, business address and material occupations, positions, offices or employment during the past five years for each director and officer of RG Subsidiary Corporation are described in Part II above.

IV.	Information Applicable to Sea Pines Associates, Inc., The Riverstone Group, LLC and RG Subsidiary Corporation and their Directors and Officers

          During the past five years, neither Sea Pines, Riverstone, RG Subsidiary Corporation nor any of their directors or officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors. In addition, neither Sea Pines, Riverstone, RG Subsidiary Corporation nor any of their directors or officers have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

          All of the directors and officers of Sea Pines, Riverstone and RG Subsidiary Corporation are citizens of the United States of America.

ANNEX E

PROJECTIONS PRESENTED AT MAY 24, 2004
SEA PINES BOARD OF DIRECTORS MEETING

     The following projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Sea Pines’ certified public accountants have not examined or compiled any of these projections or expressed any conclusion or provided for any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. These projections are not fact and should not be relied upon as being indicative of future results. You are cautioned not to place undue reliance on these projections.

     The following projections contain forward-looking information and involve numerous risks and uncertainties. While presented with numerical specificity, these projections reflect numerous assumptions made by Sea Pines’ management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause these projections or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. Neither Sea Pines nor any of its affiliates, advisors or representatives has made or makes any representation to any person regarding Sea Pines’ ultimate performance compared to the information contained in these projections. Except to the extent required under applicable securities laws, Sea Pines does not intend to update or otherwise revise these projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event any or all of the assumptions underlying these projections are shown to be in error.

Sea Pines Associates, Inc.
Financial Forecast Summary
Fiscal Years 2004 through 2008
(000’s)

	Actual	Forecast
	2003	2004	2005	2006	2007	2008
Revenue Assumptions
Inn at Harbour Town
Occupancy	55.0%	60.9%	63.0%	66.0%	68.0%	70.0%
Average Daily Rate	$173.08	$173.85	$176.46	$179.10	$182.68	$186.34
RevPAR	$95.18	$105.94	$111.17	$118.21	$124.23	$130.44
Annual % Increase in ADR	-3.1%	0.4%	1.5%	1.5%	2.0%	2.0%
Rental Management
Occupied Nights	48,081	47,277	47,638	48,258	48,885	49,666
Average Daily Rate	$200.04	$202.04	$204.47	$206.92	$210.03	$213.18
Annual % increase in Occ.	-8.4%	-1.7%	0.8%	1.3%	1.3%	1.6%
Annual % increase in ADR	-0.3%	1.0%	1.2%	1.2%	1.5%	1.5%
Harbour Town Golf Links
Resort Golf Rounds	24,195	24,500	25,000	25,500	26,000	26,500
Average Rate	$147.46	$148.82	$150.31	$151.81	$153.33	$154.87
Annual % increase in Rounds	-4.4%	1.3%	2.0%	2.0%	2.0%	1.9%
Annual % increase in Avg. Rate	1.9%	0.9%	1.0%	1.0%	1.0%	1.0%
Ocean and Sea Marsh
Resort Golf Rounds	59,656	61,000	62,000	63,000	64,000	65,000
Average Rate	$61.30	$61.95	$63.19	$64.45	$66.06	$67.71
Annual % Increase in Rounds	-12.1%	2.3%	1.6%	1.6%	1.6%	1.6%
Annual % Increase in Avg. Rate	4.2%	1.1%	2.0%	2.0%	2.5%	2.5%
Sea Pines Real Estate
Sales Volume (000’s)	507,384	585,000	514,800	537,966	562,174	587,472
Commission Realization	3.88%	3.85%	3.85%	3.85%	3.85%	3.85%
Commission Expense %	74.0%	74.0%	73.9%	73.8%	73.7%	73.6%
Annual % Increase in Sales Vol.	24.3%	15.3%	-12.0%	4.5%	4.5%	4.5%

Sea Pines Associates, Inc.
Financial Forecast Summary
Fiscal Years 2004 through 2008
(000’s)

	Actual	Forecast
	2003	2004	2005	2006	2007	2008
Profit and Loss
Gross Revenue	$53,576	$57,615	$56,057	$58,236	$60,530	$62,944
Cost of Sale	(26,036)	(28,539)	(26,735)	(27,755)	(28,844)	(29,996)
Expenses	(23,473)	(23,619)	(23,798)	(24,219)	(24,797)	(25,389)

EBITDA	4,066	5,456	5,525	6,263	6,889	7,559
Interest, Taxes, Depr., Amort.	(4,169)	(4,883)	(5,507)	(5,039)	(5,267)	(5,451)
Other Income/(Expenses)	(6,363)	—	8,329	—	—	—

Net Income After Tax	$(6,466)	$574	$8,346	$1,223	$1,622	$2,108

Sources and Uses of Cash
Sources:
Net Income After Tax	$(6,466)	$574	$8,346	$1,223	$1,622	$2,108
Depr. and Accrual to Cash Adj.	2,260	2,562	5,124	2,718	2,799	2,883
Loan Proceeds	5,900	1,100	—	—	—	—
Note Repayment	1,040	—	—	—	—	—
Uses:
Preferred Dividends/Redemption	$(159)	$—	$(2,159)	$—	$—	$—
Loan Principal Payments	(1,642)	(3,630)	(10,398)	(2,042)	(3,571)	(3,266)
Capital Expenditures	(1,036)	(500)	(890)	(1,872)	(793)	(1,695)

Net Cash Flow	$(102)	$106	$23	$28	$57	$29

Sea Pines Associates, Inc.
Financial Forecast Summary
Fiscal Years 2004 through 2008
(000’s)

	Actual	Forecast
	2003	2004	2005	2006	2007	2008
Balance Sheet *
Cash Balance	$471	$577	$600	$627	$685	$714
Accounts Receivable	1,420	1,420	1,420	1,420	1,420	1,420
Fixed Assets	45,861	43,799	39,566	38,720	36,713	35,526
Other Assets	5,062	5,062	5,062	5,062	5,062	5,062

Total Assets	$52,814	$50,858	$46,647	$45,829	$43,880	$42,721

Accounts Payable/Accrued Liab.	$3,543	$3,544	$3,543	$3,544	$3,544	$3,543
Other Liabilities	6,141	6,141	6,141	6,141	6,141	6,141
Mortgage Debt	31,897	31,267	27,549	25,507	21,936	18,670
Judgment Loan	5,900	4,000	—	—	—	—
Trust Preferred	2,480	2,480	—	—	—	—
Stockholder Equity	2,853	3,426	9,414	10,637	12,259	14,367

Total Liabilities & Capital	$52,814	$50,858	$46,647	$45,829	$43,880	$42,721

*	Assumes the sale of the undeveloped land in 2005, the proceeds from the sale are used to repay the Judgment Loan, redeem the Series A Preferred Stock and Trust Preferred Securities, and reduce the outstanding mortgage debt

Sea Pines Associates, Inc.
Financial Forecast Summary
Fiscal Years 2004 through 2008
(000’s)

Total Valuation Assuming a Stock Sale in 2006 *
($ in thousands, except per share values)

	High	Mid	Low
Cash Flow Generating Assets, Excluding Rental Management and Brokerage	$56,229	$50,410	$45,759
Rental Management and Brokerage Businesses	15,303	13,262	11,222
New Developments (Land Value)	2,435	2,076	1,718

Total Enterprise Value Assuming Stock Sale	73,967	65,748	58,699
Less: Transaction Costs	(2,741)	(2,535)	(2,354)
Less: Outstanding Debt	(25,507)	(25,507)	(25,507)

Total Equity Value	45,719	37,706	30,838
Shares Outstanding	3,712.0	3,712.0	3,712.0
Value Per Share	$12.32	$10.16	$8.31

*	Valuation is as of 2006, assuming the sale of the undeveloped land in 2005

Dear Shareholder:

Please note the important information enclosed with this Proxy Ballot regarding the Special Meeting of Shareholders of Sea Pines Associates, Inc.

You are strongly encouraged to exercise your right to vote your common stock. The Board of Directors recommends a vote “FOR” the approval of the merger agreement described in the enclosed Proxy Statement.

Please mark the appropriate box on the back of this Proxy Ballot to indicate how your shares will be voted. Then, sign and date the Proxy Ballot, detach it and return it in the enclosed postage paid envelope to Wachovia Bank, the Company’s transfer agent.

Your vote must be received prior to the Special Meeting on March 16, 2005. Thank you for your prompt attention to this important matter.

Sincerely,

Sea Pines Associates, Inc.

▼FOLD AND DETACH HERE▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made with respect to voting on any matter listed on the reverse side of this proxy, this proxy will be voted “FOR” such matter.

Signed:

Signed:

Please sign exactly as your name(s) appear on this proxy. If the holder is a corporation or partnership, please sign its name and add your own name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder must sign.

Date:

☐ I plan to attend the March 16, 2005 Special Meeting of Shareholders. Please indicate the number of persons attending in the space provided below. (Number of persons attending)

IMPORTANT: Please mark your vote, sign and date this proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States.

▼FOLD AND DETACH HERE▼

SEA PINES ASSOCIATES, INC.

The undersigned hereby appoints PETER PARROTT and THOMAS C. MORTON, and each of them, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all of the shares of Common Stock of Sea Pines Associates, Inc. that the undersigned would be entitled to vote at the Special Meeting of Shareholders of Sea Pines Associates, Inc. to be held on March 16, 2005, at 3:00 p.m. local time, and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

The Board of Directors recommends that you vote “FOR” the approval of the merger agreement.

1.	Approval of the Agreement and Plan of Merger, dated as of July 27, 2004, by and among The Riverstone Group, LLC, RG Subsidiary Corporation and Sea Pines Associates, Inc., as amended by Amendment No. 1 thereto dated as of December 13, 2004.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Authorization of the proxies to vote, in their discretion, in favor of or against postponing or adjourning the Special Meeting of the Shareholders.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.